Exhibit 96.3

The Kruidfontein PGM Project, North West Province, South Africa – Initial Assessment Technical Report Summary
Prepared for Sedibelo Platinum Mines Ltd

Report Prepared by

SRK Consulting (South Africa) (Pty) Ltd

Report Date:	27 May 2022
Effective Date:	31 December 2021 [§229.1302(b)(1); §229.1302(b)(4)(iv)] [SR9.1(iii)]

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page i

The Kruidfontein PGM Project, North West Province, South Africa – Initial Assessment

Technical Report Summary

Prepared for

Sedibelo Platinum Mines Ltd

Oak House,

Hirzel Street,

St Peter Port,

Guernsey, GY1 3RH

Compiled by

SRK Consulting South Africa (Pty) Ltd

265 Oxford Road

Illovo

Johannesburg 2196

South Africa

P O Box 55291

Northlands

2116

South Africa

Tel: +27 11 441-1111

Fax: +27 86 555 0907

Issue date of TRS:	27 May 2022
Effective Date of TRS:	31 December 2021 [[§229.1302(b)(1); §229.1302(b)(4)(iv)] [SR9.1(iii)]

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page ii

Important Notices

In this document, a point is used as the decimal marker and a space is used in the text for the thousands separator (for numbers larger than 999). In other words, 10 148.32 denotes ten thousand one hundred and forty-eight point three two.

The word ‘tonnes’ denotes a metric ton (1 000 kg), unless otherwise stated.

Wherever mention is made of “Kruidfontein”, for the purposes of this Technical Report Summary (TRS), it encompasses all of the planned activities related to the Kruidfontein Project on the farms Kruidfontein 40JQ, Middelkuil 8JQ and Modderkuil 30JQ under Sedibelo Platinum Mines Limited’s control in the North West Province, Republic of South Africa, unless specifically mentioned differently.

This report contains statements of a forward-looking nature which are subject to several known and unknown risks, uncertainties and other factors that may cause the results to differ materially from those anticipated in this report.

This report includes technical information, which requires subsequent calculations to derive subtotals, totals and weighted averages. Such calculations may involve a degree of rounding and consequently introduce an error. Where such errors occur, SRK does not consider them to be material.

Mineral Resource estimates presented in the TRS are estimated and classified according to the SAMREC Code (2016 edition) which is consistent with the CRIRSCO template. There are no Mineral Reserves reported for the Kruidfontein Project, as all Mineral Resources are classified in the Inferred category.

The reader and any potential or existing shareholder or investor in the Company or SPM is cautioned that SPM is involved in exploration on the Kruidfontein Project and there is no guarantee that any unmodified part of the Mineral Resources will ever be converted into Mineral Reserves nor ultimately extracted at a profit.

This report uses a shorthand notation to demonstrate compliance with Regulation SK1300 and the disclosure requirements of the SAMREC Code, as follows:

•	[[§229.601(b)(96)(iii)(B)(2)] represents sub-section (iii)(B)(2) of section 96 of CFR 229.601(b) (“Item 601 of Regulation S-K”); and

•	[SR1.1] represents item 1.1 - Property Description of Table 1 of the SAMREC Code.

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page iii

Executive Summary

[§229.601(b)(96)(iii)(B)(1)]

ES1:	Introduction

[SR1.1(i), SR5.1(i), SR7.1]

This Technical Report Summary (TRS) of the Kruidfontein Project was compiled by SRK Consulting (South Africa) (Pty) Ltd (SRK) on behalf of Sedibelo Platinum Mines Ltd (SPM, also referred to as the Company) according to Item 601 of the United States Securities and Exchange Commission’s (SEC’s) Subpart 1300 of Regulation S-K (SK1300). SPM indirectly holds the mineral rights to a platinum group metal (PGM) operating mine and several PGM projects in the Republic of South Africa.

This report is the first TRS for SPM’s Kruidfontein Project and supports the disclosure of Mineral Resources at 31 December 2021. This report is based on a Competent Person’s Report (CPR) and Concept Study (Initial Assessment) (the Concept Study) both compiled in 2010 which the Company provided to SRK. The Mineral Resources have been prepared and reported according to the requirements of the SAMREC Code (2016 Edition) which is consistent with CRIRSCO’s International Minerals Reporting Code Template adopted by SK1300.

This TRS report is compiled to support SPM’s proposed filing of a F-1 prospectus with the SEC as part of a registration statement and a secondary listing on the JSE Limited in South Africa.

No Mineral Reserves have been declared for the Kruidfontein Project as all Mineral Resources have been classified in the Inferred category.

ES2:	Effective Date

[§229.1302(b)(iii)(3)] [SR9.1(iii)]

The effective date of the TRS is 31 December 2021, which satisfies the SK1300 requirement of a current report.

The life-of-mine (LoM) plan and associated technical and economic parameters (TEPs) included in the techno-economic model (TEM) are adapted from the Concept Study and commence in Year 1 (not date-specific) for evaluation purposes.

ES3:	Property Description, Mineral Rights and Ownership

[SR1.1(i), SR1.2(i)]

The Kruidfontein Project is located in the North West Province of South Africa, some 130 km northwest of Johannesburg and some 45 km north of Rustenburg. Platinum mining activities in the vicinity as well as proximity to the Pilanesberg National Park and Sun City complex, have ensured a comprehensive infrastructure of roads, power and telecommunications in the region.

The Kruidfontein Project lies southeast of the Magazynskraal farm, which forms part of the PPM-Sedibelo-Magazynskraal (P-S-M) Project (subject of a separate TRS).

The moderate climate means that exploration and mining operations can be undertaken throughout the year, with no extraordinary measures required.

The Kruidfontein Project plan is based on the Concept Study.

The mineral rights to the Kruidfontein Project, which are held 100% by SPM via its subsidiaries, are summarized in Table ES-1.

Table ES-1: Summary Table of Mineral Rights for the Kruidfontein Project

Asset	Mineral Rights and Properties	Minerals Included in NOPR/NOMR	Status	Licence Expiry Date	Comments
Kruidfontein	NOPR NW30/5/1/1/3/2/1/998PR (renewed as NW30/5/1/1/2/10259PR): The farm Kruidfontein 40JQ Rem and Ptns 1, 2 of the farm Middelkuil 8JQ Rem and Ptns 1, 2 of the farm Modderkuil 39JQ	All precious and base metals, PGMs, Au, Cu, Ni, Co, Cr	Exploration	08/2017	Section 102 application in terms of MPRDA to incorporate the NOPR into the IBMR NOMR NW30/5/1/2/2/333MR submitted in May 2017. Grant still pending.
	MRA NW30/5/1/2/2/10120MR accepted by DMRE on 13 July 2017				Application for mining right still pending

NOPR	new order prospecting right
MRA	mining right application
IBMR	Itereleng Bakgatla Minerals Resources (Pty) Ltd
NOMR	new order mining right

The Company has confirmed to SRK that there are currently no legal proceedings that might influence the integrity of the Project or the right to prospect or mine for minerals.

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

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ES4:	Geology and Mineralization

[SR2.1(i)-(vii)]

The Bushveld Complex (BC) of South Africa is the world’s largest and hence the most important repository of the PGMs in the world with an exposed surface area of some 67 000 km2. The BC consists of a massive ultramafic-mafic layered intrusion and a suite of associated granitoid rocks intrusive into the early Proterozoic Transvaal Basin within the north central Kaapvaal Craton. The ultramafic-mafic layered rocks collectively referred to as the Rustenburg Layered Suite (RLS) are in five so-called lobes, namely the Western, Far Western, Eastern, Northern and Southern (Bethal) lobes. The magmatic layering of the RLS is remarkably consistent and can be correlated throughout most of the BC.

The RLS is divided into five major stratigraphic units, as follows:

•	The lowermost Marginal Zone ranges in thickness from several metres to several hundred metres and comprises a heterogeneous succession of generally unlayered basic rocks dominated by norites;

•	Ultramafic rocks dominate the Lower Zone. These vary in thickness with the thinnest units developed over structural highs in the basin floor;

•	The Critical Zone contains the economic PGM resources of the BC: the Lower Critical Zone, Upper Critical Zone and the chromitite layers which occur in three distinct groupings i.e. the Lower Group (LG), the Middle Group (MG) and the Upper Group (UG);

•	The Main Zone is the thickest unit within the RLS and comprises approximately half the RLS stratigraphic interval. It consists of gabbro-norites with some anorthosite and pyroxenite layering. Banding or layering is not as well developed as in the Critical and Lower Zones; and

•	The Upper Zone is dominated by gabbros with some banded anorthosite and magnetite. There is no chilled contact with the overlying rhyolite and granophyres of the Lebowa Granite Suite.

The two most economically significant PGM mineralized layers of the BC, namely the Merensky Reef and the UG2, are continuous over hundreds of kilometres. The PGMs include varying proportions of Pt, Pd, Rh, Ru, Ir and Os, as well as elevated concentrations of Ni, Cu and Co as base metal sulfides.

The Western Limb of the BC is subdivided into two sectors separated by the younger Pilanesberg alkaline intrusive complex: the northern ‘Swartklip’ sector and the southern ‘Rustenburg’ sector. In the Swartklip sector where the Kruidfontein Project is located, the Upper Critical Zone stratigraphy between the UG2 and Merensky Reef is significantly telescoped, ranging in thickness between 12 and 25 m, compared with a thickness of 120 m or more in other parts of the BC. The Merensky Reef belongs uniformly to the Regional Pothole (PUP) facies throughout the project area.

ES5:	Status of Exploration, Development and Operations

[SR3.1, SR3.2(i)-(v)]

Regional geological mapping was carried out by the Council for Geoscience in 1974.

A single drill hole was drilled on Kruidfontein in the early 1990s by JCI Ltd. In December 2007, a helicopter-borne magnetic gradient and radiometric survey was flown over the property. Two-dimensional seismic surveys totalling 13.9 km over two traverse lines were completed in November 2008. Between September 2008 and February 2010, 28 drill holes were drilled on the property. During 2010, C&L Mining (Pty) Ltd (C&L Mining), a subsidiary of Afarak Platinum Holdings (Pty) Ltd, commissioned the compilation of a structural model, a Competent Person’s Report including Mineral Resource estimate and the Concept Study for the project.

Aquarius Platinum Limited acquired Afarak in 2011. In 2014, the entire issued share capital of C&L Mining was transferred to PPM, a SPM subsidiary.

No further exploration has been done since 2010.

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

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ES6:	Mineral Resource and Mineral Reserve Estimates

[SR4.1(vi), SR4.2(ii), SR4.5(i)(ii)(vii), SR5.6(v), SR6.1(i)(ii), SR6.3(vi)]

The in-situ PGM Mineral Resource estimates for the Kruidfontein Project at 31 December 2021 attributable to SPM are summarized in Table ES-2. The in-situ Mineral Resource estimates are reported after application of a 30% average geological loss.

There are no Mineral Reserves declared for the Kruidfontein Project.

Table ES-2: Summary of SRK Audited PGM Mineral Resources for Kruidfontein Project at 31 December 2021 (100% Attributable to SPM)

Resource Area	Percent Attributable to SPM	Tonnage (Mt)	PGM Grade (g/t)		Contained PGM		Contained Cu + Ni
			4E	6E	(4E Moz)	(6E Moz)	(kt)
Inferred Resources
Merensky	100%	58.4	8.12	8.91	15.2	16.7	185.0
UG2	100%	90.4	5.52	6.76	16.0	19.6	60.2
Total Inferred Resources		148.8	6.54	7.60	31.2	36.3	245.2

Notes:

1	Mineral Resources are not Mineral Reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for the conversion to Mineral Reserves. There is no certainty that any part of the Mineral Resources will be converted to Mineral Reserves.

2	The in-situ Mineral Resources are reported exclusive of any Mineral Reserves that may be derived from them. There are no Mineral Reserves declared for the Kruidfontein Project.

3	1 Troy Ounce = 31.1034768 g.

4	There are no UG2 Mineral Resources below the determined 4E cut-off grade of 2.97 g/t.

5	Strict application of the PUP 4E cut-off grade of 4.85 g/t will result in the exclusion of less than 1% of the PUP Mineral Resources.

6	The cut-off grades are based on 4E basket prices of USD2 982/oz and USD2 206/oz and plant recovery factors of 75% and 79% for the UG2 and PUP respectively.

7	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

Reconciliation of Mineral Resources and Mineral Reserves

[SR1.4(iii), SR4.2(v), SR4.5(vi), SR6.1(iii)]

The tonnage and PGM content in Table ES-2 is largely consistent with the equivalent numbers reported at December 2019 on SPM’s website. Small differences in 4E ounces are due to rounding and are not seen as material.

There are no Mineral Reserves declared for the Kruidfontein Project.

ES7:	Mining Methods, Ore Processing and Infrastructure

Mining Methods

[SR4.3(ii), SR5.2(i)(ii)(v)(vii)]

Access to the underground resources would be via twin vertical shafts which will enable mining from a depth of approximately 1 100 m to 2 200 m below surface. The Concept Study envisaged that the vertical shafts (one for ore, men and materials; one as dedicated upcast ventilation) would be sunk to below the reef plane which would connect to decline systems with conveyor belts and chairlifts in the footwall of the reef plane. Two sets of dual shaft systems were proposed, with the first shaft system extracting 40% of the mineable ore with the second shaft system extracting the remaining 60%.

Given the depth of mining, a refrigeration plant with a minimum of 24 MW cooling power was incorporated into the project design.

A conventional breast mining layout was selected for stoping on reef, with mechanized development in the footwall utilizing a localized hydropower system.

The underground mining operation is planned to have a production rate of 160 ktpm RoM ore at steady state, from either the Merensky or UG2 reefs due to the vertical distance between the two reefs being on average <15 m.

The vertical shaft access system and selected mining/development methods are appropriate for the exploitation of the UG2 or Merensky reefs at Kruidfontein.

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

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Ore Processing

[SR4.3(ii), SR5.3(iii)]

A dedicated concentrator was included in the project scope, assumed to handle a single feed of 160 ktpm of either Merensky or UG2 RoM ore.

Average 6E plant recoveries of 75% and 79% for UG2 and Merensky ore respectively were assumed, which are reasonable for evaluation purposes.

Infrastructure

[SR4.3(ii), SR5.4(i) (ii), SR5.6(viii)]

The infrastructure is described in the Concept Study and consists of two surface vertical shaft complexes, one with shallow shafts to access the shallower resources (Phase 1) and the other with deep shafts (Phase 2) to access the deeper resources. Each complex consists of a man/material/rock shaft and a ventilation shaft.

The project scope included the provision of surface infrastructure and ore handling facilities required to support the underground mine and concentrator, together with access roads and supply of bulk services (power and water). Provision was also made for the construction of single-quarter type housing and recreational facilities for approximately 1 000 semi-skilled employees.

The surface infrastructure is appropriate for vertical shaft complexes.

ES8:	Summary Capital and Operating Cost Estimates

Capital Cost Estimates

[SR4.3(vii), SR5.6(iii) (vi)]

The summary capital cost estimate (Capex) for the Kruidfontein Project per the Concept Study and escalated to 31 December 2021 terms (average 4.5% per annum per annual inflation indices provided by the Company) is shown in Table ES-3. The total project Capex for the UG2 only and Merensky only projects is the same, although the phasing of the Capex is different (compared in Figure 17.1 in the main report).

The Indirects & Contingency cost is 22% of the other cost items in Phase 2 in Table ES-3, which is inferred as the contingency provision in the capital estimate. Since the Concept Study would satisfy the definition of an Initial Assessment in terms of Table 1 to Paragraph (d) [§229.1302(d)(4)(i)], this satisfies the requirement of a contingency of ≤25%.

As an Initial Assessment, SRK considers the capital estimate to have an accuracy of ±50%.

Table ES-3: Kruidfontein Project Capital Summary

Description	Units	Concept Study Dec'10	Escalated Dec'21
Phase 1:
Surface	(ZARm)	1 030	1 635
Main Shaft	(ZARm)	1 853	2 942
Vent Shaft	(ZARm)	786	1 248
Develop inc Raises	(ZARm)	406	645
Concentrator & TSF	(ZARm)	883	1 402
Indirects & Contingency	(ZARm)	2 373	3 767
Phase 1 Project Capital	(ZARm)	7 331	11 638
Phase 2:
Surface	(ZARm)	592	940
Main Shaft	(ZARm)	1 780	2 826
Vent Shaft	(ZARm)	836	1 327
Develop inc Raises	(ZARm)	536	851
Concentrator & TSF	(ZARm)	0	0
Indirects & Contingency	(ZARm)	834	1 324
Phase 2 UG2 Project Capital	(ZARm)	4 578	7 268
Total UG2 Project Capital	(ZARm)	11 909	18 906

Operating Cost Estimates

[SR4.3(vii), SR5.6(iii) (vi)]

The operating costs (Opex) for mining of the UG2 and Merensky as included in the Concept Study at December 2010 and escalated to 31 December 2021 are set out in Table ES-4. Costs have been escalated by an average of 4.5% per annum (per annual inflation indices provided by the Company) except for labour and power costs which have increased by 200% and 350% respectively in the last 10 years. As the economic analysis is performed on a single reef basis, backfill is not required and is removed from the Opex.

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

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Table ES-4: Kruidfontein Project Opex Summary

Description	Units	Concept Study Dec'10		Escalated Dec'21
		UG2	Merensky	UG2	Merensky
Labour	(R/t RoM)	429	545	858	1 090
Fuel/Maintenance TMM	(R/t RoM)	34	43	54	69
Power	(R/t RoM)	81	102	282	358
Water	(R/t RoM)	15	19	24	30
Explosives	(R/t RoM)	41	52	65	83
Drill Steel	(R/t RoM)	33	42	52	67
Support	(R/t RoM)	24	31	38	48
Stores	(R/t RoM)	68	87	109	138
Maintenance	(R/t RoM)	88	111	139	177
Backfill	(R/t RoM)	100	127	-	-
Fridge Plant power	(R/t RoM)	8	10	27	34
Fridge plant maintenance	(R/t RoM)	5	6	8	10
Vertical shaft operating	(R/t RoM)	15	19	24	30
Plant & tailings	(R/t RoM)	120	153	191	242
Total Working Cost	(R/t RoM)	1 060	1 347	1 869	2 376
Contingency (20%)	(R/t RoM)	-	-	374	475
Total Opex including contingency	(R/t RoM)	1 060	1 347	2 243	2 851

No contingency was applied to the Opex in the Concept Study. SRK has added a 20% contingency to the Opex for the economic analysis in this report.

SRK considers the Opex to have an accuracy of ±50% with a contingency of ≤25% which are appropriate for an Initial Assessment.

ES9:	Permitting Requirements

[SR4.3(iv)]

The Kruidfontein Project has an approved environmental management programme (EMP) for prospecting.

A mining right application (MRA) accepted by the DMRE in July 2017 was part of the Section 102 application to consolidate the three separate mineral rights (Sedibelo, Magazynskraal and Kruidfontein) into a single mining right under IBMR, a SPM subsidiary.

An Environmental Impact Assessment (EIA) process was initiated by SLR Consulting late in 2020 as part of the Section 102 application. The intent is to exploit the Kruidfontein mineral resources by using the existing PPM facilities and the approved footprint on Wilgespruit, so that only shaft infrastructure to support mining on Kruidfontein will be required. The MRA will remain pending until the results of the EIA process together with an Environmental Management Programme Report (EMPr) in respect of the Section 102 consolidation application have been submitted and authorization is granted.

The Company advised that the submission of the MRA as a component of the Section 102 application is legally sound and puts the DMRE in a position to make contemporaneous but sequential decisions in terms of Sections 23 and 102 of the MPRDA. There are reasonable prospects that SPM’s tenure to Kruidfontein is secure and there is low risk of rejections of permit applications by the regulatory body for the foreseeable future.

Once the Section 102 consolidation is approved, the other permits, authorizations and licences including a Water Use Licence (WUL) and Social and Labour Plan (SLP) would have to be amended to reflect the consolidated project.

ES10:	Key Risks

[SR5.7(i)]

The principal risks that require management intervention to mitigate are:

•	Tenure / legal matters:

o	The mining right application on Kruidfontein has not been granted. SRK understands that the delay is mainly due to the EMP process which only started in late 2020 [a Low risk];

o	The section 102 application for the incorporation of the Kruidfontein NOPR into the IBMR NOMR has not been approved. This can only occur once the mining right on Kruidfontein has been granted [Low risk];

•	Technical matters: exploitation of the project has only been evaluated at a conceptual level;

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Effective Date: 31 December 2021

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•	Capital costs:

o	The confidence in the capital estimate is that of an Initial Assessment (±50%);

o	Although the Capex has been escalated to the effective date of this TRS, the Capex used in the economic analysis in this TRS could be materially wrong [Medium risk].

•	Social issues:

o	Potential disruption of the project due to power struggles within community leadership [Medium risk];

o	High expectations for employment opportunities and other socio-economic benefits [Medium risk].

•	Environmental issues:

o	In the absence of specialist investigations and the EMP in support of a NOMR, it is not possible to identify potential material risks at this stage; and

o	However, given its location in relation to the proposed Heritage Park Corridor, management of inter alia biodiversity and water issues will be crucial for the Kruidfontein Project in future.

ES11:	Economic Analysis

[SR5.6(iii)(iv), SR5.8]

The Concept Study evaluated the Kruidfontein Project with two separate production plans, one for the UG2 and a second for the Merensky.

The key results from the economic analysis of the Kruidfontein Project for the UG2 and Merensky production plans, using three-year trailing average values for metal prices and ZAR:USD exchange rate, are summarized in Table ES-5.

Table ES-5: Kruidfontein Project – key results for UG2 and Merensky TEMs (three-year trailing average prices and exchange rate)

Item	Units	UG2 TEM	Merensky TEM
NPV
8%	(ZARm)	4 142	3 043
8.4% (WACC lower limit)	(ZARm)	3 480	2 473
9.0% (SPM’s WACC)	(ZARm)	2 605	1 709
10.7% (WACC upper limit)	(ZARm)	735	35
11%	(ZARm)	478	- 199
12%	(ZARm)	- 257	- 874
Other Financial Indicators
Operating margin	(%)	42.4%	39.4%
IRR	(%)	11.6%	10.7%
Peak funding	(ZARm)	-10 923	11 713
Payback period	(years)	13	15
Av. LoM unit cost (incl Royalty)	(ZAR/t milled)	2 412	3 032
	(ZAR/6E oz)	17 431	15 747

The twin-sensitivity of NPV of the post-tax cash flows for the Kruidfontein Project to changes in Revenue (grade, price/exchange rate, plant recoveries) and Opex for the UG2 and Merensky production plans are shown in in Table ES-6 and Table ES-7 respectively.

Table ES-6: Kruidfontein UG2 TEM – variation in real NPV at 9.0% WACC based on twin (revenue and operating expenditure) sensitivities

All Amounts in	6E Basket Price	Revenue Sensitivity
ZARm	(USD/oz)	1 850	1 958	2 067	2 176	2 285	2 394	2 502
		-15%	-10%	-5%	0%	5%	10%	15%
Operating Cost Sensitivity	-15%	896	2 246	3 587	4 916	6 243	7 568	8 885
	-10%	112	1 470	2 813	4 151	5 477	6 803	8 126
	-5%	- 681	686	2 038	3 380	4 711	6 038	7 364
	0%	-1 482	- 99	1 261	2 605	3 945	5 272	6 598
	5%	-2 312	- 894	477	1 831	3 173	4 506	5 833
	10%	-3 193	-1 700	- 312	1 051	2 398	3 739	5 067
	15%	-4 121	-2 543	-1 107	267	1 624	2 965	4 301

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Table ES-7: Kruidfontein Merensky TEM – variation in real NPV at 9.0% WACC based on twin (revenue and operating expenditure) sensitivities

All Amounts in	6E Basket Price	Revenue Sensitivity
ZARm	(USD/oz)	1 477	1 564	1 651	1 738	1 825	1 912	1 999
		-15%	-10%	-5%	0%	5%	10%	15%
Operating Cost Sensitivity	-15%	- 107	1 437	2 954	4 457	5 949	7 426	8 901
	-10%	-1 063	503	2 035	3 548	5 043	6 530	8 005
	-5%	-2 036	- 442	1 107	2 629	4 136	5 629	7 109
	0%	-3 030	-1 403	171	1 709	3 224	4 723	6 213
	5%	-4 054	-2 384	- 780	777	2 305	3 816	5 309
	10%	-5 118	-3 388	-1 748	- 164	1 381	2 899	4 402
	15%	-6 239	-4 424	-2 736	-1 120	447	1 980	3 493

ES12:	Conclusions and Recommendations

[SR7.1(ii)]

The UG2 and Merensky TEMs using three-year trailing average values yield positive NPVs at 9.0% discount (NPV9.0%) and IRRs of 11.6% and 10.7% respectively. Operating margins of 42% and 39% respectively are in line with PGM operations in South Africa. The unit costs are comparable to the actual costs reported for Amandelbult and Northam.

The economic analysis of the Kruidfontein Project should be treated as preliminary in nature since it is based on a concept study, or initial assessment (Capex and Opex accuracy of ±50% and contingency of ≤25%), using a production plan comprising 100% Inferred Mineral Resources. The economic analysis relies on Inferred Mineral Resources which are of insufficient confidence to provide certainty that the conclusions presented in this TRS will be realized.

There is no guarantee that all the Inferred Mineral Resources would upgrade to Indicated Mineral Resources with continued exploration, nor that all the Inferred Mineral Resources would be economically extractable. The implied LoM plans presented in the TRS should not be interpreted as assurances of potential economic life of the Kruidfontein Project.

Prior to the execution of the Kruidfontein Project, SPM will have to acquire the necessary permits, authorizations and licences to commence production.

The Kruidfontein Project will in future need to secure and retain the necessary social licence to operate, through maintaining good stakeholder relations and honouring its SLP and other commitments to stakeholders. SPM, as developers of Kruidfontein Project, will have to address the same challenges and risks associated with the level of community expectations, legacy of past mining experiences on trust relationships and a complex local governance arrangement as for its existing operations. SPM therefore needs to adopt an integrated and holistic approach to managing these social challenges and risks.

The results of the analysis show that the Kruidfontein Project based on the Concept Study and modified by SRK has economic potential and further exploration and engineering studies are warranted.

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

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Table of Contents

1	INTRODUCTION			1
	1.1	Registrant		1
	1.2	Terms of reference and purpose of TRS		1
		1.2.1	Terms of reference	1
		1.2.2	Purpose	1
		1.2.3	Compliance	1
	1.3	Sources of information		1
	1.4	Details of personal inspection		3
	1.5	Qualified Persons		3
		1.5.1	Independence	3
		1.5.2	Consent	3
	1.6	Previous TRS		3
	1.7	Effective Date		3
2	PROPERTY DESCRIPTION			4
	2.1	Location of property		4
	2.2	South African Regulatory Environment		4
		2.2.1	Constitution of the Republic of South Africa Act	4
		2.2.2	The Mineral and Petroleum Resources Development Act	4
		2.2.3	The Mineral and Petroleum Resources Development Amendment Bill	5
		2.2.4	The Mining Charter	5
		2.2.5	Mineral and Petroleum Resources Royalty Act	5
		2.2.6	Income Tax	6
		2.2.7	Carbon Tax	6
		2.2.8	South African Environmental Legislation	6
	2.3	Mineral Rights		10
		2.3.1	BEE / HDSA Ownership of Rights	10
		2.3.2	Mining Rights	10
		2.3.3	Prospecting Rights	10
		2.3.4	Surface Rights	10
		2.3.5	Land Claims	10
		2.3.6	Legal Proceedings	10
	2.4	Property encumbrances and permitting requirements		13
	2.5	Significant Factors and Risks affecting access, title		14
	2.6	Royalty interest in the property		14
3	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY			15
	3.1	Topography, elevation and vegetation		15
	3.2	Access		15
	3.3	Climate		15
	3.4	Infrastructure Availability, including bulk services, personnel and supplies		15
4	HISTORY			16
	4.1	Previous operations		16
	4.2	Exploration and development work		16
5	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT			19
	5.1	Regional, local and project geology		19
		5.1.3	Geological Structures	23
	5.2	Deposit type		24
6	EXPLORATION			27

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Effective Date: 31 December 2021

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	6.1	Exploration (other than drilling)		27
	6.2	Drilling, Logging and Sampling		27
		6.2.1	Drilling	27
		6.2.2	Logging of Drill Holes	27
		6.2.3	Sampling of Drill Holes	28
	6.3	Hydrogeology Characterization		29
	6.4	Geotechnical data, testing and analysis		30
7	SAMPLE PREPARATION, ANALYSES AND SECURITY			31
	7.1	On site sample preparation methods and security of samples		31
	7.2	Sample preparation, assaying and laboratory procedures		31
	7.3	Quality control procedures and quality assurance actions		32
	7.4	Adequacy of sample preparation, security and analytical procedures		34
	7.5	Unconventional analytical procedures		34
8	DATA VERIFICATION			35
	8.1	Data verification procedures applied		35
	8.2	Limitations in data verification		35
	8.3	Adequacy of data		35
9	MINERAL PROCESSING AND METALLURGICAL TESTING			36
	9.1	Nature of mineral processing, metallurgical testing and analytical procedures		36
	9.2	Representivity of test samples		36
	9.3	Testing Laboratory and Certification		36
	9.4	Plant Recovery and deleterious factors/elements		36
	9.5	Adequacy of data		36
10	MINERAL RESOURCE ESTIMATES			37
	10.1	Key assumptions, parameters and methods used to estimate Mineral Resources		37
		10.1.1	Mineral Resource Cut (MR)	37
		10.1.2	Mineral Resource Cut (UG2)	37
	10.2	Mineral Resource estimation		38
	10.3	Mineral Resource classification criteria		38
	10.4	Uncertainty in Mineral Resource estimates		41
	10.5	Reasonable Prospects of Economic Extraction (RPEE)		41
	10.6	Mineral Resource Statement		42
		10.6.1	Reconciliation of Mineral Resources	44
	10.7	Metal or mineral equivalents		44
11	MINERAL RESERVE ESTIMATES			45
	11.1	Key assumptions, parameters and methods used to estimate Mineral Reserves		45
	11.2	Mineral Reserve estimates		45
	11.3	Cut-off grade calculation		45
	11.4	Mineral Reserve classification criteria		45
	11.5	Metal or mineral equivalents		45
	11.6	Risk Factors to Mineral Reserve estimates and modifying factors		45
12	MINING METHODS			46
	12.1	Geotechnical and hydrogeological parameters relevant to mine designs		46
		12.1.1	Geotechnical parameters	46
		12.1.2	Hydrogeological parameters	46
	12.2	Production rates, mine life, mining dimensions, mining dilution/recovery factors		47
		12.2.1	Production Rate	47
		12.2.2	Mine Life	47
		12.2.3	Mining dimensions	47
		12.2.4	Mining dilution/recovery factors	48
	12.3	Access, underground development and backfilling		48
		12.3.1	Mine Access	48

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		12.3.2	Development	49
		12.3.3	Mining	50
		12.3.4	Backfilling	50
	12.4	Required mining fleet, machinery and personnel		50
		12.4.1	Mining fleet	50
		12.4.2	Personnel	50
		12.4.3	Ventilation	50
		12.4.4	Safety and Occupational Health	50
	12.5	Final mine outline		51
	12.6	Risks		51
13	PROCESSING AND RECOVERY METHODS			52
	13.1	Description of flowsheet		52
	13.2	Plant throughput and design, specifications		52
	13.3	Requirements for energy, water, consumables and personnel		53
	13.4	Non-commercial process or plant design		53
14	INFRASTRUCTURE			54
	14.1	Surface infrastructure		54
	14.2	Tailings Storage Facility		55
15	MARKET STUDIES			56
	15.1	Historical prices		56
	15.2	Uses for metals produced		57
	15.3	Market – Supply and Demand		58
	15.4	Agency relationships, commodity price projections		59
		15.4.1	Agency relationships	59
		15.4.2	Three-year trailing average and spot prices	59
		15.4.3	CRU Price/Fx projections	59
	15.5	Material contracts		61
		15.5.1	Concentrate refining/smelting	61
		15.5.2	Mining Contract	61
		15.5.3	Surface Rights	61
		15.5.4	Bulk Services	61
16	ENVIRONMENTAL STUDIES, PERMITTING, COMMUNITY AGREEMENTS			62
	16.1	Results of environmental studies		62
	16.2	Requirements and plans for waste and tailings disposal and water management		62
	16.3	Project permitting requirements and reclamation bonds		62
		16.3.1	Environmental permitting	62
		16.3.2	Social Aspects	63
	16.4	Agreements with local communities		63
	16.5	Mine closure plans and associated costs		63
	16.6	Adequacy of plans to address compliance and permitting		63
	16.7	Commitments for local procurement and hiring		64
17	CAPITAL AND OPERATING COSTS			65
	17.1	Capital and Operating Costs		65
		17.1.1	Capital Costs	65
		17.1.2	Operating Costs	66
	17.2	Risks with engineering estimation methods		66
		17.2.1	Capital Costs Risks	66
		17.2.2	Operating Costs Risks	67
18	ECONOMIC ANALYSIS			68
	18.1	Key assumptions, parameters and factors		68
		18.1.1	Production Schedule	68
		18.1.2	Plant Feed	68

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		18.1.3	Plant and TSF Capex	68
		18.1.4	Project Implementation	68
		18.1.5	Opex	68
		18.1.6	Environmental Rehabilitation and Monitoring	68
		18.1.7	Separation Benefit	68
		18.1.9	Taxation	69
	18.2	Results of economic analysis		69
	18.3	Sensitivity Analysis		84
		18.3.1	UG2 TEM	84
		18.3.2	Merensky TEM	85
		18.3.3	Discussion of Results	85
	18.4	Economic analysis in an initial assessment		86
19	ADJACENT PROPERTIES			87
	19.1	Public disclosure of adjacent property		87
	19.2	Source of information		88
	19.3	Non-verified information		88
	19.4	Adjacent property information		88
		19.4.1	Union Mine	88
		19.4.2	Amandelbult Mine	89
		19.4.3	Northam Platinum Mine	90
20	OTHER RELEVANT DATA AND INFORMATION			92
	20.1	Project Implementation		92
		20.1.1	SRK comment	92
	20.2	Risk Assessment		92
21	INTERPRETATION AND CONCLUSIONS			94
	21.1	Mineral Rights		94
	21.2	Mineral Resources		94
	21.3	Mining / Infrastructure		95
	21.4	Environmental and Social		95
	21.5	Capex and Opex		95
	21.6	Economic Analysis		96
22	RECOMMENDATIONS			97
	22.1	Exploration Programme		97
	22.2	Environmental and Social		98
	22.3	Economic Analysis		98
23	RELIANCE ON INFORMATION PROVIDED BY REGISTRANT			99
24	REFERENCES			100
	24.1	Documents Provided by the Company		100
	24.2	Public Domain Documents		100
25	DATE AND SIGNATURE PAGE			102

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Effective Date: 31 December 2021

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List of Tables

Table 2.1:	Co-ordinates of the Kruidfontein NOPR	4
Table 2.2:	Kruidfontein - Summary Table of Mineral Rights and Surface Rights	12
Table 4.1:	Kruidfontein – Historical Development	16
Table 7.1:	CRMs used	31
Table 10.1:	Commodity price and exchange rate assumptions for cut off calculations	41
Table 10.2:	Parameters used in the cut-off calculation for the UG2 and PUP reefs	42
Table 10.3:	Kruidfontein – SRK Audited PGM Mineral Resource statement at 31 December 2021	43
Table 15.1:	Three-year trailing average and spot values at 31 December 2021	59
Table 15.2:	CRU Price deck (CRU, 2021; CRU, 2022; UBS, 2020)	60
Table 15.3:	Metal Payabilities	61
Table 17.1:	Kruidfontein Project Capital Summary	65
Table 17.2:	Kruidfontein Project Operating Cost Summary	66
Table 18.1:	Derivation of the USD-denominated WACC for SPM	69
Table 18.2:	Adjusted UG2 TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 1 to Year 15)	70
Table 18.3:	Adjusted UG2 TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 16 to Year 30)	71
Table 18.4:	Adjusted UG2 TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 31 to Year 45)	72
Table 18.5:	Adjusted UG2 TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 46 to Year 51)	73
Table 18.6:	Adjusted UG2 TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 1 to Year 15)	74
Table 18.7:	Adjusted UG2 TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 16 to Year 30)	75
Table 18.8:	Adjusted UG2 TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 31 to Year 45)	76
Table 18.9:	Adjusted UG2 TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 46 to Year 51)	77
Table 18.10:	Adjusted Merensky TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 1 to Year 15)	78
Table 18.11:	Adjusted Merensky TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 16 to Year 30)	79
Table 18.12:	Adjusted Merensky TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 31 to Year 39)	80
Table 18.13:	Adjusted Merensky TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 1 to Year 15)	81
Table 18.14:	Adjusted Merensky TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 16 to Year 30)	82
Table 18.15:	Adjusted Merensky TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 31 to Year 39)	83
Table 18.16:	Key Financial Results from Adjusted UG2 TEM Cash Flow	84
Table 18.17:	Kruidfontein UG2 TEM – variation in real NPV9.0% based on twin (4E basket price and exchange rate) sensitivities)	84
Table 18.18:	Kruidfontein UG2 TEM – variation in real NPV9.0% based on twin (revenue and operating expenditure) sensitivities	84
Table 18.19:	Key Financial Results from Adjusted Merensky TEM Cash Flow	85
Table 18.20:	Kruidfontein Merensky TEM – variation in real NPV9.0% based on twin (4E basket price and exchange rate) sensitivities)	85
Table 18.21:	Kruidfontein Merensky TEM – variation in real NPV9.0% based on twin (revenue and operating expenditure) sensitivities	85
Table 19.1:	Union Mine – Summary Ore Reserves and Mineral Resources at December 2017 (AAC, 2018b)	88
Table 19.2:	Union Mine – Key TEPs (AAC, 2018a; AAC, 2018b; AAP, 2018a; AAP, 2018b)	89
Table 19.3:	Amandelbult Mine – Summary Ore Reserves and Mineral Resources at December 2020 (AAC, 2021b)	89
Table 19.4:	Amandelbult – Key TEPs (AAC, 2021a; AAP, 2021a; AAP, 2021b)	90

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Table 19.5:	Zondereinde Mine (Northam Mine) – Summary Mineral Resources and Mineral Reserves at June 2020 (Northam, 2021b)	90
Table 19.6:	Zondereinde Mine (Northam) – Key TEPs (Northam, 2021a; Northam, 2021b)	91
Table 20.1:	Risk ratings	93
Table 20.2:	Kruidfontein Applicable Risk Assessment Summary (before and after mitigation, as appropriate)	93
Table 22.1:	Kruidfontein – Summary Exploration Budget for 2028 to 2050 (all amounts in ZARm)	97

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Effective Date: 31 December 2021

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Table of Figures

Figure 1.1:	Simplified SPM Corporate Structure and interests in PGM Assets	2
Figure 1.2:	Project Concept	2
Figure 2.1:	Locality map of SPM’s PGM Assets and Kruidfontein Project in the RSA	11
Figure 2.2:	Extent of mineral rights	13
Figure 4.1:	Composite aeromagnetic image, interpreted dykes and surveyed seismic lines	17
Figure 4.2:	Geology of Swartklip Facies and Kruidfontein Project	18
Figure 4.3:	Drill hole location plan	18
Figure 5.1:	Regional Geology of the Bushveld Complex and its country rocks	21
Figure 5.2:	Upper Critical Zone stratigraphy between the UG2 and Merensky Reef of the Swartklip Sector, Western Limb of the BC	22
Figure 5.3:	Composite stratigraphic section comparing conventional Critical Zone stratigraphy to the local stratigraphy at Kruidfontein and Mphahlele Projects	25
Figure 5.4:	Geological section from PPM to Kruidfontein	26
Figure 6.1:	Split and sampled TBW core	28
Figure 6.2:	BQ core reef intersections marked up for sampling (top) and with sampled interval replaced by lengths of timber subsequent to sampling (bottom)	28
Figure 7.1:	Actual vs certified Au, Pt, Pd and Rh values (SARM70)	32
Figure 7.2:	Actual vs certified Au, Pt, Pd and Rh values (SARM72)	33
Figure 7.3:	Actual vs certified Au, Pt, Pd and Rh values (AMIS0034)	33
Figure 7.4:	Actual vs certified Au, Pt, Pd and Rh values (AMIS0014)	34
Figure 10.1:	Geological disturbance and 4E grade profile (PUP)	39
Figure 10.2:	Geological disturbance and 4E grade profile (UG2)	40
Figure 12.1:	Merensky – UG2 middling	46
Figure 12.2:	Mine life – UG2 (left) and Merensky (right)	47
Figure 12.3:	Side view of stoping grid showing geometry and layout	48
Figure 12.4:	Concept line drawing of vertical shafts and declines	49
Figure 12.5:	Underground development layout	49
Figure 12.6:	Geological boundaries	51
Figure 13.1:	Typical MF2 circuit used in treatment of PGMs in Merensky and UG2 ores	53
Figure 14.1:	Schematic views of surface infrastructure	55
Figure 15.1:	Five-year historical price graphs for 6E PGMs	56
Figure 15.2:	Five-year historical prices for Cu and Ni	57
Figure 15.3:	Five-year historical ZAR:USD exchange rate	57
Figure 15.4:	CRU’s Pt, Pd and Rh supply-demand outlook	58
Figure 17.1:	Capex Phasing – UG2 (left) and Merensky (right)	65
Figure 18.1:	Revenue, Capex and Opex sensitivity plots	86
Figure 19.1:	Adjacent properties	87
Figure 20.1:	Indicative Project Schedules – UG2 and Merensky options	92
Figure 22.1:	Consolidated mine design per Section 102 application	97

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 1

1	INTRODUCTION

[§229.601(b)(96)(iii)(B)(2)]

1.1	Registrant

[§229.601(b)(96)(iii)(B)(2)(i)] [SR1.1(i), SR5.1(i)]

Sedibelo Platinum Mines Ltd (SPM, also referred to as the Company), a limited public company with its registered office in the Channel Island of Guernsey, is involved in the exploration, development, operation and processing of Platinum Group Metals (PGM) mineral deposits in the Bushveld Complex (BC) in the Republic of South Africa. These include the operating Pilanesberg Platinum Mine (PPM) and the Sedibelo, Magazynskraal, Kruidfontein and Mphahlele Projects.

A simplified corporate structure for SPM, formerly Platmin Limited, with its various PGM deposits is shown in Figure 1.1. The shareholders and interests held in SPM are Bakgatla Ba-Kgafela Tribe (BBKT, 25.7%), Industrial Development Corporation of South Africa (IDC, 15.7%), NGPMR (Cayman) LP (6.9%), Pallinghurst EMG African Queen LP (6.7%), Gemfields Resources Fund LP (6.5%), AMCI ConsMin (Cayman) LP (5.5%), Smedvig G.P. Limited (5.5%), Rustenburg Platinum Mines Ltd (RPM, 5.4%), Telok Ayer Street VI Limited (5.2%) and Investec Bank Limited (4.6%), with the remaining 12.3% held by various minority shareholders. Platmin Limited delisted from the Toronto Stock Exchange in Canada and requested that its shares be suspended on the JSE Limited (JSE) in South Africa in December 2011.

This Technical Report Summary (TRS) deals with SPM’s wholly-owned Kruidfontein Project which envisages the production from an underground mine serviced by a twin vertical shaft system (Figure 1.2). The Kruidfontein Project plan is based on a Competent Person’s Report (CPR) and Concept Study (Initial Assessment) (the Concept Study) both compiled in 2010 which the Company provided to SRK. The Concept Study incorporated a dedicated concentrator and supporting infrastructure for a stand-alone mine.

1.2	Terms of reference and purpose of TRS

[§229.601(b)(96)(iii)(B)(2)(ii)] [SR1.1(i)]

1.2.1	Terms of reference

SPM commissioned SRK Consulting (South Africa) (Pty) Ltd (SRK) to compile this Technical Report Summary of the Kruidfontein Project according to Item 601 of the United States Securities and Exchange Commission’s (SEC’s) Subpart 1300 of Regulation S-K (SK1300), under the Securities Act of 1933 and the Securities Exchange Act of 1934.

1.2.2	Purpose

This report is the first Technical Report Summary for SPM’s Kruidfontein Project and supports the disclosure of Mineral Resources at 31 December 2021. The Mineral Resources have been prepared and reported according to the requirements of the SAMREC Code (2016 Edition) which is consistent with CRIRSCO’s International Minerals Reporting Code Template adopted by SK1300. No Mineral Reserves are reported for the Kruidfontein Project.

This TRS report is compiled to support SPM’s proposed filing of a F-1 prospectus with the SEC as part of a registration statement and a secondary listing on the JSE Limited in South Africa.

1.2.3	Compliance

This report uses a shorthand notation to demonstrate compliance with Item 601 of Regulation SK1300 and disclosure requirements of the SAMREC Code, as follows:

•	[§229.601(b)(96)(iii)(B)(2)] represents sub-section (iii)(B)(2) of section 96 of CFR 229.601(b) (“Item 601 of Regulation S-K”); and

•	[SR1.1] represents item 1.1 - Property Description of Table 1 of the SAMREC Code (2016 Edition).

1.3	Sources of information

[§229.601(b)(96)(iii)(B)(2)(iii)]

Sources of information and data used in the preparation of the TRS are included in Section 24.

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Effective Date: 31 December 2021

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SPM has confirmed in writing that to its knowledge, the information provided by it to SRK was complete and not incorrect, misleading or irrelevant in any material aspect. SRK has no reason to believe that any material facts have been withheld.

Sedibelo Platinum Mines Ltd
100 %
Orkid S.à.r.l.
50 %
Kelltech Limited
66.66 %
Kelltechnology SA (Pty) Ltd
100 % (indirect)
Platmin South Africa (Pty) Ltd
100 % (indirect)
Pilanesberg Platinum Mines (Pty) Ltd
100 % (indirect)
Richtrau No 123 (Pty) Ltd
75 % (indirect)
Mphahlele
100 % (indirect)
Kruidfontein
100 %
Pilanesberg Platinum Mine
Tuschenkomst Sedibelo West
100 % (indirect)
Sedibelo Central & East
100 %
Magazynskraal

srk consulting

Project No. 576060

Figure 1.1:      Simplified SPM Corporate Structure and interests in PGM Assets srk consulting

Kruidfontein PGM Project
Project Concept

Project No.
576060

Figure 1.2:      Project Concept

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Effective Date: 31 December 2021

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1.4	Details of personal inspection

[§229.601(b)(96)(iii)(B)(2)(iv)] [SR1.1(iii)]

A Principal Resource Geologist employed by SRK conducted a site visit on 27 May 2014.

The visit primarily focussed on validating drill hole collars in the field and inspecting drill core at the core yard in Mogwase. With respect to all the drill hole collars randomly inspected, SRK noted that the majority of the casings and/or markers indicating drill hole identity were still intact. There were a few locations where the casing was not intact due to the ploughing of the land.

SRK is satisfied that the description of the core with respect to assay and lithology is as documented in electronic files provided to SRK.

The project area comprises settlements and buildings clustered along the main roads and agricultural activities. Since no physical exploration work of any form has been conducted on the property since this date, SRK considers this site visit to still be relevant.

1.5	Qualified Persons

[§229.1302(b)(1)(ii)] [SR7.1(i), SR9.1(i)(ii)]

This report was prepared by SRK Consulting (South Africa) (Pty) Ltd (SRK), an independent third-party consulting firm comprising mining experts in accordance with §229.1302(b)(1). SPM has determined that SRK meets the qualifications specified under the definition of qualified person in §229.1300.

References to the Qualified Person, or QP, in this report are references to SRK Consulting (South Africa) (Pty) Ltd (SRK) and not to any individual employed at SRK.

1.5.1	Independence

Neither SRK nor any of its employees or associates employed in compiling this TRS for the Kruidfontein Project, nor any directors of SRK, have at the date of this report, nor have had within the previous two years, any shareholding in the Company, SPM’s subsidiary companies, Kelltech Limited, BBKT, PPM, the PPM-Sedibelo-Magazynskraal, Mphahlele and Kruidfontein Projects, SPM’s other PGM assets, any of the Company’s Advisors, or any other pecuniary, economic or beneficial interest, or the right to subscribe for such interest, whether direct or indirect, in the Company, SPM’s subsidiary companies, Kelltech Limited, BBKT, PPM, the PPM Sedibelo-Magazynskraal, Mphahlele and Kruidfontein Projects, SPM’s other PGM assets, any of the Company’s advisors or the outcome of the work.

Consequently, SRK considers itself to be independent of the Company, its directors, senior management and Advisors.

1.5.2	Consent

SRK has given, and has not withdrawn, its written consent for the inclusion of this TRS report in any documentation in support of SPM’s proposed filing of a F-1 prospectus with the SEC as part of a registration statement and a secondary listing on the JSE Limited.

1.6	Previous TRS

[§229.601(b)(96)(iii)(B)(2)(v)]

This is the first TRS for the Kruidfontein Project to be filed by SPM in support of the reporting of Mineral Resources for the project.

No previous TRS for the Kruidfontein Project has been filed, so that no update of a previous TRS is applicable.

1.7	Effective Date

[§229.1302(b)(iii)(3)] [SR9.1(iii)]

The effective date of the TRS is 31 December 2021, which satisfies the SK1300 requirement of a current report.

The life-of-mine (LoM) plan and associated technical and economic parameters (TEPs) included in the techno-economic model (TEM) commence in Year 1 (not date specific) for evaluation purposes.

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Effective Date: 31 December 2021

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2	PROPERTY DESCRIPTION

[§229.601(b)(96)(iii)(B)(3)]

2.1	Location of property

[§229.601(b)(96)(iii)(B)(3)(i)] [SR1.2(i)]

The Kruidfontein Project is an exploration stage property which is located in the North West Province of South Africa, some 130 km north-west of Johannesburg and 45 km north of Rustenburg, southeast and east of the Magazynskraal Project area (Figure 2.1). The project area is situated approximately 15 km west of the major R510 road, which runs approximately south north between Rustenburg and Thabazimbi, and roughly 10 km northwest of the town of Moruleng (formerly Saulspoort).

The co-ordinates for the Kruidfontein Project, taken as the centre of the new order prospecting right (NOPR), are shown in Table 2.1.

Table 2.1:        Co-ordinates of the Kruidfontein NOPR

Projection: TM (WGS System) Ellipsoid: WGS 1984 LO 27 East
WGS27 Co-ordinates		Geographical Co-ordinates
Y	X	Latitude	Longitude
14 126.729	-2 778 612.377	25º06’47.89”S	27º08’24.24”E

2.2	South African Regulatory Environment

[§229.601(b)(96)(iii)(B)(2)(iv)] [SR1.2, SR1.5, SR1.6, SR4.3(iv), SR5.5]

A brief overview of the regulatory environment in South Africa within which SPM operates and which affects the Kruidfontein Project is summarized below.

2.2.1	Constitution of the Republic of South Africa Act

Section 24 of The Bill of Rights in the Constitution of the Republic of South Africa Act No. 108 of 1996 affords every citizen the right:

•	To an environment that is not harmful to their health or well-being;

•	To have the environment protected, for the benefit of present and future generations, through reasonable legislative and other measures that;

o	Prevent pollution and ecological degradation;

o	Promote conservation; and

o	Secure ecologically sustainable development and use of natural resources while promoting justifiable economic and social development.

The Constitution is the supreme law of the Land, all conduct and legislation inconsistent with its contents is unlawful and will be set aside.

2.2.2	The Mineral and Petroleum Resources Development Act

The Mineral and Petroleum Resources Development Act No 28 of 2002 (MPRDA) was promulgated by the South African Parliament during July 2002 and came into effect on 1 May 2004. The MPRDA is the key legislation in governing prospecting and mining activities within South Africa. It details the requirements and processes which need to be followed and adhered to by mining companies. The Department of Mineral Resources and Energy (DMRE) is the delegated authority to deal with all mining related applications and the designated authority to administer this act.

Under the MPRDA, NOPRs are initially granted for a maximum period of five years and can be renewed once upon application for a further period of up to three years. New order mining rights (NOMRs) are valid for a maximum period of 30 years and can be renewed on application for further periods, each of which may not exceed 30 years. A wide range of factors and principles, including proposals relating to black economic empowerment (BEE), social responsibility and evidence of an applicant’s ability to conduct mining optimally, will be pre-requisites for the approval of such applications.

Key requirements under the MPRDA are:

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•	A social and labour plan (SLP) which sets out a company’s commitments relating to Human Resources (HR) and socio-economic development;

•	A mining work programme (MWP) which provides a summary of the mining operation;

•	Proof of technical and financial competence; and

•	An Environmental Authorization granted, with an approved environmental management programme (EMP) in terms of National Environmental Management Act No. 107 of 1998 (NEMA).

Holders of NOMRs could have these suspended or cancelled by the Minister of Mineral Resources and Energy if such holders are deemed to be non-compliant with the empowerment requirements of the MPRDA.

All mines are required to make financial provision for the rehabilitation, closure and ongoing post decommissioning management of negative environmental impacts. Environmental liability provisioning in the South African mining industry is a requirement of the NEMA and must be agreed with the relevant regulatory authorities (mainly DMRE and the Department of Human Settlements, Water and Sanitation, DHSWS). In general, the financial provision can be made up through one or more of an insurance policy, a bank guarantee or trust fund, based on the estimated environmental rehabilitation cost should the mine have to close immediately. The South African Revenue Service (SARS) approves contributions into a trust fund as a tax benefit. Guarantees may be required for the shortfall between the amount available in trust funds and the total estimated closure liability.

2.2.3	The Mineral and Petroleum Resources Development Amendment Bill

The Minister of Mineral Resources and Energy announced during August 2018 that he will propose to cabinet that the MPRDA amendment bill be scrapped.

2.2.4	The Mining Charter

To provide guidance to the mining industry regarding the fulfilment of the broad-based black economic empowerment requirements (B-BBEE), the Mining Charter was published by the DMRE on 1 May 2004 (Charter I). Charter I embraced a range of criteria against which prospecting and Mining Right Applications (MRAs) and conversion applications would be considered. These criteria included issues such as Human Resources Development (HRD), employment equity, procurement, community and rural development and ownership of mining assets by historically disadvantaged South Africans (HDSAs). Charter I required that mining companies achieve 26% HDSA ownership of mining assets by 1 May 2014.

The DMRE introduced the Amended Mining Charter (Charter II) in 2010 which contained guidelines which envisaged, inter alia, that mining companies should achieve 40% HDSA demographic representation at board level by 2014.

A third version of the Mining Charter was published in June 2017 (Charter III) but was challenged by the Chamber of Mines (now referred to as Minerals Council South Africa) and subsequently withdrawn. Following consultation by the DMRE with the Minerals Council South Africa, unions and interested parties, Charter III was issued for public comment in June 2018. Following a period of public comment, the Charter III was gazetted on 27 September 2018. General legal consensus is that Charter III is an improvement on the June 2017 version but there are far reaching changes and the compliance obligations are more onerous and stringent than set out in Charter II. Among the proposed changes are a minimum 30% HDSA ownership for a new mining right, comprising 5% for qualifying employees, 5% for host mine communities and 20% for a BEE partner, of which 5% should preferably be for women. There are also prescribed procurement targets to be phased in over a period of five years.

2.2.5	Mineral and Petroleum Resources Royalty Act

[SR1.6(i)]

The Mineral and Petroleum Resources Royalty Act No 28 of 2008 was enacted on 1 May 2009 (Royalty Act) and came into effect on 1 May 2010. The Royalty Act embodies a formula-derived royalty rate regime, since it provides necessary relief for mines during times of difficulties (low commodity prices or marginal mines) and allows the fiscus to share in the benefits during time of higher commodity prices. As the final product can be either refined or unrefined, two separate formulae are given. Both formulae calculate the royalty rate based on a company’s earnings before interest and taxes (referred to as EBIT) and its aggregate gross sales for the assessment period. While the gross sales figure used in the formulae excludes transportation and handling costs, these are considered in the determination of the EBIT figure. The mineral royalty percentage rates (Y%) are based on the following formulae:

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•	Refined Minerals:

•	Unrefined Minerals:

The maximum percentage rates for refined and unrefined minerals are 5.0% and 7.0% respectively. For PGMs to qualify as refined minerals, Schedule 1 of the Royalty Act requires that the PGMs are refined and smelted to a 99.9% purity. According to Schedule 2 of the Royalty Act, PGMs in concentrate at a grade of less than 150 ppm (150 g/t) are in an unrefined state.

Only royalties in terms of the Royalty Act will be applicable.

2.2.6	Income Tax

[SR5.6(vii)]

The Company will be subject to income tax in South Africa according to the standard corporate tax rate.

In the budget speech of 23 February 2022, the South African Minister of Finance announced that the company tax rate would be reduced from 28% to 27% in the 2023/24 tax year. At the same time, the treatment of Assessed Losses will change where only 80% of the assessed loss can be offset against taxable income in any given year. There is no change in the treatment of Unredeemed Capital.

The tax rate of 27% has been incorporated into the TEM.

2.2.7	Carbon Tax

The Carbon Tax Act (Act No. 15 of 2019) was gazetted on 23 May 2019 together with the Customs and Excise Amendment Act (Act No. 13 of 2019).

The carbon tax will play a role in achieving the objectives set out in the National Climate Change Response Policy of 2011 (NCCRP) and the National Development Plan (NDP) of 2012 and will contribute towards meeting South Africa’s commitments to reduce greenhouse gas (GHG) emissions. The first phase of the Act will be from 1 June 2019 to 31 December 2022, and the second phase will commence in 2023 and end in 2030.

This tax does not apply to the Kruidfontein Project at this stage and is not considered in the economic analysis.

2.2.8	South African Environmental Legislation

This section covers a high-level summary of selected aspects of legislation applicable to the mining industry in South Africa and relevant to SPM’s operations.

The lead agent in implementing environmental legislation in the mining industry is the DMRE.

Key environmental legislation, which is applicable to the South African mining industry, is as follows:

•	NEMA, as regulated by the Department of Environment Forestry and Fisheries (DEFF). This Act over-arches South African environmental legislation and lays down basic environmental principles including duty of care, polluter pays and sustainability. NEMA provides for co-operative environmental governance based on the principles that everyone has the right to an environment that is not harmful to one’s health or well-being and enabling the administration and enforcement of other environmental management laws. Sections 28 (1) and (3) of NEMA set out the duty of care principle, which is applicable to all types of pollution and must consider any aspects of potential environmental degradation. Every person who causes, has caused or may cause significant pollution or degradation of the environment must take reasonable measures to prevent such pollution or degradation from occurring, continuing or recurring, or, in so far as such harm to the environment is authorized by law or cannot reasonably be avoided or stopped, to minimise and rectify such pollution or degradation of the environment. Responsibility for the implementation of NEMA, where the activities directly relate to prospecting, extraction or primary processing of a mineral resource is delegated to the relevant provincial DMRE office. A series of regulations have been promulgated in terms of NEMA including:

o	NEMA Environmental Impact Assessment (EIA) Regulations, 2014, as amended in 2017: These regulations were developed to regulate the preparation, evaluation, submission, processing and consideration of, and decision on, applications for environmental authorizations for the commencement of listed activities, in order to avoid or mitigate detrimental impacts on the environment, and to optimise positive environmental impacts. EIA Regulation Listing Notices (numbered 1, 2 and 3) identify activities that require Environmental Authorization from a competent authority prior to commencement. Section 23C of NEMA sets out the DMRE is the competent authority for Environmental Authorization where the activities directly relate to prospecting, extraction or primary processing of a mineral resource. Section 54A, introduced by the 2017 amendment, sets out that holders of EMPs and Environmental Authorizations approved prior to December 2014, and which are still in effect, must audit compliance and submit an environmental audit report to the relevant competent authority no later than 7 December 2019;

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o	NEMA Regulations pertaining to the Financial Provision for Prospecting, Exploration, Mining or Production Operations, 2015, as amended in 2018: The purpose of these regulations is to regulate the determination and making of financial provision as contemplated in the Act for the costs associated with the undertaking of management, rehabilitation and remediation of environmental impacts from prospecting, exploration, mining or production operations through the lifespan of such operations and latent or residual environmental impacts that may become known in the future. The regulations also include detailed descriptions of the wording required in the documentation to support the provisioning for liability using Bank Guarantees and Trust Funds. It also provides details on the information to be contained in the following plans: annual rehabilitation plan; final rehabilitation, decommissioning and mine closure plan; environmental risk assessment report; and care and maintenance plan;

o	NEMA National Appeal Regulations, 2014, as amended: these regulate the procedure contemplated in section 43(4) of NEMA relating to the submission, processing and consideration of, a decision on an appeal on Environmental Authorizations and Waste Management Licences. The DEFF is competent with regards to appeals made on Environmental Authorizations issued by the DMRE for prospecting, extraction or primary processing of a mineral resource;

•	MPRDA: The MPRDA makes provision for equitable access to and sustainable development of South Africa’s mineral resources. The MPRDA requires that the environmental management principles set out in NEMA shall apply to all mining operations and serve as a guideline for the interpretation, administration and implementation of the environmental requirements at mines. Implementation of the “One Environmental System” from 8 December 2014 removed environmental provisions from the MPRDA and replaced them with the relevant provision in the NEMA. The Minister of Mineral Resources is empowered to issue Environmental Authorizations and Waste Management Licences in terms of the NEMA, and the National Environmental Management: Waste Act No. 59 of 2008 (NEM:WA), respectively, for mining and directly related activities. The amendment of any right, work programme, EMP or Environmental Authorization issued in terms of NEMA is subject to consent of the Minister of Mineral Resources and Energy;

•	MPRDA Mineral and Petroleum Resources Development Regulations, 2004: the Regulations provide guidance and interpretation, as well the ‘prescribed manner’ of implementing and administering many requirements of the MPRDA. Although the environmental provisions of the Regulations have not been repealed, they are of no effect as the environmental requirements of the MPRDA were replaced by NEMA;

•	National Environmental Management: Biodiversity Act (10 of 2004) (NEM:BA): The NEM:BA seeks, amongst other things, to manage and conserve biological diversity, to protect certain species and ecosystems, to ensure the sustainable use of biological resources and to promote the fair and equitable sharing of benefits arising from bio-prospecting involving those resources. The NEM:BA includes a regulation related to the management of threatened and protected species (2007). A similar regulation is applied to Threatened Ecosystems. NEM:BA has a set of norms and standards for the development of management plans for both species (e.g. Threatened or Migratory Species) and ecosystems (Endangered or Critically Endangered). Alien and Invasive Species Regulations were published in 2014 which identify categories of alien and invasive species and define restricted activities with respect to the different species categories;

•	National Environmental Management: Protected Areas Act (57 of 2003) (NEM:PAA): Protected areas such as nature reserves and special nature reserves are declared and managed in terms of NEM:PAA. Depending on the nature of the protected area, certain activities (such as mining) may require Ministerial consent or be prohibited outright. The Act also aims to promote the sustainable use of protected areas and the participation of local communities in such areas. In addition, it provides for the continued existence of the South African National Parks;

•	National Environmental Management: Air Quality Act (39 of 2004) (NEM:AQA): NEM:AQA regulates atmospheric pollution and repealed the Atmospheric Pollution Prevention Act. The Act came into full effect on 1 April 2010 and entrusts the DEFFA with the task of preventing pollution and ecological degradation, while at the same time promoting justifiable economic and social development. The Minister is the licensing authority where the listed activity relates to a prospecting, mining, exploration or production activity as contemplated in the MPRDA. Penalties and criminal sanctions are imposed for non-compliance with NEM:AQA;

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•	A list of activities, which require atmospheric emission licenses, and the minimum emission standards for these listed activities has been published. These include the permissible amount, volume, emission rate or concentration of that substance or mixture of substances that may be emitted into the atmosphere and the manner in which measurements of such emissions must be carried out. The consequences of the listing of these activities is that no person may, without a provisional atmospheric emission licence or an atmospheric emission license, conduct an activity listed on the list anywhere in the Republic or listed on the list applicable in a province anywhere in that province. It must be shown that the best practical means are being employed to limit air pollution before these licences will be issued:

o	NEM:AQA National Atmospheric Emission Reporting Regulations, 2015: regulate the reporting of data and information from an identified point, non-point and mobile sources of atmospheric emissions to an internet-based National Atmospheric Emissions Inventory System towards the compilation of atmospheric emission inventories. Mines are listed as Group C emission sources and must provide data per the Regulations;

o	NEM:AQA National Greenhouse Gas Emission Reporting Regulations (NGER), under section 53(A), (o) and (p) of NEM:AQA, were instituted in 2017 (General Notice Regulation (GNR) 275 of 2017). The regulations provide a list in Annexure 1 of activities and operations that are required to report their GHG emissions through a national system. NGER classifies data providers as follows:

▪	Category A: any person in control of or conducting an activity marked in the Category A column above the capacity given in the threshold column of the table in Annexure 1 to these Regulations;

▪	Category B: any organ of state, research institution or academic institution, which holds GHG emission data or activity data relevant for calculating GHG emissions relating to a category identified in the table in Annexure 1 to these Regulations;

o	NEM:AQA National Pollution Prevention Plans Regulations 2017: prescribe the requirements that pollution prevention plans of greenhouse gases declared as priority air pollutants need to comply with in terms of section 29(3) of the NEM:AQA. Coal mining is the only mining process currently detailed as a Production Process;

•	National Environmental Management: Waste Act (59 of 2008) (NEM:WA): NEM:WA came into effect on 1 July 2009 and seeks to encourage the prevention and minimization of waste generation, whilst promoting reuse and recycling of the waste and only consider disposal of waste as a last resort. It provides for the licensing of waste management activities. The NEM:WA was amended (with effect from 2 September 2014) to have jurisdiction over residue stockpiles and residue deposit at mines. The Minister of Mineral Resources is the licensing authority where a waste management activity is, or is directly related to prospecting, extraction, primary processing of a mineral resource or residue stockpiles and residue deposits. A series of regulations have been promulgated in terms of NEM:WA including:

o	NEM:WA Regulations regarding the Planning and Management of Residue Stockpiles and Residue Deposits (2015), as amended in 2018: These regulations were developed to regulate the planning and management of residue stockpiles and residue deposits from a prospecting, mining, exploration or production operation. The Regulations specify that a competent person must recommend the pollution control measures suitable for a specific RSRD based on a risk analysis;

o	NEM:WA Waste Classification and Management Regulations (2013): These regulations require that waste generators ensure that the waste they generate be classified in accordance with SANS 10234 within 180 days of generation (Chapter 2, 4(2)). If the waste is to be disposed of to landfill, the waste must be assessed in accordance with the Norms and Standards for Assessment of Waste for Landfill Disposal (Chapter 2 (8)1) (a);

o	NEM:WA National Norms and Standards for the Remediation of Contaminated Land and Soil Quality (2014): The purpose of these norms and standards is to provide a uniform national approach to determine the contamination status of an investigation area; limit uncertainties about the most appropriate criteria and method to apply in the assessment of contaminated land; and provide minimum standards for assessing necessary environmental protection measures for remediation activities.

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•	National Water Act (Act 36 of 1998) (NWA), as regulated by the DHSWS. Chapter 4 of the NWA stipulates that water uses (abstraction, storage, waste disposal, discharge, controlled activities, removal of underground water and alteration to watercourses) must be licensed, unless it is listed in Schedule 1, is an existing lawful use, is permissible under a general authorization, or if a responsible authority waives the need for a licence. There are transitional arrangements to enable permits under the former 1956 Water Act to be converted into water use licences (WULs). The competency for decisions on WULs for activities directly related to prospecting, extraction, primary processing of a mineral resource or RSRD remains with the DHSWS. The Act NWA also has requirements relating to duty of care, pollution control, protection of water resources (Regulation 704 relates to mines), dam safety (for dams with a capacity greater than 50 000 m3 and a dam wall higher than 5 m) and water-use tariffs;

o	NWA: Regulations on use of Water for Mining and Related Activities aimed at the Protection of Water Resources, 1999: The purpose of these Regulations is to regulate the use of water during mining and related activities to ensure the protection of water resources;

o	NWA Regulations Regarding the Procedural Requirements for Water Use Licence Applications and Appeals, 2017: The purpose of these Regulations is to prescribe the procedure and requirements for water use licence applications (WULAs) as contemplated in Section 41 of the NWA;

•	National Heritage Resources Act (Act 25 of 1999) (NHRA), regulated by South African Heritage Resource Agency or relevant Provincial departments where established. This Act controls sites of archaeological or cultural significance. Such sites must be investigated and, where necessary, protected for the nation. Procedures for the relocation of graves are also given;

•	Hazardous Substances Act (Act 15 of 1973), regulated by the Department of Health. This Act controls the declaration of hazardous substances and control of declared substances. It allows for regulations relating to the manufacturing, modification, importation, storage, transportation and disposal of any grouped hazardous substance;

•	Environmental Conservation Act (Act 73 of 1989) (ECA), as regulated by DEFFA and DHSWS. The environmental authorization sections of the Act (Section 21) were repealed by the NEMA EIA Regulations with effect from 3 July 2006. The waste sections of this Act (Section 20) were repealed and replaced by the NEM: WA, which came into effect on 1 July 2009;

•	Mine Health and Safety Act (Act 29 of 1996) and amendments (MHSA), regulated by the DMRE. This Act deals with the protection of the health and safety of persons in the mining industry but has some implications for environmental issues due to the need for environmental-health monitoring within mine operations; and

•	National Forests Act (84 of 1998) (NFA): Enforced by DEFFA, the NFA supports sustainable forest management and the restructuring of the forestry sector, as well as protection of indigenous trees in general.

The DEFF, and its provincial authorities, the DHSWS and DMRE departments are key stakeholders in the approvals process. The DMRE is ultimately responsible for decision making with regards Environmental Authorizations in terms of NEMA and Waste Management Licences in terms of the NEM:WA. The DHSWS remains responsible for Water Use Licensing and the DEFF (or the local municipality if capacity is available) is competent for Atmospheric Emissions Licences on mines.

Under the One Environmental System each of the Ministers of Environment, Forestry and Fisheries, Human Settlement, Water and Sanitation and Mineral Resources are empowered to designate Environmental Management Inspectors (EMI). EMIs can be designated to apply NEMA and any of the specific environmental management Acts (including the NWA, NEM:WA, NEM:AQA etc). All these EMIs potentially have a mandate with respect to environmental matters at mines and thus the right to monitor and enforce compliance with the laws for which they have been designated. Offences are defined in each of NEMA and the specific environmental management Acts. A lack of compliance with the relevant legislation could lead to the closure of an operation, the suspension of authorizations or prosecution and ultimately the implementation of penalties. The penalties provided for in NEMA, and the specific environmental management Acts, generally include a fine not exceeding ZAR10m or imprisonment for a period not exceeding ten years, or to both such fine and such imprisonment. It is generally considered more likely that the authorities would issue a directive possibly coupled with a fine. The directive indicates which legislation is being contravened and describes the time period in which the operation must comply. An operation would then be required to present a plan, including timing, to achieve compliance. Directives related to environmental issues, specifically WULs in terms of Section 21 of the NWA and authorization in terms of NEMA, are being issued more frequently than was historically the case, and legal action is being taken against individuals, including directors, responsible for non-compliance with legislative requirements.

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2.3	Mineral Rights

[§229.601(b)(96)(iii)(B)(2)(ii)-(iv)] [SR1.1(ii), SR1.2(ii), SR1.5(iv)]

SRK has reviewed the information provided by SPM and is satisfied that the extents of the properties described in the various rights are consistent with the maps and diagrams received from SPM.

SPM has confirmed to SRK that all legal information in this TRS is correct and its title to the mineral rights held over the Kruidfontein Project is valid.

2.3.1	BEE / HDSA Ownership of Rights

The total percentage held by BBKT (the BEE partner) directly and indirectly in SPM is 30.55%. This shareholding satisfies the target requirements of BEE/HDSA ownership of mining assets as prescribed by the Charter III.

SPM is therefore fully compliant with the BEE ownership requirements of the Mining Charter.

2.3.2	Mining Rights

[SR1.5(i)-(iii), (v)]

A MRA NW30/5/1/2/2/10120MR for the Kruidfontein Project was accepted by the Regional Manager of the DMRE on 13 July 2017.

The MRA was lodged in addition to the Section 102 application (see section 2.3.3). This was necessary because no more renewals of the underlying Kruidfontein NOPR could be granted and because a pending Section 102 application does not prevent the DMRE from accepting third party interloper applications in respect of the Kruidfontein Project.

The Company advised that a MRA was the only way to ensure security of tenure to the mineral rights to the Kruidfontein Project in accordance with Sections 9, 19(1)(b) and 22(2) of the MPRDA.

Granting of a NOMR for the Kruidfontein Project is dependent on completion of the environmental permitting process and approval of an EMP. The Company advised that work on a consolidated EIA and EMP for the Sedibelo, Magazynskraal and Kruidfontein properties commenced in late 2020 and work is ongoing.

2.3.3	Prospecting Rights

[SR1.5(i)]

The NOPR, which was due to expire in August 2017, could not be renewed again.

SPM submitted a Section 102 application in terms of the MPRDA to incorporate the Kruidfontein NOPR, along with the two Magazynskraal NOPRs, into the Sedibelo NOMR NW30/5/1/2/2/333MR. The Section 102 application was submitted on 9 May 2017.

This process is ongoing and dependent on the award of the NOMR for Kruidfontein.

2.3.4	Surface Rights

[SR1.5(i)]

Details of surface rights held for the Kruidfontein project are summarized in Table 2.2.

SPM is not aware of any servitude that needs to be negotiated with any surface owners outside of the property areas.

2.3.5	Land Claims

[SR1.5(iv)]

SPM has advised that it is not aware of any current land claims over the Kruidfontein Project.

2.3.6	Legal Proceedings

[SR1.5(iv)]

SPM has confirmed to SRK that there are currently no legal proceedings that might influence the integrity of the Kruidfontein project, or the right to prospect for minerals.

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LEGEND
Anglo Platinum
Anglo Platinum/ARM JV
Anglo Platinum/Bafokeng JV
Sedibelo
Aquarius
Aquarius/Anglo Platinum JV
Sedibelo Platinum Mines
Sedibelo Platinum Mines
Sibanye-Stillwater
Sibanye-Stillwater
Lonmin/Anglo Platinum JV
Northam
Northam/Anglo Platinum JV
X-strata
Platinum Group Metals/Platmin JV
Miscellaneous
X-strata/Anglo Platinum JV
Implats
Implats/ARM/Misc/JV
Nkwe
East Plats
Sedibelo Platinum Mines
Platinum Australia
Kruidfontein
Road
Railway
River
Town
SCALE
LOCALITY WITHIN SOUTH AFRICA
SEDIBELO-MAGAZYNSKRAAL PROJECT
KRUIDFONTEIN
PILANESBERG PLATINUM MINES
Northam
Mogwase
Atlanta
Pilanesberg Alkaline Complex
Mogalong
Rustenburg
Bapong
WESTERN LIMB
EASTERN LIMB
MPHAHLELE PROJECT
Zebediela
Mokopane
Mooihoek
Burgersfort
Steelpoort
Nebo
Marble Hall
Groblersdal
Roossenekal
Dullstroom

srk consulting	**Kruidfontein PGM Project** Locality Plan of SPM's PGM Assets and Kruidfontein Project in the RSA	Project No. 576060

Figure 2.1:        Locality map of SPM’s PGM Assets and Kruidfontein Project in the RSA

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Table 2.2:        Kruidfontein - Summary Table of Mineral Rights and Surface Rights

Asset	Mineral Rights and Properties	Minerals Included in NOPR/NOMR	Holder of Mineral Rights	Status	Licence Expiry Date	Licence Area (ha)	Comments
Kruidfontein	NOPR NW30/5/1/1/3/2/1/998PR (renewed as NW30/5/1/1/2/10259PR): The farm Kruidfontein 40JQ Rem and Ptns 1, 2 of the farm Middelkuil 8JQ Rem and Ptns 1, 2 of the farm Modderkuil 39JQ	All precious and base metals, PGMs, Au, Cu, Ni, Co, Cr	PPM (C&L Mining) (100% interest)	Exploration	08/2017	10 007.2343

Section 11(2) transfer of controlling interest in C&L Mining to PPM received during December 2014.

Section 102 application in terms of MPRDA to incorporate the NOPR into the Sedibelo NOMR NW30/5/1/2/2/333MR submitted in May 2017. Grant still pending.

	MRA NW30/5/1/2/2/10120MR accepted by DMRE on 13 July 2017				Pending EMP submission		Application for mining right still pending submission of EMP. Work for a consolidated EMP for Sedibelo, Magazynskraal and Kruidfontein has commenced.
SURFACE RIGHTS: Surface is state-owned land.

Notes:

Ptn	portion
Rem	remainder
MRA	mining right application
NOPR	new order prospecting right

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Figure 2.2:      Extent of mineral rights

2.4	Property encumbrances and permitting requirements

[§229.601(b)(96)(iii)(B)(3)(v)]

There are no significant encumbrances to the property.

The direct and indirect BEE/HDSA shareholding of 30.55% means SPM is fully compliant with the BEE ownership requirements of the Mining Charter.

The Section 102 application and MRA were submitted to the DMRE to ensure the Company’s security of tenure to the mineral rights to the Kruidfontein Project.

Granting of a NOMR for the Kruidfontein Project is dependent on completion of the environmental permitting process and approval of an EMPr. Work on a consolidated EIA and EMPr for the Sedibelo, Magazynskraal and Kruidfontein properties commenced in late 2020 (ENS, 2021). The process timeline is governed by the requirements of NEMA and the MPRDA.

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According to Section 24 of NEMA, an application for environmental authorization must be submitted to the competent authority (in this case the DMRE) for activities listed in the NEMA 2014 EIA Regulations as amended, prior to the commencement of those activities. Activities listed in Listing Notices 2 (LN 2) of the NEMA 2014 EIA Regulations, require a full scoping and environmental impact assessment (S&EIA) process to be undertaken as part of the environmental authorization process. Following the submission of the application for environmental authorization, a scoping report must be submitted to the DMRE with 44 days of the acceptance of application for their review over a period of 43 days. Following the acceptance of the scoping report, the registered environmental assessment practitioner (EAP) is required to undertake the supporting specialist investigations, public participation and the impact assessment within 106 days after which the final EIA/EMPr must be submitted for decision making to the DMRE.

Following submission of the EIA/EMPr, the DMRE has 107 days within which to accept and approve the EIA/EMPr. The S&EIA process therefore takes 300 days in total which includes two legislated public review processes of 30 days each as well as legislated time for authority review of the application form, scoping report and the EIA/EMPr.

2.5	Significant Factors and Risks affecting access, title

[§229.601(b)(96)(iii)(B)(3)(vi)]

Mining companies in South Africa are exposed to typical mining industry risks associated with rising costs, labour wage demands, resource nationalization and social licence to operate.

Additional country risk is raised through legislative uncertainty, political interference and bureaucratic ineptitude.

Planned work by the Company on the Wilgespruit property (Sedibelo Project) was prevented due to delays in the relocation of local herders and farmers living on the property. It is possible that similar problems could be encountered on the Kruidfontein Project when it comes time to develop the property.

2.6	Royalty interest in the property

[§229.601(b)(96)(iii)(B)(3)(vii)] [SR1.6(i)]

As the Company has an indirect 100% interest in the Kruidfontein Project, there is no royalty interest attributable to a third party.

Only royalties payable to the Government of South Africa in terms of the Royalty Act would be applicable. As the project is still in an exploration phase, royalties in terms of the Royalty Act are currently not payable.

The summary cash flow model in the Concept Study indicates that the maximum royalty would be 7%. This is consistent with a sale of concentrate type arrangement, where the unrefined formula would apply.

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3	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

[§229.601(b)(96)(iii)(B)(4)]

3.1	Topography, elevation and vegetation

[§229.601(b)(96)(iii)(B)(4)(i)] [SR1.1(ii)]

The prospect area is relatively flat lying, sloping gently northward from an elevation of approximately 1 140 m at the foot of the Pilanesberg to 1 040 m in the north of the property.

Vegetation is typically savannah grasslands mixed with thorn trees and scattered shrubs.

Land use is almost exclusively agricultural (cattle grazing), with virtually no crops. Settlement and buildings only occur in the far south of the project area.

3.2	Access

[§229.601(b)(96)(iii)(B)(4)(ii)] [SR1.1(ii), SR5.4(i)(ii)]

A sealed all-weather road from the R510 through the village of Moruleng (formerly Saulspoort) passes through the southern extremity of the project area, beyond which the property is accessed via gravel district roads and farm tracks.

3.3	Climate

[§229.601(b)(96)(iii)(B)(4)(iii)] [SR1.1(ii)]

The project area falls within the Summer Rainfall Climatic Zone. The climate in the area is typical of the South African Highveld with maximum temperatures in summer between 28°C to 32°C and minimum temperatures during winters rarely reaching below −4°C. Winters are dry and sunny.

The area is characteristically warm to hot, with erratic and extremely variable rainfall, ranging from 380 to 750 mm per year, usually in the form of short duration, high intensity thunderstorms during summer. Strong gusty winds are associated with the thunderstorms. Typically, the months from October through to April have the highest rainfall, with maximum rainfall in January.

The moderate climate means that exploration and mining operations can be undertaken throughout the year, with no extraordinary measures required.

3.4	Infrastructure Availability, including bulk services, personnel and supplies

[§229.601(b)(96)(iii)(B)(4)(iv)] [SR5.4(i)(ii)]

The area surrounding the Project is rural and is sparsely populated, with more dense settlements being located along the road running parallel to the northern boundary of the Pilanesberg Game Reserve. The main land uses include residential areas, subsistence dry land agriculture, small-scale commercial agriculture and livestock grazing, conservation and eco-tourism activities.

Platinum mining activities in the vicinity, as well as proximity to the Pilanesberg Game Reserve and Sun City complex, have ensured a comprehensive infrastructure of roads, power and telecommunications in the region.

Rustenburg to the south is a well-established mining centre due to more than 50 years’ of PGM and chrome mining in the area. Iron ore mining took place at Thabazimbi to the north of the project. The project is readily accessible from Johannesburg and Pretoria in Gauteng Province, the economic hub of South Africa.

There is a compact international airport located at Pilanesberg, serving Sun City and the Pilanesberg Game Reserve. There is also a municipal airport situated near Rustenburg, which is licensed according to South African Civil Aviation Authority standards.

There is no installed infrastructure on the site. The Concept Study describes the proposed surface Infrastructure to support mining, which includes:

•	The development of provincial roads for personnel and supplies to access the mine site;

•	The extension of water pipeline from the Magalies water connection to the mine offices and to the mine site;

•	Provision and installation of potable water to offices and mine site; and

•	Electrical connection to Eskom supply and the installation of a mine wide electrical reticulation system.

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4	HISTORY

[§229.601(b)(96)(iii)(B)(5)] [SR1.4(i)-(iv)]

4.1	Previous operations

[§229.601(b)(96)(iii)(B)(5)(i)]

There has been no historical PGM production from the property.

Johannesburg Consolidated Investment (JCI) Ltd conducted exploration in the early to mid 1990s, drilling a single drill hole on the property (Table 4.1).

C&L Mining (Pty) Ltd (C&L Mining), a subsidiary of Afarak Platinum Holdings (Pty) Ltd (Afarak), completed a helicopter-borne magnetic and radiometric survey in 2007 and 2D seismic reflection surveys in 2008. During 2008 and 2009, C&L Mining drilled 28 drill holes on the project.

Aquarius Platinum Limited acquired Afarak in 2011, the holding company of C&L Mining. In 2014, the entire issued share capital of C&L Mining was transferred to PPM, a SPM subsidiary.

4.2	Exploration and development work

[§229.601(b)(96)(iii)(B)(5)(ii)] [SR2.1(vi)]

The historical development of the Kruidfontein property is summarized in Table 4.1. The exploration work carried out to date includes aeromagnetic and seismic surveys, regional geological mapping and drilling of drill holes.

Table 4.1:      Kruidfontein – Historical Development

Date	Activity	Comments
1974	Geological understanding comes primarily from the regional mapping by FJ Coertze, which is incorporated into the 1:250 000 scale Map 2526: Rustenburg, Council of Geoscience
Early to mid 1990s	Exploration conducted by JCI Ltd	Single drill hole (KRF-001) drilled on Kruidfontein
Sep 2005	Richtrau No 80 (Pty) Ltd changes its name to C&L Mining (Pty) Ltd
Sep 2006	NOPR awarded to C&L Mining, wholly owned subsidiary of Afarak Platinum Holdings (Pty) Ltd
Dec 2007	Helicopter-borne magnetic gradient and radiometric survey flown under auspices of GAP Geophysics.	Flight line spacing of 50 m, at an elevation of 20 m
Nov 2008	2D seismic reflection surveys undertaken by GAP Geophysics. Two traverse lines (E-W and N-S) totalling 13.9 km completed.	Other two traverse cancelled due to bad weather
Sep 2008 to Jul 2009	Exploration drilling conducted by C&L Mining Phase 1 – 13 diamond drill holes on Kruidfontein 40JQ and 4 drill holes on Modderkuil 39JQ.
Sep 2009 to Feb 2010	Exploration drilling conducted by C&L Mining Phase 2 – 11 drill holes completed.
2010	Gemecs compiles structural model for the Kruidfontein project.
Jun 2010	Competent Persons Report on Kruidfontein Project, by Mitchell et al.
2008	Memorandum of Understanding signed between C&L Mining and BBKT
Dec 2010	Concept study report for underground mine compiled for Aquarius Platinum South Africa by RSV (Pty) Ltd
2011	Aquarius Platinum Ltd acquires Afarak, the holding company of C&L Mining
Jan 2014	MoU with BBKT revised to cater for Section 11(2) transfer
Jun 2014	Section 11(2) consent to transfer entire issued capital of C&L Mining to PPM granted
May 2017	Section 102 application submitted to incorporate the NOPR NW30/5/1/1/2/10259PR into the Sedibelo (IBMR) NOMR NW30/5/1/2/2/333MR	NW30/5/1/1/2/10259PR cannot be renewed again.
July 2017	Mining Right Application MRA NW30/5/1/2/2/10120MR accepted by the DMRE	MRA submitted to secure mineral rights

A composite of the aeromagnetic image, surveyed seismic lines and interpreted faults and dykes is shown in Figure 4.1. The lines in the seismic traverses were interpreted to represent the following:

•	Magenta (lowermost) line	floor of the Rustenburg Layered Suite;

•	Cyan line	LG chromitites;

•	Dark green line	MG chromitites;

•	Pale green line	UG2 chromitite;

•	Pink line	reflector in the Main Zone, possibly the Main Mottled Anorthosite;

•	Red lines	fault traces; and

•	Yellow lines	drill hole traces.

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An image of the radiometric data was not provided because Pilanesberg outwash and “black turf” soils served to obscure any signal from possible underlying radioactive dykes.

Figure 4.1:       Composite aeromagnetic image, interpreted dykes and surveyed seismic lines

The most significant feature of the approximately N-S trending seismic line KF03 is the prominent updoming of the floor contact of the Rustenburg Layered Suite in the north of the property, as the contact of the southern gap area is approached (see Figure 4.2). Drill hole KFT-006 in the far north-east of the property did not intersect Upper Critical Zone lithologies.

A total of 28 drill holes were drilled on the property (locations shown in Figure 4.3), giving an average drill spacing of 970 m x 970 m. The mineralized zone identified by the drilling spans approximately 6 km north to south and 6 km west to east at its widest.

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Anglo Platinum Amandelbult Mine
Northam Platinum Mine
Anglo Platinum Union Mine
Northern gap
Pilanesberg north enclave
Southern gap
Kruidfontein Project
10 km
Pilanesberg Complex
Upper Zone
Main Zone
Upper Critical Zone
Lower & Lower Critical Zones
Bushveld Complex
Large IRUP bodies
major faults
post-Bushveld dykes
upper limit of "regional pothole" facies Merensky Reef

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Kruidfontein PGM Project Geology of Swartklip Facies and Kruidfontein Project	Project No. 576060

Figure 4.2:       Geology of Swartklip Facies and Kruidfontein Project

KFT2
KFT6
KFT20
KFT4
KFT19
KFT3
KFT5
KFT21
KFT18
KFT8
KFT11
KFT10
KFT15
KFT16
MRL003
MRL002
KRF001
KFT17
KFT9
KFT13
KFT1
KFT12
KFT22
KFT23
KFT14
KFT7
MRL004
MRL001
Kruidfontein Drillhole Collar Position

srk consulting

Kruidfontein PGM Project
Drill hole location plan

Project No.
576060

Figure 4.3:       Drill hole location plan

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5	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

[§229.601(b)(96)(iii)(B)(6)]

5.1	Regional, local and project geology

[§229.601(b)(96)(iii)(B)(6)(i) (ii)] [SR2.1(i)-(vi)]

The Bushveld Complex (BC) of South Africa (Figure 5.1) is the world’s largest and hence the most important repository of the PGMs in the world with an exposed surface area of some 67 000 km2. The sub-outcrop areal extent describes a broad ellipse and, when viewed in plan, measures approximately 200 km and 370 km along the north-south and east-west axes, respectively. This geological phenomenon consists of a massive ultramafic-mafic layered intrusion, or more likely a series of interconnected intrusions, and a suite of associated granitoid rocks intrusive into the early Proterozoic Transvaal Basin within the north central Kaapvaal Craton. This suite of associated granitoid rocks is a penecontemporaneous series of granitic rocks, termed the Lebowa Granite Suite (LGS) and felsic extrusive rocks of the Rooiberg Group (RG), which occur in the central area between the Eastern and Western Limbs of the BC. The ultramafic-mafic layered rocks collectively referred to as Rustenburg Layered Suite (RLS) is in five so-called lobes, namely the Western, Far Western, Eastern, Northern and Southern (Bethal) lobes. The mafic layered portion of the BC (i.e. the RLS) is 2 055 million years (Ma) old and is probably the largest layered mafic complex on earth. The magmatic layering of the RLS is remarkably consistent and can be correlated throughout most of the BC.

The RLS is divided into five major stratigraphic units, as follows:

•	The lowermost Marginal Zone ranges in thickness from several metres to several hundred metres and comprises a heterogeneous succession of generally unlayered basic rocks dominated by norites.

•	Ultramafic rocks dominate the Lower Zone. The most complete exposures are in the northeastern part of the Eastern Limb where there are a series of cyclically layered units of dunite-harzburgite. These vary in thickness with the thinnest units developed over structural highs in the basin floor.

•	The Critical Zone contains the economic platinum resources of the BC:

o	The Lower Critical Zone is dominated by pyroxenite with interlayered harzburgite and chromitite seams and is restricted to the central part of the Eastern Limb;

o	The Upper Critical Zone is recognisable throughout the Eastern and Western Limbs and consists of layered pyroxenites, norites, anorthosites and chromitites. The layering occurs on a variety of scales and may be regular to highly irregular in aspect;

o	Chromitite layers occur in three distinct groupings; the Lower Group (LG) seams occur in the Lower Critical Zone, the Middle Group (MG) series straddle the contact between the Lower and Upper Critical Zones, and the Upper Group (UG) layers occur within the Upper Critical Zone. PGMs occur in sub-economic concentrations in association with chromitite layers in the Lower Critical Zone. The two most economically significant PGM mineralized layers of the BC, namely the MR and the UG2, are continuous over hundreds of kilometres. The PGMs include varying proportions of Pt, Pd, Rh, Ru, Ir and Os, as well as elevated concentrations of Ni, Cu and Co as base metal sulfides;

•	The Main Zone is the thickest unit within the RLS and comprises approximately half the RLS stratigraphic interval. It consists of gabbro-norites with some anorthosite and pyroxenite layering. Banding or layering is not as well developed as in the Critical and Lower Zones; and

•	The Upper Zone is dominated by gabbros with some banded anorthosite and magnetite. There is no chilled contact with the overlying rhyolite and granophyres of the LGS.

The true thickness of the RLS varies from 7 000 m to 12 000 m. The Marginal Zone is highly variable in thickness whilst the Lower Zone is restricted to isolated trough-like bodies located around the base of the RLS. The Main and Upper Zones are laterally more persistent, and these zones comprise more than 60% by volume of the RLS. The continuity of the Critical Zone is intermediate between that of the Lower Zone and Main/Upper Zones.

In the Swartklip sector, the Upper Critical Zone stratigraphy between the UG2 and Merensky Reef is significantly telescoped, ranging in thickness between 12 and 25 m, compared with a thickness of 120 m or more in other parts of the BC (Figure 5.2). In addition, the interval between the UG2 and the Merensky Reef contains the PGM bearing Pseudo Reef Package, which is not encountered elsewhere in the BC.

A composite stratigraphic section (Figure 5.3) compares the common stratigraphy of the RLS and the Critical Zone, to the local stratigraphy of the Kruidfontein Project area (Swartklip Facies) and Mphahlele Project.

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The Western Limb of the BC is subdivided into two sectors separated by the younger Pilanesberg alkaline intrusive complex: the northern ‘Swartklip’ sector where the Kruidfontein Project is located and the southern ‘Rustenburg’ sector.

It is generally accepted that, rather than the BC being a single body, it comprises several overlapping lopolith-shaped intrusions. The similarity of geology across large areas within each of the lobes, particularly the sequence of igneous layering that includes both the Merensky Reef (MR) and the Upper Group Chromitite 2 (UG2) Reef is probably indicative of simultaneous differentiation and replenishment of a basaltic magma under essentially identical conditions. The dip of the igneous layering is generally shallow and towards the centre of the complex.

Post-BC sedimentary successions of the Waterberg Group and Karoo Supergroup, as well as more recent alluvial deposits of Holocene age, cover large parts of the BC.

The Platinum Group Metals (PGMs) are contained throughout the multi-layered sequence but are enriched (by factors of over 1 000) to economic concentrations within the Critical Zone and confined to certain horizons/layers commonly referred to as reefs. The Critical Zone is the host to all chrome and PGM mineralisation within the BC.

The Kruidfontein Project, which is located in the eastern extremity of the Pilanesberg enclave, belongs to the Swartklip facies in the north-western Bushveld. Figure 4.2 and Figure 19.1 show the project area in relation to adjacent properties. The project area is underlain throughout most of its southern and western portions by the gabbronoritic rocks of the Main Zone, and by the ferrogabbros of the Upper Zone in the north and east. The project area is intruded by a series of NW-trending dykes of various compositions which are visible on available aeromagnetic image (Figure 4.1). Although traces of Iron-rich Ultramafic Pegmatoid (IRUP) bodies are visible on the aeromagnetic image, drillholes have not intersected any IRUPs and this contrasts with what is observed in Magazynskraal to the north of Kruidfontein.

5.1.1	The Merensky Reef Layer

The MR has been traced over 150 km along strike in the Eastern Bushveld and over 110 km strike in the Southern Sector of the Western Limb. There is also extensive mining of the Western MR from Pilanesberg to Thabazimbi giving a total strike length of approximately 250 km. Generally, two types of MR exist: the normal reef and potholed reef (see Figure 5.2). Where fully developed in the Swartklip Facies, the MR consists of an orthopyroxenitic or harzburgitic pegmatoid, between 1 cm and 5 m thick, bounded top and bottom by thin (1 cm or less) chromitite stringers.

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Legend
Younger Sedimentary Cover & Intrusions
Granophyres + Granites
Rustenburg Layered Suite
Bushveld Complex
Rooiberg Group
Pretoria Group
Chuniespoort Group
Transvaal Supergroup
Archaean Basement Pre-Transvaal Formations
Pt-Reefs
Faults
NAMIBIA
BOTSWANA
SOUTH AFRICA
MOZAMBIQUE
SWAZILAND
Pretoria
Cape Town
Villa Nora
Northern or Porgietersrus Limb
Potgietersrus
Thabazimbi
MPHAHLELE PROJECT
Burgersfort
Eastern Limb
GROOTBOOM PROJECT
Sedibelo
Tuschenkomst
Magazynskraal
Nietverdiend
Far Western Limb
Western Limb
Rustenburg
Brits
Pretoria
Moloto
LOSKOP PROJECT
Roossenekal
Stoffberg
Belfast
Uitkomst
Johannesburg
Bethal
26S
28
29
30
0 25 50 75 100km
SCALE

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Project No.
576060

Figure 5.1:       Regional Geology of the Bushveld Complex and its country rocks

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UPDIP
DOWNDIP
m
0
18
36
54
Merensky Reef (Normal Reef)
Merensky Reef (Contact Reef)
Upper Pseudo
Pseudo Harzburgite
Lower Pseudo
MRFW Mineralisation
Merensky Reef potholed onto Upper Pseudo Reef (PUP)
Merensky Reef (Slump Reef)
UG2 Chromitite Layer
UG2 Pothole
PRHZB Mineralisation
Autolith
UG1 Chromitite Layer
Chromitite Stringers
LEGEND
Norite
Pyroxenite
Mottled Anorthosite
Melanorite
Balanced Norite
Non Reef Mineralisation

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Project No. 576060

Figure 5.2:      Upper Critical Zone stratigraphy between the UG2 and Merensky Reef of the Swartklip Sector, Western Limb of the BC

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At Kruidfontein, the MR has been intersected at depths ranging from 1 135 to 2 395 m. The MR belongs uniformly to the PUP facies (i.e. the MR potholed on to Upper Pseudo Reef) throughout the Kruidfontein project area, apart from a small area in the extreme south-west where pegmatoidal Merensky Main Reef has been intersected in two drill holes namely KFT012DO and KFT014DO. In this respect, it differs considerably from the properties to the west (e.g. PPM, Sedibelo, Ruighoek), where substantial variations in facies across short distances make the MR difficult to assess as a resource. Generally in the Swartklip pothole facies, the MR erosion surface transects through the footwall anorthosite until it reaches the Upper Pseudo Reef (UPR), but does not penetrate into this unit. Thus, the MR completely eliminates its anorthositic to noritic footwall lithologies, and the Merensky Hangingwall Pyroxenite rests directly on the UPR. The chromitite of the MR coalesces with the upper chromitite of the UPR, the resultant combined chromitite is up to 2 or 3 cm thick. Under these circumstances, here termed the PUP (potholed onto Upper Pseudo) reef facies, elevated PGM grades are common in the UPR and in at least the top few tens of centimetres of the underlying Tarentaal harzburgite. The PUP reef is the dominant Merensky-type reef in the Kruidfontein project area.

Within the MR, the PGMs occur as small (<20 µm) grains, most commonly at the contact between the base metal sulfides (BMS) and silicate minerals. Their composition varies considerably, from sulfides through tellurides to Pt-Fe alloys. Grade varies considerably over short distances in the MR. Where the pegmatoidal pyroxenite of the MR is greater than 50 cm, grade is concentrated at or near the upper chromitite with a smaller peak on the lower chromitite. PGM mineralisation is generally low grade in the body of the pegmatoid itself.

5.1.2	The UG2 Chromitite Layer

On a regional scale, the UG2 is hosted within pyroxenites and typically consists of a main chromitite band, typically 50 to 120 cm wide, often accompanied by a series of smaller chromitite stringers in the immediate hanging wall. These stringers range from 0.5 cm to several tens of cm in width. Additionally, pyroxenite stringers may be developed within the main chromitite layer. The footwall to the UG2 consists of a coarse-grained feldspathic, pegmatoidal pyroxenite or harzburgite unit of variable thickness. Discontinuous chromitite stringers and blebs are present within the pegmatoid footwall. Pyroxenite is developed beneath the pegmatoidal pyroxenite zone. The common signature of the UG2 reef within this ultramafic layer is the massive 1 m thick chromitite found within the package of alternating thin chromite seams. Overlying the UG2 is mostly norite or pyroxenite; the only exception is in the northern part of the Western Limb where the UG2 is overlain by harzburgite.

At Kruidfontein, the UG2 was intersected at depths ranging from 1 150 to 2 409 m. The UG2 interval consists of the UG2 chromitite, separated from a 10 cm thick UG2 leader chromitite layer (UG2L) by a pyroxenite parting (UG2P) approximately 10 cm thick under normal circumstances. The main UG2 layer is generally between 80 cm and 110 cm thick. A pegmatoidal orthopyroxenite is typically developed in the footwall of the UG2. Where there is disseminated chromite in the footwall pegmatoidal orthopyroxenite, it may carry significant grade. In the UG2 pothole condition, which is relatively rare, the UG2L merges with the UG2 and the overall thickness can be significantly reduced.

The PGM mineralogy of the UG2 is simpler than that of the MR, being dominated by PGM sulfides, although the grain size is smaller (<10 µm) than in the Merensky reef. The 4E grade tends to peak (in excess of 10 g/t) at the bottom and top contact of the main UG2 Chromitite seam.

5.1.3	Geological Structures

Both reef horizons are continuously developed over the strike extent of the project area, as determined by the drilling. The BC reefs are generally affected by discontinuities including faults, dykes, potholes and IRUPs.

Potholes are circular to oval shaped depressions within both the MR and UG2. Within the depression, the reef unit may crosscut the footwall stratigraphy at a high angle and ultimately lie at a lower stratigraphic elevation than the typical reef. Within the pothole, anomalous hanging wall, footwall and reef stratigraphy may be developed. In some instances, the reef within a pothole may have higher than average grades; in others it may be uneconomic. In extreme cases, reef is not recognisable within the pothole. The scale of potholing in both reefs is extremely variable, ranging from gentle undulations, often termed “rolling reef” to deeply plunging features and both types occur along this westerly trending segment of the Bushveld Complex. The frequency of potholes varies and the presence of potholes on the UG2 does not imply similar pothole development within the overlying MR.

In the Swartklip area (which is host to Kruidfontein), in contrast with the rest of the BC, MR potholes can erode up to 15 m of footwall anorthosite and leuconorite, ultimately coming to rest on an otherwise sub-economically mineralized package of ultramafic rocks, unique to the Swartklip facies, known as the Pseudo Reef package. Over much of the Swartklip facies, the MR directly overlies the Pseudo Reef over large (up to several km diameter) areas referred to as ‘regional potholes’ which can usually be profitably mined.

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Pothole interruptions of the ‘normal’ MR and UG2 layers have important operational and hence financial implications in the viable exploitation of these layers. The majority of the smaller potholes are usually classified as ‘geological losses’ and accounted for in the mineral reserve and/or resource estimations. By contrast, ‘regional potholes’ can usually be mined successfully, provided the many variations of the ‘potholed reef’ are clearly understood.

IRUPs are common features of the RLS around the BC resulting from metasomatism by iron-rich fluids. The replacement pegmatoid is usually coarse-grained to pegmatoidal but is of variable texture. The degree of alteration is also variable and original mineralogies and textures may be partially preserved. Alteration zones are invariably transgressive across the igneous layering. These pegmatoids do not always result in loss of metal value but the altered ore minerals are not as amenable to flotation.

The IRUPs, when these occur in close proximity to the MR (and, less commonly, the UG2 chromitite), can result in a redistribution and reconstitution of PGM and base metal sulfide mineralization, which has a consequent deleterious effect on the value of the reefs.

The BC is also disrupted by several generations of post-Bushveld dykes and sills, which range in the western BC from a dominant suite of mafic dykes to less common alkaline lithologies (syenites, lamprophyres and kimberlites), with the latter posing particular problems because of their susceptibility to alteration. In the Kruidfontein area, swarms of predominantly mafic dykes trend in a NNW direction.

The large fault zones which bound the BC are deep seated crustal lineaments of continental magnitudes, namely, the Johannesburg-Barberton Lineament, the Palala Fault/Shear zone, the Rustenburg Fault and the Thabazimbi-Murchison Lineament. With the exception of the Rustenburg fault striking NW-SE, the bounding faults generally strike ENE-WNW. The interlocking nature of these faults has resulted into structural blocks. The magnitudes of displacements on these structural blocks are significant and are therefore considered in mine planning.

Prominent faults supported by aeromagnetic, seismic and drill hole information were interpreted and incorporated into the geological model. Fault F1 was estimated to have a down throw of 100 m to the east. An E-W trending fault (F3) interpreted from the aeromagnetic and seismic data has an approximate down throw of 40 m to the south.

5.2	Deposit type

[§229.601(b)(96)(iii)(B)(6)(ii-iii)] [SR2.1(ii)-(vi)]

The BC is a magmatic layered mafic intrusion. As one of the largest known differentiated igneous bodies, it hosts world class deposits of PGMs, nickel, copper, chrome and vanadium.

The Critical Zone is the host to all chrome and PGM mineralisation within the BC. The PGM, base metal and chrome mineralization targeted at Kruidfontein is contained in two cumulate layers, the MR and UG2. The mineralization in the UG2 is primarily constrained to the main seam and the underlying UG2 pegmatite units. Where the UG2P parting is developed this is typically poorly mineralized, but is included in the mining package, as it cannot be separately extracted.

The PGM and base metal mineralization is concentrated in the PUP facies of the MR. As opposed to the UG2, the PUP is more irregularly distributed within this unit.

The exploration programme follows the well established model of targeting these two stratigraphic units, which are readily identifiable in the drill core.

Cross sections through the Kruidfontein deposit are evident in the seismic traverses shown in Figure 4.1. A structural map of the reefs inclusive of adjacent properties is shown in Figure 5.4. It is noted in the schematic section that the reefs continue into Kruidfontein reaching a depth in excess of 2 000 m below surface.

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Standard Bushveld
(Rustenburg Layered Suite)
Pilanesberg
(Swartklip Facies)
Mphahlele
Merensky Reef
PPM
(Pits)
Merensky Main/Normal Reef
Norite
MRH 2
Merensky Contact/ Transitional Reef
S1
MRF 1
Mottled Anorthosite
UPVZ
(Barrick)
0 - 10m
UPR
PUP
S2
PRH ZB
(Pseudo Reef Harzburgite/ Tarentaal)
3 - 5m
LPR
Merensky Hanging Wall
Merensky Reef
MPX
± 6m
(MF 1-8)
± 70m
UPPER ZONE
pyroxenite marker
U2H 1- 4
(± 10)
UG2 Hanging Wall
(UH 1 - 3)
± 40 m
MAIN ZONE
Upper Group
UG2
UG1
U2L
U2P
UG2
U2
Pyroxenite with Cr Stringers
UG2
UG2 (upper)
UG1 (lower)
U2F 1-3
U2 Peg
(PPM)
FW1 Peg
(Barrick)
(Pyroxenite + Anorthosite)
U1F 2+3
(Norite & Anorthosite)
UF1
(UG2 Pegmatoid)
UG1 M
Silicate Parting
Middle Group
MG4
MG3
MG2
MG1
UPPER CRITICAL ZONE
LOWER CRITICAL ZONE
LOWER ZONE
MARGINAL ZONE
Lower Group
LG7
LG6 & LG6A
LG5
LEGEND
Chromitite
Anorthosite
Norite
Pyroxenite
Pegmatoid
Harzburgite
MRH 1/2 Merensky Reef Hangingwall
MRF / MF Merensky Reef Footwall
MPX Merensky pyroxenite
UPR Upper Pseudo Reef
LPR Lower Pseudo Reef
U2L UG2 Leader
U2P UG2 Parting
U2 UG2 Reef
UH/U2H UG2 Hangingwall
U2F UG2 Footwall
UPVZ Upper Pseudo Value Zone
PUP Potholed Upper Pseudo

srk consulting

Kruidfontein PGM Project

Project No. 576060

Figure 5.3:	Composite stratigraphic section comparing conventional Critical Zone stratigraphy to the local stratigraphy at Kruidfontein and Mphahlele Projects

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Legend
Section Lines
Tuschenkomst Pitshell
Sedibelo Central Pitshell
Boynton Boreholes
Sedibelo Boreholes
Faults
Aeromag anomaly
Fault inferred
Fault/Contact from gravity survey
Normal fault
Normal fault inferred
Farm Farm Boundaries
Magazynskraal
Sedibelo West
"Underground"
Not Mineable
Pit Extension
PPM
Pit
No Reef
Sedibelo Central
Sedibelo
East
Kruidfontein
A
A'
A"
B
B'
C
C'

SECTION A - A' - A"
PPM
Sedibelo
Magazynskraal
Kruid-
fontein
PPM
Pit
Pit Extension
Sedibelo West
"underground"
No Reef
Sedibelo
Central
Sedibelo
East
Magazynskraal
Kruidfontein
A
A'
A"
Depth
m
0
200
400
600
800
1000
1200
1400
1600
1800
Current Pit
No Reef
"Shaft" Fault
Reefs
Reefs
West
East
SCALE
0
2000m
4000m
LEGEND
Reefs Mineable
Reefs Not Mineable

srk consulting	**Kruidfontein PGM Project** Geological section from PPM to Kruidfontein.	Project No. 576060

Figure 5.4:	Geological section from PPM to Kruidfontein

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6	EXPLORATION

[§229.601(b)(96)(iii)(B)(7)]

6.1	Exploration (other than drilling)

[§229.601(b)(96)(iii)(B)(7)(i)] [SR3.1, SR3.2]

Regional mapping was conducted by the Council for Geoscience in 1974.

Anglo American Platinum conducted an airborne magnetic survey over the Pilanesberg area as part of a larger survey during 2004.

A helicopter-borne magnetic and radiometric survey was conducted over the project area in 2007. The flight lines were flown at 50 m spacing maintaining an elevation of 20 m above the ground level. The interpreted magnetic results are shown in Figure 4.1.

A 2D seismic reflection survey consisting of two traverses totalling 13.9 km was conducted over the Kruidfontein project area in 2008. Two other traverse lines were cancelled due to bad weather. The results of the seismic traverses are shown in Figure 4.1.

6.2	Drilling, Logging and Sampling

[§229.601(b)(96)(iii)(B)(7)(ii) (v) (vi)] [SR3.2, SR3.3]

The discussion here is largely drawn from information provided by the Company.

6.2.1	Drilling

[SR2.1(iii), SR3.1, SR3.2]

The principal method of drilling is diamond core drilling for exploration and resource definition purposes.

Sixteen holes were drilled during the first phase of the drilling campaign between September 2008 and July 2009. During this campaign one historical hole with identity KRF-001 was rehabilitated to allow for the drilling of four reef deflections. In phase 2 of the drilling programme 11 diamond holes were drilled between September 2009 and February 2010. All the mother holes have either three or four deflections. Figure 4.3 is a drill hole location plan within the project area. All drill holes were drilled by previous operators. There has been no additional drilling since the 2010 programme.

All holes were drilled at BQ core diameter (36.5 mm) by Discovery Drilling (Pty) Ltd. SRK notes that the rocks of the BC have been drilled extensively to a BQ diameter size without posing any risk to the core quality. On each of the first three holes (KFT-001, KFT-002 and KFT-003), three deflections were drilled at TBW diameter (45 mm) from the hangingwall of the Merensky Reef to the footwall of the UG2 chromitite, a stratigraphic interval of 25 to 40 m. Due to the logistical difficulties associated with TBW drilling at depth, the protocol was subsequently modified to allow for drilling of four deflections at BQ diameter, rather than three TBW. Of the five reef intersections thus obtained (mother hole + four deflections), three were subjected to whole-core sampling for assay purposes, with two being retained for reference purposes.

SRK notes that the collars were professionally surveyed. The surveyed X, Y and Z position was taken as the collar position into the acQuireTM data base. Random validation of collar positions by SRK indicates accuracy in the collar positions (refer to section 8.1). Only surveyed holes were used for resource estimation. The down-hole survey method used was not stated. SRK notes that the down-hole survey data is in digital format. However, SRK cannot confirm what technique was employed to validate the final drill hole collar positions and the down hole survey results.

SRK also notes that data on core recovery was not captured in the database. There is empirical evidence elsewhere in the Swartklip facies and the BC in general that indicates that core recovery is generally good and usually better than 99% in mineralized zones.

6.2.2	Logging of Drill Holes

[SR3.1(viii), SR3.3, SR3.4, SR3.5]

Before logging of reef intersections, drill hole depths were corrected from at least 10 m above to at least 10 m below both the Merensky and UG2 reefs. Depths were corrected relative to only one datum point, usually related to an appropriate driller’s stick-up marker block. Depth measurements are thus down-hole lengths and the true width of the reef is not known.

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Logging was recorded on specified log sheets, with separate sheets for lithological/stratigraphic logs, mineralization logs and structural logs, using standard codes and abbreviations in a logging dictionary. All logging was entered into a SABLE database.

The TBW core was split perpendicular to true dip, with one half of the core remaining in the core tray whilst the other half was laid out in a separate tray, ready for sampling. The left-hand half core remained in the tray and was metre marked with red paint. All sampled core was photographed (Figure 6.1).

The BQ core was marked up in a similar fashion to the TBW intersections, but was not split. Core was photographed prior to whole-core sampling, and sampled intervals were replaced with equivalent lengths of timber, which were marked up with sampling details (Figure 6.2).

Figure 6.1:	Split and sampled TBW core

Figure 6.2:	BQ core reef intersections marked up for sampling (top) and with sampled interval replaced by lengths of timber subsequent to sampling (bottom)

6.2.3	Sampling of Drill Holes

[SR3.3, SR3.4, SR3.5]

Core samples for assay were generally either 10 cm or 20 cm long, although samples of arbitrary length were taken from time to time to accommodate lithological units. Samples in the main mineralized intervals were typically 10 cm long. It is noted that there were instances where the MR and UG2 drill core intersects were structurally disturbed. In such instances the drill core was not sampled for downstream processing.

MR

In all MR types, at least 80 cm above the top chromitite and 100 cm below the basal chromitite was sampled, regardless of whether visible mineralization (chromite or BMS) was present or not. Sampling protocols for the two most important reef types were as follows:

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●	Normal/Main MR – the Main MR consists of pegmatoidal orthopyroxenite (MR2) of variable thickness at the base of the Merensky unit, with chromitite stringers (MR1 and MR3) at the top and bottom contacts. The pegmatoid is sampled at 10 cm intervals from 1 cm below the basal chromitite to 1 cm above the top chromitite, the top and bottom samples including the top and bottom chromitite stringers respectively. Since the thickness of the pegmatoid was not exactly divisible by 10, one sample in the centre of the pegmatoid was less or more than 10 cm thick. A series of further 10 cm samples were taken in the hangingwall pyroxenite (MRH1) and footwall anorthosite (MRF1) as described above;

●	PUP – in pothole condition, the hangingwall pyroxenite (MRH1) rests directly on the UPR with a chromitite stringer at the contact (effectively a combination of MR1 and UPR1 chromitites). For logging purposes, this chromitite stringer was logged as UPR1. Samples were taken from 1 cm above the UPR1 to 1 cm below the lower chromitite stringer (UPR3) of the UPR. Where the UPR was less than 16 cm thick, only one sample was taken across the UPR, including the pegmatoid (UPR2) and top and bottom chromitites (UPR1 and UPR3). Where the UPR was less than 8 cm thick, the UPR sample began 1 cm above the UPR1 chromitite and extended for a minimum of 9 cm, including a few cm of the underlying Tarentaal harzburgite if necessary. A series of further 10 cm samples were taken in the hangingwall pyroxenite (MRH1) and Tarentaal harzburgite underlying the UPR to a minimum of 1.2 m below the base of the UPR.

UG2 Interval

The UG2 itself was sampled at 10 cm intervals, with the top sample starting approximately 1 cm above the top contact and the basal sample 1 cm below the basal contact of the chromitite layer. Where there is pegmatoidal pyroxenite in the footwall of the UG2, disseminated chromite may extend into the footwall. Sampling at 10 cm intervals continued into the footwall as long as disseminated chromite persisted. Where there was no visible chromite in the UG2 footwall, at least three 10 cm samples were taken below the basal contact of the UG2, or mor if the total sampled thickness from the top of the UG2 was less than 1.2 m.

The UG2L and UG2P were generally sampled separately from the main UG2 chromitite, extending from approximately 1 cm above the top contact of the UG2L to 1 cm above the main UG2 chromitite layer. Where the UG2P was more than 8 cm thick, it is sampled as a separate entity from the UG2L chromitite. If the UG2P is less than 8 cm thick, it was combined with the UG2L as a single sample. One 10 cm always sample was taken in the hangingwall of the UG2L chromitite.

SRK has reviewed the drilling and sampling protocols and finds them to be consistent with conventional norms in the BC and considers them acceptable to form the basis for the Mineral Resource estimate.

6.3	Hydrogeology Characterization

[§229.601(b)(96)(iii)(B)(7)(iii)] [SR3.1(i)] [SR4.3(ii)]

There are no specific reports on the hydrogeology of the Kruidfontein area. This provides some level of uncertainty and additional work will be required to reduce the risk.

The hydrogeology is expected to be similar to that of the Sedibelo-Magazynskraal area, which is characterized by four key hydrostratigraphic units:

1.	A localized shallow aquifer, which is associated with a primary alluvial and weathered aquifer zone adjacent to the rivers and non-perennial streams. In some areas, this zone is underlain by a clay aquitard where it forms wetlands, which are not groundwater supported;

2.	A weathered and fractured aquifer that is pronounced in topographically low-lying areas. This is an important aquifer zone for community water supply. The weathered norite/gabbro forms a low potential aquifer, is approximately 20-40 m thick and exhibits only secondary porosity, from the weathering and fracturing. Depths of weathering vary in the study area and increases towards the drainages and southwards;

3.	Discrete sub-vertical fault and fracture zones that form major aquifers in the study area. Groundwater potential is enhanced along several north-south trending faults associated with major post intrusive faulting during the Pilanesberg volcanic emplacement; and

4.	A fractured/solid bedrock (norite/gabbro) aquifer that underlies the weathered zone.

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6.4	Geotechnical data, testing and analysis

[§229.601(b)(96)(iii)(B)(7)(iv)] [SR3.1(i)] [SR4.3(ii)]

There is no indication of any geotechnical logging, classification or sampling done on the drill core. This provides some level of uncertainty and additional work will be required to reduce the risk.

At the time of compiling this TRS, no geotechnical studies particular to the Kruidfontein project area were available for review. However, geological, structural, rock mass and hydrogeological conditions are expected to be similar to those of the neighbouring project areas.

For concept design purposes, the geotechnical designs from the neighbouring project areas will provide an adequate level of design confidence.

Therefore, confirmatory drilling and testing should be carried out during PFS and FS stages.

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7	SAMPLE PREPARATION, ANALYSES AND SECURITY

[§229.601(b)(96)(iii)(B)(8)] [SR3.4, SR3.6, SR4.1]

The discussion here is drawn from information provided by the Company.

7.1	On site sample preparation methods and security of samples

[§229.601(b)(96)(iii)(B)(8)(i)] [SR3.4, SR3.5, SR3.6]

Samples were marked off and numbered in white paint marker on the half core in the original core tray. Sample numbers were written in the top-left hand corner of the core. Measurements (‘sample from’) were recorded at sample boundaries.

Drill hole number, sample from/to measurements and stratigraphic code (per logging dictionary) were recorded on each sample ticket and counterfoil, along with other information such as mineralization. The ticket was placed in the sample bag, along with the sample, and the ticket number was written on both sample and bag.

The corresponding half of the split core was marked off with marker pen for cutting into individual samples. Once the samples had been cut, they were submitted for SG measurements and subsequent bagging and tagging. SG determinations were performed on all samples by the Archimedes principle, using a purpose-built balance. Core was dried after SG measurements before packaging.

Samples were packed individually in separate plastic bags with their sample tickets. Individual samples were then packed in larger plastic bags, which were sealed with cable ties with numbered security tags. The laboratory was required to sign off each batch of samples submitted, confirming that security tags were intact on arrival.

A blank sample was inserted in the sample sequence at a frequency of 1 in 20. Blanks were sourced from the Main Zone gabbronorite core.

Commercially certified reference materials (CRMs) of both Merensky and UG2 type ore were sourced from Mintek and African Mineral Standards (AMIS) and inserted into the sample stream at a ratio of 1:35. The CRMs used and their certified values are set out in Table 7.1.

Table 7.1:      CRMs used

Item	Reef Type	PGMs (g/t)						Base Metals (ppm)		Cr2O3 (%)
		Pt	Pd	Au	Rh	Ru	Ir	Ni	Cu
SARM70	UG2	0.4	0.4	0.023	0.11	0.15	0.04	890	94	4.21
SARM72	UG2	3.97	4.24	0.13	0.83	1.18	0.28	1 700	390	31
SARM75	Platreef	0.32	0.61	0.053
SARM76	Merensky	3.59	1.53	0.23	0.256	0.49	0.14	1 895	856
AMIS0014	UG2	1.95	1.2	0.036	0.35	0.54	0.13	225	103
AMIS0034	Merensky	3.69	1.63	0.43	0.24	0.48	0.08	1 689	1 532

Repeat samples were done by the laboratory at regular intervals. Additional repeats were requested on an ad hoc basis if the results received appeared suspicious.

In total, 145 CRMs, 166 blanks and 432 repeat control samples were inserted into the sample stream for analysis.

7.2	Sample preparation, assaying and laboratory procedures

[§229.601(b)(96)(iii)(B)(8)(ii)] [SR3.4, SR3.5]

The approach to crushing, pulverizing of samples and aliquot selection is not detailed in the information provided by SPM, nor are there any results of the particle size analysis.

All samples were assayed by SGS Lakefield Research Africa (Pty) Ltd (SGS), a laboratory accredited by the South African National Accreditation System (SANAS) with certification number “No. T0169”. SRK is not aware of any information that suggests that SGS is not independent of SPM.

One MR and one UG2 chromitite intersection from each drill hole was submitted for full 6E (Pt, Pd, Rh, Ru, Ir, Au) by NiS collection fire assay with ICP-OES finish. The remaining deflections from each drill hole were assayed for Pt, Pd and Au by lead collection fire assay with ICP-OES finish, with separate determination of Rh by Pb fire assay with a Pd collector.

In the first phase of drilling, all samples were assayed for total Cu and Ni by Atomic Absorption Spectrometry (AAS) after aqua regia digestion, with some erratic results obtained. This technique can over-estimate Ni concentrations where secondary minerals after magnesian olivine are present and digested along with sulfide-hosted Ni. For the second phase of drilling, Ni and Cu were determined by XRF spectrometry on pressed powder pellets, knowing that XRF measures total Ni in both sulfides and silicates. UG2 samples were additionally submitted for Cr2O3 analysis by XRF after borate fusion.

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7.3	Quality control procedures and quality assurance actions

[§229.601(b)(96)(iii)(B)(8)(iii)] [SR3.5(i), SR3.6(i)]

The independent Quality Control (QC) samples comprised CRMs, Blanks and Repeat samples constituting approximately 12.5% of total samples submitted for analysis. Based on the QC data reviewed by SRK, SRK can confirm records only for the CRMs and Blanks. There is no report/data for internal laboratory QC. SRK places a higher reliability on independent QC results than on internal laboratory QC and hence the absence of the latter should not pose any risk to the assessment of the assay results for grade estimation.

For each CRM, the actual values were plotted against the certified value, with minimum and maximum ranges of three times the standard deviation (3 SD). SRK has validated the control plots against the source data and notes that the plots are accurate plots. The CRM control plots for the 4E variables for SARM70, SARM72, AMIS0034 and AMIS0014 are shown in Figure 7.1, Figure 7.2, Figure 7.3 and respectively. The upper and lower limits have the abbreviations ‘UCL’ and ‘LCL’ respectively, whereas the certified value is shown by the green line; the blue dots depict the individual actual assayed values. Based on the thresholds considered, the results are generally satisfactory, with only one data point falling outside the threshold limits for low grade standards (Figure 7.2). Based on the threshold limits imposed on these plots, it can be concluded that there is no material bias associated with the assay results. SRK notes that using a more stringent threshold limit (2 SD), the conclusion on ‘bias’ will not be different. It is also important to note that the grade range of CRMs considered is largely representative of the grade distribution within the mineralized zone.

Although the Blanks used were not certified and the background values were not established, the results indicate negligible sample contamination.

SRK notes that extremely good correlation for all repeat samples, with R2 values all above 0.98, were reported. SRK cannot confirm this because the scatter plots and the underpinning data is not available for review.

Figure 7.1:       Actual vs certified Au, Pt, Pd and Rh values (SARM70)

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Figure 7.2:	Actual vs certified Au, Pt, Pd and Rh values (SARM72)

Figure 7.3:	Actual vs certified Au, Pt, Pd and Rh values (AMIS0034)

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Figure 7.4:      Actual vs certified Au, Pt, Pd and Rh values (AMIS0014)

7.4	Adequacy of sample preparation, security and analytical procedures

[§229.601(b)(96)(iii)(B)(8)(iv)][SR3.5(ii), SR4.5(viii)]

The on-site sample preparation process described in Section 7.1 is a conventional approach adopted by operating Mines in the Bushveld Complex. It is, however, not clear what laboratory sample preparation methods were adopted. The chain of custody of samples from the site to the assay laboratories is well documented. The validation process undertaken when the laboratory receives the samples ensures that all samples intended for submission by the exploration team are accounted for.

SRK is of the opinion that the above measures are credible and contribute to the reliability of the assay data for grade estimation.

7.5	Unconventional analytical procedures

[§229.601(b)(96)(iii)(B)(8)(v)]

No unconventional analytical procedures were used for the Kruidfontein Project.

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8	DATA VERIFICATION

[§229.601(b)(96)(iii)(B)(9)]

8.1	Data verification procedures applied

[§229.601(b)(96)(iii)(B)(9)(i)] [SR3.1(ii), SR3.6(i), SR4.5(viii)]

A Principal Resource Geologist employed by SRK undertook a site visit in April 2014 to validate drill hole collars in the field and inspect drill core at the Mogwase core yard. SRK noted that the majority of the casings and markers indicating drill hole identity of randomly selected drill hole collars were still intact.

SRK notes that the SABLE data validation routine was used to check simple capturing or importing errors. In addition, hardcopy logs were viewed and verification of the drill hole data was done by the competent geologist. SRK’s independent review of randomly selected geological records of some drill holes during the visit to the core yard indicated good correspondence to what is captured in the electronic database. Focusing on the half/split drill core within the mineralized zone, it was possible to determine the accuracy of the thickness of the different packages of the mineralized unit.

Based on the observations made, SRK concluded that the geological records captured in the database are a fair representation of what is notable in the drill holes.

Based on the review of the assay QA/QC results/reports as outlined in section 7.3, SRK is of the opinion that the respective assay datasets considered for the grade estimation are reasonably accurate.

8.2	Limitations in data verification

[§229.601(b)(96)(iii)(B)(9)(ii)] [SR3.1(ii), SR3.6(i), SR4.5(viii)]

The results of the Repeat samples underpinning the conclusion about the repeatability of the assay data have not been verified.

8.3	Adequacy of data

[§229.601(b)(96)(iii)(B)(9)(iii)] [SR3.1(ii), SR3.6(i), SR4.5(viii)]

From the inspection of the drill core, SRK is satisfied that the description of the drill core with respect to logging, lithology and sampling is as documented in electronic files provided to SRK.

Based on the CRM results, there is no consistent bias in the assay dataset used for grade estimation.

Considering the degree of confidence assigned to the Mineral Resource estimate, SRK is satisfied with the quantity of composite data contribution to the estimate.

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9	MINERAL PROCESSING AND METALLURGICAL TESTING

[§229.601(b)(96)(iii)(B)(10)] [SR4.5(iii), SR5.3]

9.1	Nature of mineral processing, metallurgical testing and analytical procedures

[§229.601(b)(96)(iii)(B)(10)(i)] [SR5.3(i)(ii)(iv)(v)(vi)]

There is no evidence of any metallurgical testwork having been done on samples of drill hole core.

9.2	Representivity of test samples

[§229.601(b)(96)(iii)(B)(10)(ii)] [SR5.3(iv)]

Discussion of sample representivity is not necessary, since there is no evidence of any metallurgical testwork having been done.

9.3	Testing Laboratory and Certification

[§229.601(b)(96)(iii)(B)(10)(iii)] [SR5.3(i)(iii)]

Discussion of the testing laboratory and its certification is not necessary, since there is no evidence of any metallurgical testwork having been done.

9.4	Plant Recovery and deleterious factors/elements

[§229.601(b)(96)(iii)(B)(10)(iv)] [SR5.3(iv)(v)]

The Concept Study assumed an average plant recovery for the 6E elements of 75% and 79% respectively for UG2 and Merensky ores for evaluation purposes in the economic analysis. In comparison to the reported 4E recoveries for Union Mine and Amandelbult Mine in Section 19.4, and the generally lower recoveries for Au, Ir and Ru in relation to Pt, Pd and Rh, these assumed 6E recoveries are reasonable for an initial assessment.

The chromite content in the PGM concentrate has to be maintained below certain levels (typically <1.5% Cr2O3) to avoid attracting penalties from the refining and smelting of the concentrate into final metals. This is achieved by controlling the mass pull into concentrate.

9.5	Adequacy of data

[§229.601(b)(96)(iii)(B)(10)(v)] [SR5.3(v)(vi)]

There is no metallurgical testwork data to support the plant recovery factor applied. However, Union, Amandelbult and Northam mines have been processing Swartklip Facies UG2 and Merensky ores for many years. This historical database provides adequate support for plant recoveries at an initial assessment level.

The Concept Study was done at a conceptual level, where testwork is not usually included. In further exploration programmes, metallurgical testwork is envisaged which will address this requirement.

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10	MINERAL RESOURCE ESTIMATES

[§229.601(b)(96)(iii)(B)(11)]

10.1	Key assumptions, parameters and methods used to estimate Mineral Resources

[§229.601(b)(96)(iii)(B)(11)(i)] [SR4.1(i)-(v), SR4.2(i)(iii), SR4.5(viii)]

Geological modelling and grade estimation were compiled by a consulting firm independent of SRK. SRK has reviewed the raw and composited data in sufficient detail to conclude that the selected composites are suitable for use in the Mineral Resource estimate reported in this report.

Geological modelling was done using the Gemcom MinexTM software. SRK has reviewed the geological model and concluded that it is appropriate for the current level of study.

The Minex growth estimation technique was used to construct a structural model for each layer. In cases where one of both reefs were absent due to geological disturbances, the estimated stratigraphic position was used. The model integrity was tested with the aid of the 2D seismic lines, which provided accurate fault information to further enhance the structural model.

Several drill holes were affected by intrusive material ranging from <1 m to >100 m thick. These intrusives were predominantly of doleritic and syenitic composition with occasional occurrence of lamprophyre and undefined mafic/ultramafic rocks. The aeromagnetic interpretation indicates the preferred orientation of the intrusive swarms to be NNW-SSE. Some drillholes were void of both UG2 and Merensky Reef due to dyke intersection (e.g. KFT008), others sterilized Merensky Reef intersections although UG2 was not affected (e.g. KFT018), while UG2 reef intersections were eliminated with the Merensky intact in one of the deflections (MRL004).

Prominent faults supported by aeromagnetic, seismic and drill hole information were interpreted and incorporated into the geological model.

10.1.1	Mineral Resource Cut (MR)

[SR4.2(ii), SR4.3(i)]

Two facies types, viz. the PUP and normal MR were considered. The resource cut incorporates a 20 cm of hangingwall sample, and then a minimum 1 m cut. However, SRK has noted reef picks of less than 1 m in some of the drillholes. It is SRK’s opinion that, when the combined cut of MRHW+MR+MRFW/UPR is less than 1.0 m, it must be marked-up with additional samples from the underlying Pseudo Reef Harzburgite (PRHZB); this is to allow for the minimum mining width conventionally associated with the BC. The maximum width defined in these cuts is 162 cm.

SRK has stepped through the assay composite database and is satisfied that the resource cuts of the individual samples meet the criteria set out above.

10.1.2	Mineral Resource Cut (UG2)

[SR3.7, SR4.2(ii), SR4.3(i)]

The resource cut takes into consideration the total reef package (i.e. the main chromitite seam, UGWP and UG2L).

The minimum vertical resource cut applicable to the UG2 is 1 m. This is based on a practical mining width in the BC. The UG2 is always capped with additional samples from the UG2FW/PG to ensure a minimum vertical resource cut of 1 m. However, SRK has noted that the UG2 reef picks (Mineral Resource cut) are inconsistently defined across drill holes (inclusive of deflections). The inconsistency is also because there is no criterion for the inclusion or exclusion of the UG2P/L. Where the reef pick is greater than 1 m, the UG2 main chromitite has been marked up with varying thicknesses of footwall units.

The final reef pick measurements (Potholed MR and UG2) used for the resource estimation are based on the trace and have not been corrected for true thickness of the reef.

It is noted that for each of the samples with assay values for the PGMs, density determinations were undertaken. However, in compositing over the full width, the weight component does not factor in the density values. On a random inspection undertaken by SRK on some of the composites, it is noted that a length and density weighting yields a slightly different set of PGM composite values which on average is less than 5% over the full width. This uncertainty is considered in the resource classification criteria in Sections 10.3 and 10.4.

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10.2	Mineral Resource estimation

[§229.601(b)(96)(iii)(B)(11)(ii)] [SR4.1(iv), SR4.2(ii)(iv)(vi), SR4.3(i), SR4.5(ii)(iv)(v)(vi)]

The polygonal estimation technique was used in compiling the resource estimates; primarily because of the relatively wide drill hole spacing which SRK notes to be in the order of a 1 000 m. Reef intersections of mother and deflection holes have been composited into a single datapoint (by averaging each composite) prior to delineating the polygonal boundaries. It is worth noting that the compositing is based on the drillhole trace lengths, which are apparent widths, and thus should be corrected for true width. The model values generated for each polygon area were weighted according to the polygon area and number of intersections and then reported separately for the UG2 and Merensky Reefs for each polygon area. Polygon values were added to report totals for each reef across the resource area. In situations where the drillholes were disrupted by potholes or intrusives, the average value representative of the entire study area for the relevant reef was applied to those polygon areas. This was done based on the assumption that these geological disturbances are localized, and that the polygon is still representative of reef intersection and grade. The left-hand images in Figure 10.1 and Figure 10.2 show the geologically disturbed/undisturbed resource polygons for both the PUP and UG2 cuts respectively, whereas the right-hand images show the estimates for the corresponding 4E profiles.

10.3	Mineral Resource classification criteria

[§229.601(b)(96)(iii)(B)(11)(iv)] [SR4.4(i), SR4.5(viii)]

Although a polygonal method was used in compiling the resource estimate, a 3D semi-variogram model was generated and the variogram ranges used as the basis for resource classification. This resulted in grade and thickness continuity ranges of 1 150 and 810 m respectively for the UG2 and 1 075 and 1 200 m respectively for the MR. Variogram modeling refers to the fitting of smooth mathematical curves to the inherent spatial grade continuity modelled empirically (i.e. the experimental semi variogram) from composite data associated with the respective reef packages. Variogram models form the geostatistical basis for the estimation process via the grade interpolation methods, e.g. kriging. Typically with the PGMs on the BC, the variogram modelling uses either a spherical or exponential component. The variogram range depicts the threshold distance (as reflected on the fitted mathematical curve) beyond which there is no grade continuity between pairs of composites.

The following guideline for resource classification was applied:

•	Indicated Resource: Areas up to a drillhole spacing of 600 x 600 m, supported by positive reef intersections, and whereby at least three drillholes are within the required range; and

•	Inferred Resource: Areas exceeding a drillhole spacing of 600 x 600 m, supported by positive reef intersections and surrounding drillholes.

It is not clear what reef picks and composite lengths were used for the 3D semi-variogram. SRK believes that it is not appropriate to demonstrate grade continuity using a 3D semi-variogram when the polygonal estimate is based on full width. The methodology applied in the resource classification results in circular areas surrounding individual drillholes being classified as Indicated Resources (“spotted dog” scenario) resulting in non-contiguous/scattered Indicated Resource blocks.

SRK has accordingly classified the entire resource as Inferred Mineral Resources, since the grade and structural continuity are estimated based on limited geological evidence and sampling. SRK does not consider the confidence levels high enough to apply relevant technical and economic factors.

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srk consulting

Kruidfontein PGM Project
Geological disturbance and 4E grade profile (PUP)

Project No.
576060

Figure 10.1:      Geological disturbance and 4E grade profile (PUP)

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N
W
E
S
N
W
E
S

srk consulting

Project No.
576060

Figure 10.2:      Geological disturbance and 4E grade profile (UG2)

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10.4	Uncertainty in Mineral Resource estimates

[§229.601(b)(96)(iii)(B)(11)(v)] [SR4.2(ii), SR4.4(i), SR4.5(viii)]

Based on some fundamental issues with the estimation process, and the classification approach resulting in non-contiguous areas of Indicated Resources surrounding individual drillholes, SRK has downgraded the Indicated Resources to Inferred Resources.

The fundamental issues SRK identified with the estimation process are as follows:

•	The reef picks on the UG2 and MR have not been consistently selected. As referenced in Section 10.1.2, there is inconsistency in the inclusion/exclusion of the U2P (internal barren material) and U2L into the reef package/unit. It is also not clear what grade thresholds in the UG2 footwall informs its inclusion into the reef picks. With respect to the MR, composites less than 1 m have not been bulked up to the minimum cut. SRK notes that an application of a consistent reef pick philosophy (based on the 1 m minimum width and constrained to only the reef unit) will result in a 5% change in the estimated MR tonnages. Although SRK is able to replicate the composite values for each of the reef picks, the uncertainty associated with the selection criteria requires a downgrade to the Inferred category without any adjustment to the estimated tonnage;

•	The thickness used in the tonnage estimate is per the drillhole trace and has not been corrected to reflect the true thickness of the reef. The deviation of the drill hole trace from the vertical is less than 2° for any given hole and hence its overall impact when corrected to true thickness is immaterial in SRK’s opinion. Hence, SRK is of the opinion that this must not lead to any downgrade;

•	The composite PGM grade values are only weighted on length and do not consider the available density determinations of the samples used in compiling the full width composites. Noting that the correct application yields slightly different composite values for some of the drill holes randomly reviewed, SRK deems it appropriate to downgrade the Indicated Resources to an Inferred category; and

•	The Mineral Resource volume calculation is a product of the resource area (in XY plane) and the apparent drill hole trace thickness (i.e. Mineral Resource cut). SRK notes that the apparent thickness is not corrected to vertical thickness to allow for accurate tonnage calculation. SRK understands that the deviation of the drill hole trace from vertical at the reef intersection is less than 2% and hence the tonnage error associated is immaterial. This observation in conjunction with item (ii) above in SRK’s opinion qualify the entire Mineral Resource footprint to be classified as Inferred Mineral Resources.

The Qualified Person is of the opinion that, with consideration of the SRK recommendations and opportunities outlined in Section 22 (Recommendations), that any issues relating to all applicable technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

10.5	Reasonable Prospects of Economic Extraction (RPEE)

[§229.601(b)(96)(iii)(B)(11)(iii)(vi)(vii)] [SR4.2(ii)(iii)(iv), SR4.3, SR5.6(iv)]

To assess the prospects of economic extraction, SRK calculated a cut-off grade based on the economic mining and processing assumptions incorporated in the Concept Study. The market for PGMs is considered to be an established market and SRK has therefore based its price assumptions on market conditions. The metal prices and exchange rate used in the calculation are the three-year trailing average prices as of 31 December 2021 as provided by the Company (Table 10.1).

Table 10.1:      Commodity price and exchange rate assumptions for cut off calculations

Metal	Units	3-Year Trailing Average Values
Pt	(USD/oz)	946
Pd	(USD/oz)	2 045
Rh	(USD/oz)	11 722
Au	(USD/oz)	1 654
Exchange Rate	ZAR/USD	15.24

A basket price was calculated by weighting each price by the metals’ contribution to the 4E value for each reef package cut (prill splits in Table 10.3). The contribution of Ru, Ir and base metals has not been considered. Basket 4E prices of USD2 206/oz and USD2 982/oz were calculated for the PUP and UG2 respectively. This includes a 20% premium over the actual basket prices for the cut-off calculation, as this is considered a reasonable price for the Mineral Resource use.

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The basket 4E price derived from the three-year trailing average values is lower than that derived from the spot values and similar to that from the long-term values (taken as projected prices in 2030) of the CRU projections detailed in Section 15. The economic analysis in Section 18 covers periods of 51 years and 39 years for the UG2 and Merensky cases respectively and is done in real (constant money) terms. Using these will result in the most conservative cut off value. The UG2 estimated grades are globally all higher than the cut-off and using higher prices will have no impact on the reported UG2 Mineral Resource. On the PUP, only one resource polygon (enclosing KFT002 with a weighted 4E estimate of 2.24 g/t) is below the cut-off (Figure 10.1). This accounts for only 1% of the total tonnes. Considering that this is not material, SRK opted to retain the PUP total Mineral Resource statement.

The cut-off grade and the parameters assumed for the calculation of the PUP and UG2 packages as shown in Table 10.2 relate to underground mining methods. The Opex parameters are taken from Table 17.2, with the plant recovery and NSR values drawn from Section 9.4 and Table 15.3 respectively. The mining recovery and mine call factor (MCF) are typical for underground mines in the BC.

Table 10.2:      Parameters used in the cut-off calculation for the UG2 and PUP reefs

Parameter	Units	UG2	MR_PUP
4E Basket price	(USD/oz)	2 982	2 206
Mining Opex	(ZAR/t)	1 860	2 364
Concentrator Opex	(ZAR/t)	229	291
Subtotal	(ZAR/t)	2 089	2 655
G&A Opex	(ZAR/t)	154	196
Total	(ZAR/t)	2 243	2 851
Mining recovery	(%)	85%	85%
Plant Recovery	(%)	75%	79%
NSR	(%)	83.5%	83.5%
Selling	(%)	0%	0%
MCF	(%)	97%	97%
Cut off grade	g/t	2.97	4.85

No use of metal equivalents is made in reporting the Mineral Resources.

Areas that were interpreted to have little prospect of economic extraction, due to major geological disturbances, were excluded from the reported resource area. A 500 m buffer zone was discounted from the Upper Zone boundary line (NE) as defined by the aeromagnetic interpretation. A 1 000 m buffer distance was excluded for the Pilanesberg boundary. In addition, the polygon areas for KFT006, KFT005 and KFT010 were excluded from the resources. Drill holes KFT005 and KFT010 contain mineralized intervals, but these intervals did not conform to the overall stratigraphy of the property (refer to Figure 10.1 and Figure 10.2). This may be a mega-pothole area similar to that encountered elsewhere at Union Mine which represents upside potential but cannot be included with any level of confidence prior to substantial further investigation.

For the remainder of the resource area, an average geological loss of 30% was applied for both PUP and UG2 reefs. This was done to discount for expected geological disturbances such as faulting, potholing, dykes and IRUPs. SRK finds all the geological loss considerations appropriate.

10.6	Mineral Resource Statement

[§229.601(b)(96)(iii)(B)(11) (ii)] [SR4.1(iv)(vi), SR4.5(ii)(iv)(v)(vii)(viii), SR6.1(i), SR6.3(v)(vi)]

Table 10.3 presents the audited in-situ Mineral Resource statement for Kruidfontein, where the entire Indicated Mineral Resource has been downgraded to an Inferred Mineral Resource, for the reasons as discussed above.

SRK tested the application of a consistent reef pick philosophy (over the reef package) and found that this will result in less than 5% change in estimated tonnages when compared to the tonnages reported in information provided by SPM. It is in this regard that SRK deems the tonnages reflected in the resource statement to be reasonable.

The in-situ Mineral Resources whether reported on an inclusive or exclusive basis would be identical, since no Mineral Reserves have been estimated for the Kruidfontein project.

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Table 10.3:      Kruidfontein – SRK Audited PGM Mineral Resource statement at 31 December 2021

Resource Area	Reef	Tonnage (Mt)	Reef Width (cm)	PGE Grade (g/t)							Contained PGMs		Base Metal Grade		Contained Base Metal
													(%)		(kt)
				4E	Pt	Pd	Rh	Au	Ru	Ir	(4E Moz)	(6E Moz)	Ni	Cu	Ni	Cu
Inferred Mineral Resource
	PUP	58.4	1.14	8.12	5.22	2.21	0.43	0.25	0.68	0.12	15.22	16.70	0.239	0.0779	139.53	45.47
	6E prill				58%	25%	5%	3%	8%	1%
Inferred Mineral Resource
	UG2	90.4	1.41	5.52	3.40	1.41	0.64	0.07	1.01	0.23	16.03	19.63	0.0637	0.0029	57.6	2.64
	6E prill				50%	21%	10%	1%	15%	3%
Total Inferred Resource		148.8		6.54	4.11	1.72	0.56	0.14	0.88	0.19	31.25	36.33	0.132	0.032	197.13	48.11
					54%	23%	7%	2%	12%	2%

Notes:

1	Mineral Resources are not Mineral Reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for the conversion to Mineral Reserves. There is no certainty that any part of the Mineral Resources will be converted to Mineral Reserves.
2	The in-situ Mineral Resources are reported exclusive of any Mineral Reserves that may be derived from them. There are no Mineral Reserves declared for the Kruidfontein Project.
3	1 Troy Ounce = 31.1034768g.
4	There are no UG2 Mineral Resources below the determined 4E cut-off grade of 2.97g/t.
5	Strict application of the PUP 4E cut-off grade of 4.85 g/t will result in the exclusion of less than 1% of the PUP Mineral Resources.
6	The cut-off grades are based on 4E basket prices of USD2 982/oz and USD2 206/oz and plant recovery factors of 75% and 79% for the UG2 and PUP respectively.
7	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

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10.6.1	Reconciliation of Mineral Resources

[SR4.2(v), SR4.5(vi)]

SPM, on its website www.sedibeloplatinum.com, reports Mineral Resources for Kruidfontein of 148.8 Mt with 31.3 Moz (4E), which is largely consistent with those reflected in Table 10.3.

The small difference in contained 4E ounces is due to rounding and is not seen as material.

10.7	Metal or mineral equivalents

[§229.601(b)(96)(iii)(B)(11)(vi)] [SR4.5(ix)]

No metal equivalents are reported.

Summation of the Pt, Pd, Rh and Au is reported as 4E grades of metal quantities, and summation of Pt, Pd, Rh, Au, Ir, and Ru is reported as 6E.

In cut-off calculations the revenue from each of these is considered and summed to arrive at a composite grade cut-off value (ether 4E or 6E). The metal prices are detailed in Section 15.

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11	MINERAL RESERVE ESTIMATES

[§229.601(b)(96)(iii)(B)(12)]

There are no Mineral Reserves declared for the Kruidfontein Project.

11.1	Key assumptions, parameters and methods used to estimate Mineral Reserves

[§229.601(b)(96)(iii)(B)(12)(i)] [SR5.1(ii), SR5.2]

There are no Mineral Reserves declared for the Kruidfontein Project.

11.2	Mineral Reserve estimates

[§229.601(b)(96)(iii)(B)(12)(ii)] [SR5.6(v), SR6.1(ii), SR6.2(i), SR6.3(i)-(iii)(v)(vi)]

There are no Mineral Reserves declared for the Kruidfontein Project.

11.3	Cut-off grade calculation

[§229.601(b)(96)(iii)(B)(12)(iii)] [SR5.2(iv)]

A cut-off grade calculation for Mineral Reserves is not necessary, since no Mineral Reserves are reported.

11.4	Mineral Reserve classification criteria

[§229.601(b)(96)(iii)(B)(12)(iv)] [SR6.2(i)]

Classification criteria are not relevant, as no Mineral Reserves are reported.

11.5	Metal or mineral equivalents

[§229.601(b)(96)(iii)(B)(12)(v)] [SR5.2(iv)]

Discussion on metal equivalents is not relevant as no Mineral Reserves are reported.

11.6	Risk Factors to Mineral Reserve estimates and modifying factors

[§229.601(b)(96)(iii)(B)(12)(vi)] [SR4.3(viii), SR4.5(viii)]

The risk and uncertainty in the initial assessment is factored into the classification of the Mineral Resources into the Inferred category.

There is no guarantee that all the Inferred Mineral Resources will upgrade to an Indicated or Measured category with further exploration, nor that all the Inferred Resources would be economically extractable.

The reported results from the economic analysis should be treated as preliminary in nature as they are derived from a LoM plan which exploits Inferred Resources that are of insufficient confidence to provide certainty that the conclusions presented in the TRS will be realized.

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12	MINING METHODS

[§229.601(b)(96)(iii)(B)(13)]

12.1	Geotechnical and hydrogeological parameters relevant to mine designs

[§229.601(b)(96)(iii)(B)(13)(i)]

12.1.1	Geotechnical parameters

[SR3.1(i), SR4.1(ii), SR5.2(ii)(viii)]

The middling between the Merensky and UG2 is generally <15 m (Figure 12.1), although locally this increases to around 26 m in the southwest. Due to the proximity of the two reefs, which implies that both reefs cannot be exploited without additional geotechnical input and support, RSV conducted two separate analyses, one for Merensky production and one for UG2 production.

Figure 12.1:      Merensky – UG2 middling

The average geotechnical parameters incorporated into the mine design (see Figure 12.3) were as follows:

•	Strike pillars	11 m long x 6 m on dip;

•	Pillar span	35 m skin to skin;

•	Panel length	33.5 m (from dip gully).

The pillar widths would vary with depth as per rock engineering recommendations.

12.1.2	Hydrogeological parameters

[SR5.2(ii) (vii) (viii)]

Experience at Amandelbult and Northam mines showed minimal water down to approximately 600 mbs. Below 600 mbs, a deep-seated water table coupled with water-bearing NW-SE running structures (faults, joints, dykes) were responsible for groundwater inflows into the workings. Flows tended to increase with depth.

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Water in stopes was not a threat as long as these did not transgress any water-bearing fissure. These fissures were picked up in the footwall development and barrier pillars were left around these fissures in the stopes.

Cover drilling is crucial to identify any such fissures ahead of the development, so that the barrier pillars can be correctly planned.

12.2	Production rates, mine life, mining dimensions, mining dilution/recovery factors

[§229.601(b)(96)(iii)(B)(13)(ii)] [SR5.2]

12.2.1	Production Rate

The underground mining operation was planned to have a production rate of 160 ktpm of RoM ore at steady state, either from the UG2 or from the Merensky. A maximum of 30 ktpm of waste would be produced from the underground operation.

12.2.2	Mine Life

The Concept Study showed a mine life from the start of construction for the UG2 and Merensky option of 49 years and 37 years respectively (Figure 12.2). An assumed ramp-up period of four years to reach steady-state production is reasonable.

Figure 12.2:       Mine life – UG2 (left) and Merensky (right)

12.2.3	Mining dimensions

A reef raise every 215 m on strike would be developed from the bottom level upwards. Centre gully raises would be on average 246 m in length on dip. Every raise would have two in-stope ore passes, one to accommodate four panels and the other eight panels. The dip gully would be equipped with a mechanical scraper winch with an average pull length of 180 m.

Every raise line would accommodate 12 conventional mining panels, six on either side of the raise (Figure 12.3). The stope panels would be 33.5 m in length and every panel would have an advance strike gully (ASG) 1.5 m wide, which would be carried at least 6 m ahead of the toe of the advancing face.

The maximum span between pillars would be 35.0 m skin to skin on dip. This length comprises the stope panel length of 33.5 m and the ASG of 1.5 m. All strike gullies and each face would be equipped with a mechanical scraper winch and winch shovel.

Strike pillars would be left in situ on the down dip side of each gully and would be on average 6 m wide on dip and 11 m in length on strike. Pillars would be spaced 35 m apart, skin to skin, on dip and the distance from centre to centre would vary depending on the width of the pillar.

A stoping grid would comprise a 246 m reef raise (on average) in the centre of the grid, which serves as the centre dip gully during stoping operations. Six breast panels on either side of the raise line would be developed to provide a total of 12 panels per raise line (Figure 12.3). Figure 12.3 provides a typical view of a breast mining grid which would be 215 m long and 246 m on dip.

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Figure 12.3:      Side view of stoping grid showing geometry and layout

12.2.4	Mining dilution/recovery factors

Based on the head grades used in the economic analyses for the UG2 and Merensky options in the Concept Study, no mining dilution was included in the mining cut.

The following aspects would impact on dilution:

•	Merensky – due to seven different facies that were identified, it could be complicated to mine and result in substantial dilution during mining; and

•	UG2 – exclusion of the Leaders/Triplets would be problematic and could create hangingwall instability. Inclusion of the Leaders/Triplets would lower the average grade.

It appears that a mining recovery of 100% was included in the RoM ore production schedule.

The only mining losses (scheduled tonnes relative to Mineral Resource tonnage estimates) appear to relate to pillars left for stope stability.

12.3	Access, underground development and backfilling

[§229.601(b)(96)(iii)(B)(13)(iii)] [SR5.2(i)(v)(vii)(ix)]

12.3.1	Mine Access

Access for the underground mining is planned using vertical shaft systems, one for ore, material and people transport (MMR) and the other a dedicated upcast ventilation. Two shaft systems are planned, one for the shallower areas (KVS1 and KMS1) and a second for the deeper areas (KVS2 and KMS2) (Figure 12.4), each comprising:

•	A 10.5 m diameter vertical down shaft (MMR); and

•	A 8.0 m diameter vertical upcast ventilation shaft.

The Concept Study envisaged that the vertical shafts would be sunk to just below the reef and then decline systems with conveyor belts and chairlifts will be used to access the orebody.

The main access decline would be carried approximately 40 m vertically below the reef position. Main strike footwall conveyor haulages would be situated above the main access declines and would be approximately 25 m vertically below the reef.

Strike conveyor haulages would be equipped with a conveyor belt and would be 5.5 m wide to accommodate movement of trackless mining machinery (TMM) and people.

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12.3.2	Development

Waste development was designed using TMM. All off-reef infrastructure, which would be placed in the footwall, would be developed using the TMM fleet (Figure 12.5).

The on-reef raise development and stoping operations (Figure 12.5) would be carried out with hydropower rock drills mounted on stope and gully rigs designed for this purpose.

There would be two ore passes between the strike footwall conveyor and reef horizon which would deliver the ore from stoping operations directly onto the conveyor belt. These ore passes would be equipped with box fronts, control chutes and vibrating feeders.

Figure 12.4:      Concept line drawing of vertical shafts and declines

The reef horizon would be accessed from the strike conveyor haulage via a travelling way (developed at 34° above the horizontal). Travelling ways would be equipped with steps and a bratticed material way, the latter for the transport of equipment and support consumables into the stope by means of a mono winch.

Figure 12.5:      Underground development layout

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12.3.3	Mining

[SR4.3(ii), SR4.5(iii), SR5.2(i)(v)(vii)(ix)]

Mining would be conducted on a conventional breast mining layout which would be accessed from footwall structures. Cleaning of the face and raiselines would be with conventional scrapers. Ore transport from the raiseline boxholes to the decline conveyor would be carried out with strike conveyors.

On reef development and stope drilling would use hydropower drills powered from a localized source. The use of hydropower equipment is demonstrated to be energy efficient and more productive when compared to pneumatic drills.

12.3.4	Backfilling

The Concept Study had included backfilling in the project concept, as this was a component of the operating cost (see Table 17.2).

However, backfilling would only become necessary if mining of both the UG2 and Merensky reefs was being considered. Since the economic evaluation was done for UG2 only or Merensky only, the cost of backfilling is not warranted.

12.4	Required mining fleet, machinery and personnel

[§229.601(b)(96)(iii)(B)(13)(iv)] [SR5.2(viii)]

12.4.1	Mining fleet

No details of the mining fleet specifications were evident in the Concept Study provided to SRK. These may have been set out in a work breakdown structure (see Section 17.2.1), which was not available for review.

SRK expects that the TMM fleet for waste development would be similar to that required for the underground mining in the P-S-M Project, comprising single/double boom drill rigs, load-haul-dumpers (LHDs), bolters and support vehicles.

12.4.2	Personnel

The organizational design for the Kruidfontein project in the Concept Study assumed a standalone operation so that all services and skills required for operating the planned mining facility were included in the structures and labour cost calculations. The labour strategy assumed specialist contracting companies for core mining and processing activities, with client enrolled employees for the management structures.

The proposed working arrangement for all operational employees was based on two nine-hour shifts within the traditional 11-shift fortnight system. The steady-state labour complement for the Kruidfontein Project was planned at 1 400 employees, excluding any non-availability percentage to cater for absenteeism, sick leave, training or other leave.

12.4.3	Ventilation

[SR5.2(vii)(viii)]

Mine ventilation was set up according to best practice, where employee exposure to airborne pollutants and thermal stress would be kept within regulatory limits, where specifically wet-bulb air temperatures would not exceed 27.5°C reject and 29.0°C for face temperatures.

Footwall access would be used as intake for ventilation and ventilation shafts would be placed as required to supplement the intake and return air needs as determined by the mine ventilation layout.

The ventilation design provided for a 24 MW refrigeration plant with two 2 240 kW surface main fans extracting 580 m3/s air through a 8 m diameter upcast shaft. Option studies for the viability of using raise bore holes were not done.

No further design parameters are provided in the Concept Study.

12.4.4	Safety and Occupational Health

[SR5.2(viii)]

As the Kruidfontein Project is presently at an exploration stage, there are no safety performance records.

SRK expects that the health and safety management plan for the Kruidfontein property will be identical to the one in operation at PPM, suitably adapted for underground operations.

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12.5	Final mine outline

[§229.601(b)(96)(iii)(B)(13)(v)]

No final mine outline was provided in the Concept Study.

The extent of mining would be governed by geological boundaries, as shown in Figure 12.6 (also the grey boundary line in Figure 12.1).

7500E
10000E
12500E
15000E
17500E
20000E
22500E
UPPER ZONE BOUNDARY
PLANSBERG BOUNDARY
N
0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15

srk consulting	**Kruidfontein PGM Project** Geological boundaries	Project No. 576060

Figure 12.6:      Geological boundaries

12.6	Risks

[SR4.3(viii), SR4.5(viii), SR5.7]

The mine design has been done on a deposit where the Mineral Resources have been classified into the Inferred category. There is no guarantee that all the Inferred Mineral Resources will be upgraded to Indicated or Measured Mineral Resources with further exploration.

There is also no guarantee that further engineering studies will show that the Mineral Resources can be extracted economically allowing Mineral Reserves to be declared.

Without any detail of the composition of the TMM fleet, SRK is unable to confirm whether the TMM fleet is sufficient and appropriate for the assumed activities.

The reported results from the economic analysis should be treated as preliminary in nature as they are derived from a LoM plan which exploits Inferred Mineral Resources that are of insufficient confidence to provide certainty that the conclusions presented in the TRS will be realized.

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13	PROCESSING AND RECOVERY METHODS

[§229.601(b)(96)(iii)(B)(14)]

The Concept Study assumed the concentrator would be for a one stream plant, i.e. Merensky or UG2, not both.

13.1	Description of flowsheet

[§229.601(b)(96)(iii)(B)(14)(i)] [SR5.3(iii)(iv)]

No description of the concentrator is provided in the Concept Study.

It is likely though that the Concept Study would have considered a standard MF2 (mill-float-mill-float) concentrator, shown schematically in Figure 13.1. A typical flowsheet for a MF2 concentrator would include the following main steps:

•	RoM sizing – RoM ore is fed through a static grizzly set at 300 mm. The oversize is crushed, combined with the static grizzly undersize and fed to the primary jaw crusher. The material is then re-crushed via the secondary crusher arranged in closed circuit to provide crushed material at -18 mm (Merensky) or -25 mm (UG2);

•	Primary Milling – the -18 mm or -25 mm material is fed to the primary mill where it is ground to 80% passing (P80) of 212 μm;

•	Primary Rougher Flotation – the P80 212 μm material is fed to a series of tank-type flotation cells operating in series. A high-grade rougher flotation concentrate is produced and pumped to the primary cleaner circuit. The rougher tailings exit the cells and are pumped to the secondary milling circuit;

•	Secondary Milling – the rougher tailings material is fed to the secondary mill where the particle size is reduced further to P80 75 μm;

•	Secondary Rougher Flotation – the milled slurry from the secondary mill is fed to a series of small tank-type flotation cells operating in series. The rougher tailings are pumped to the secondary cleaner section;

•	Primary Cleaner Flotation – the primary cleaner section consists of a two-stage flotation section whereby the rougher concentrates are separated into a final concentrate and a cleaner tailings that are circulated back to the plant;

•	Secondary Cleaner Flotation - the secondary cleaner section consists of a three-stage flotation section whereby the rougher concentrates are separated into a final concentrate and a cleaner tailings that are circulated back to the plant;

•	Concentrate dewatering – the combined concentrates from the two cleaner sections are fed to the concentrate thickener. The thickener underflow is pumped to the concentrate filter, while the overflow water is returned to the plant process water circuit;

•	Concentrate filtration – the concentrate filter is a standard ‘Larox’ horizontal continuous plate and frame filter. The filter cake is conveyed to concrete day bunkers from where it is loaded onto road trucks for dispatch to a base metal and precious metal refinery; and

•	Tailings dewatering and disposal – secondary rougher tailings are pumped to the tailings cyclone cluster. The tailings thickener underflow is pumped as a slurry to the tailings storage facility (TSF). The tailings overflow is returned to the plant process water circuit.

13.2	Plant throughput and design, specifications

[§229.601(b)(96)(iii)(B)(14)(ii)] [SR5.3(iii)]

The Concept Study assumed a concentrator that would handle 160 ktpm of ore.

No information on the design or plant specifications is provided in the Concept Study.

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Figure 13.1:        Typical MF2 circuit used in treatment of PGMs in Merensky and UG2 ores

13.3	Requirements for energy, water, consumables and personnel

[§229.601(b)(96)(iii)(B)(14)(iii)] [SR5.4(ii)]

The Concept Study identified that an extension of the water pipeline from the Magalies water connection to the mine offices and minesite would be required. Provision of potable water for the offices and minesite was included. The volume of water required for the project was not stated. There is a risk that water from the Magalies water connection will not be sufficient to meet the project’s requirements.

An electrical connection from the Eskom supply and mine wide electrical reticulation system was assumed in the project scope. The expected electrical supply from Eskom was not stated. There is a risk that the electrical supply may not be available at the required level from Eskom.

13.4	Non-commercial process or plant design

[§229.601(b)(96)(iii)(B)(14)(iv)] [SR5.3(ii)(vi)]

While there is no description in the Concept Study of the plant design, it is likely that a standard MF2-type concentrator that has been in use in the platinum industry for decades, was considered.

There is no indication that unproven or novel technology had been incorporated into the initial assessment study.

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14	INFRASTRUCTURE

[§229.601(b)(96)(iii)(B)(15)] [SR1.1(ii), SR4.5(iii), SR5.4(i)-(iii)]

14.1	Surface infrastructure

The Concept Study describes the proposed surface infrastructure to support mining, which includes:

•	Development of provincial roads to access the mine site:

o	Provincial road to Kruidfontein Site;

o	Road from the mine site/s to the Mine offices;

o	Road access from shaft sites to the treatment plants/ workshops; and

o	Road access from the site to Magalies water connection;

•	Extension of water pipeline from the Magalies water connection to the mine offices and to the mine site. Provision and installation of potable water to offices and mine site;

•	Electrical connection to Eskom supply and the installation of a mine wide electrical reticulation system;

•	Installation of a mine-wide communications network;

•	Installation of a mine wide information technology network which shall include an access control system;

•	Construction of on-mine infrastructure:

o	Laydown area;

o	Terrace and fencing;

o	Bus, taxi and parking facilities;

o	Gate house and weigh bridge; and

o	Capital, solid waste disposal and salvage yards;

•	Construction of a sewage plant;

•	Construction of surface buildings. These include:

o	Main office block;

o	Security offices;

o	Change houses and laundry;

o	Lamp room and safety meeting room;

o	Catering facilities;

o	Training centre; and

o	Recreation centre and recreational medical facilities;

•	Construction of a beneficiation plant, together with the requisite buildings, services and ore handling facilities;

•	Construction of vertical shafts for orebody access. From these shafts, underground access development and equipping for mining;

•	Construction of raise bored up-cast and down-cast ventilation holes and the installation of fan units at these sites and refrigeration plants;

•	Provision and installation of compressed air, potable water, service water, hydropower and electrical and instrumentation services to sustain mine production for the capital footprint. Facilities for the storage, transportation and provision of bulk explosives for development and stoping;

•	Procurement, supply and where appropriate erection of machinery and equipment;

•	Specification and procurement of surface and underground vehicles and mining systems; and

•	Construction of single quarter type housing and recreational facilities for approximately 1 000 semi-skilled employees.

No site plan for the proposed surface infrastructure for the Kruidfontein Project is available. The Concept Study provided three-dimensional schematic views of aspects of the surface infrastructure (Figure 14.1).

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Figure 14.1:     Schematic views of surface infrastructure

14.2	Tailings Storage Facility

[SR1.1(ii), SR5.4(ii)]

There is no indication in the Concept Study whether any designs for a tailings storage facility (TSF) at the Kruidfontein Project were done.

Whilst the Concept Study makes provision for a TSF as part of the Capex budget, two significant requirements for TSFs have since been introduced:

•	per the NEM:WA regulations promulgated in 2013, the tailings have to be classified and will require disposal to a site protected by an appropriate containment barrier system, subject to the Tailings Waste Classification; and

•	the TSF will need to be designed in accordance with the Global Industry Standard on Tailings Management (GISTM) requirements, as released in August 2020, to ensure that it is in line with international best practice.

Based on similar sized facilities, SRK believes that the construction of the TSF required for the proposed LoM depositional requirements will have a Capex requirement of at least ZAR400m (based on 2021 cost estimates). Should the waste classification of the tailings indicate a liner is required, this cost may increase significantly. The Capex budget (refer Table 17.1) indicates that the cost of a TSF had been included in the Concept Study. The Capex budget for the TSF has been increased by 50% (see discussion in Section 17.2.1).

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15	MARKET STUDIES

[§229.601(b)(96)(iii)(B)(16)] [SR4.3(vi), SR5.6]

15.1	Historical prices

[§229.1300]

In terms of the definitions for market studies in SK1300, historical prices for the preceding five or more years should be provided in a TRS. Five-year historical price graphs for the 6E PGMs and base metals (Cu and Ni) are set out in Figure 15.1 and Figure 15.2, respectively.

Figure 15.1:     Five-year historical price graphs for 6E PGMs

For the South African context, the exchange rate between the US Dollar (USD) and South African Rand (ZAR) is important as all USD-based metal prices are converted to SA Rands at the ruling ZAR:USD exchange rate. The historical ZAR:USD exchange rate for the past five years is shown in Figure 15.3.

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Figure 15.2:      Five-year historical prices for Cu and Ni

Figure 15.3:    Five-year historical ZAR:USD exchange rate

15.2	Uses for metals produced

[§229.601(b)(96)(iii)(B)(16)(i)] [SR5.6(i)(ii)]

The primary uses for the PGMs and base metals that would be produced by the Kruidfontein Project are listed below:

•	Pt – catalytic converters, laboratory equipment, electrical contacts and electrodes, platinum resistance thermometers, dentistry equipment, and jewelry;

•	Pd – primarily in catalytic converters, also used in jewelry, dentistry, watch making, blood sugar test strips, aircraft spark plugs, surgical instruments, and electrical contacts;

•	Rh – primarily in catalytic converters for cars (80%), also used as catalysts in the chemical industry, for making nitric acid, acetic acid and hydrogenation reactions;

•	Au – jewelry (78%), finances, electronics and computers, dentistry and medicine, aerospace and medals/awards;

•	Ir – the most corrosion-resistant material known and used in special alloys with Pt and Os, for pen tips and compass bearings, and contacts in spark plugs;

•	Ru – chip resistors and electrical contacts (electronics industry), anodes of electrochemical cells for chlorine production (chemical industry) and in catalysts for ammonia and acetic acid production;

•	Ni – mainly for production of ferronickel for stainless steel, rechargeable nickel-cadmium batteries and nickel-metal hydride batteries, and some other uses, such as kitchen wares, mobile phones, and medical equipment; and

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•	Cu - primary applications are in electrical wiring, construction (roofing and plumbing), and industrial machinery (e.g. heat exchangers).

15.3	Market – Supply and Demand

[§229.601(b)(96)(iii)(B)(16)(i)] [SR5.6(ii)]

SPM provided a market review by CRU International Limited (CRU, 2021), with key elements of CRU’s views on market supply/demand dynamics summarized below. The key contributors to the views taken by CRU (2021) regarding supply and demand for Pt, Pd and Rh together with the forecast supply-demand outlook for each of these PGMs through to 2031 are summarized in Figure 15.4.

Specific Comments related to supply-demand outlook	Supply-demand outlook

Platinum:

•      Due to the nature of the basket problem, expansions seeking additional Pd and Rh units will fuel a prolonged oversupply of Pt (10-15% of demand);

•       A short-term deficit in 2020, driven by supply disruptions (particularly at Anglo American’s converter facility), gives way to a multi year surplus;

•     This will only be alleviated in the long term once:

o     Loadings in spent autocat tail off, reducing secondary supply;

o     Gasoline autocats (the ‘tri metal catalyst’, and replicas) manage to substitute a portion of the Pd content for Pt (noting that internal combustion engine (ICE) sales will continue to fall); and

o      Future applications in electrolysers and fuel cells for the hydrogen economy reach mass commercialization.

Palladium:

•      In the aftermath of ‘ Dieselgate ’ that has boosted gasoline’s share of ICE, alongside rising emissions standards the world over, the PGM market’s demand splits have moved out of sync with its naturally occurring supply shares;

•      Deficits will need to draw down on any historical stockpiles;

•      This will only be alleviated in the long term once:

o     Loadings in spent autocat pick up, increasing secondary supply; Russian expansions come online;

o     Gasoline autocats (the ‘tri metal catalyst, and replicas) manage to substitute a portion of the Pd content for Pt; and

o     Overall ICE share of vehicle sales falls at a faster rate than autocat loadings are rising; Pd is not exposed to emergent technologies such as fuel cell electric vehicles (EVs)..

Rhodium:

•      High historical surpluses mean that there is likely to be significant above ground stock, so the current price run is on the basis of stockpile building for anticipated, prolonged future deficits;

•      Much of this will be strategic operational stockpiling; some will be investor speculation;

•      Rh is exceedingly difficult to thrift/substitute out of autocat while acceptable NOx emissions levels tighten;

•      This will only be alleviated in the long term once:

o     Loadings in spent autocat pick up, increasing secondary supply; and

o     The overall ICE share of vehicle sales falls at a faster rate than autocat loadings are rising; Rh is not exposed to emergent technologies such as fuel cell EVs.

Kruidfontein PGM Project CRU’s Pt, Pd and Rh supply-demand outlook [source: CRU, 2021]	Project No. 576060

Figure 15.4:    CRU’s Pt, Pd and Rh supply-demand outlook

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15.4	Agency relationships, commodity price projections

[§229.601(b)(96)(iii)(B)(16)(i)] [SR5.6(ii)]

15.4.1	Agency relationships

There are no agency relationships in place since the Kruidfontein Project is still at an exploration stage.

15.4.2	Three-year trailing average and spot prices

The three-year trailing average and spot values at 31 December 2021 for the 6E PGMs, Cu, Ni and ZAR:USD exchange rate are given in Table 15.1.

SRK has used the three-year trailing average prices and ZAR:USD exchange rate as the basis for the economic analysis discussed in Section 18. SRK notes that 6E basket price based on three-year trailing average prices are lower than the 6E basket price derived using the CRU long-term forecast prices (Table 15.2) or spot values.

Table 15.1:      Three-year trailing average and spot values at 31 December 2021

Item	Units	Three-Year Trailing Average	Spot
Pt	(USD/oz)	946	968
Pd	(USD/oz)	2 045	1 902
Rh	(USD/oz)	11 722	14 100
Ru	(USD/oz)	362	550
Ir	(USD/oz)	2 719	4 000
Au	(USD/oz)	1 654	1 829
Ni	(USD/t)	15 415	20 701
Cu	(USD/t)	7 160	9 722
ZAR:USD	(ZAR)	15.24	15.89

15.4.3	CRU Price/Fx projections

The Industry Overview in the Registration Statement on Form F-1 of SPM provides the basis for CRU’s price forecasts and is not discussed further here.

The CRU (2021) provided forecast prices for Pt, Pd, and Rh up to 2031 (Table 15.2). CRU (2022) issued a mid-term update on Pt and Pd prices to 2026, with prices beyond 2027 remaining the same as per its 2021 forecast. Table 15.2 reflects the mid-term Pt and Pd prices for 2022 to 2026 (CRU, 2022) and long-term Pt and Pd prices for 2027 to 2031 (CRU, 2021).

Price forecasts for Au, Cu and Ni for 2022 to 2024 are taken from Consensus Economics (supplied by UBS AG Investment Bank (UBS), 2021), with 2024 values kept constant to 2031. The Ir and Ru forecast prices are factored from the year on year change in the Pt price using the average Ir and Ru prices for calendar 2021 as the base for 2021. The CRU and Consensus Economics’ forecast prices in 2031 are taken as the long-term (LT) prices.

The ZAR:USD exchange rate forecasts for 2021 to 2031 are taken from Steve Forrest & Associates (SFA, 2021).

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Table 15.2:   CRU Price deck (CRU, 2021; CRU, 2022; UBS, 2020)

Item	Basis	Units	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031 / LT
Pt	CRU (2022)	(USD/oz)	1 091	1 065	1 100	1 150	1 190	1 170	680	625	585	569	569
Pd	CRU (2022)	(USD/oz)	2 400	2 050	2 375	2 550	2 350	1 750	1 853	1 718	1 559	1 426	1 426
Rh	CRU (2021)	(USD/oz)	20 113	38 341	41 635	37 647	32 067	27 561	23 049	19 250	15 932	13 256	13 256
Ru	Factored	(USD/oz)	567	553	571	597	618	608	353	325	304	296	296
Ir	Factored	(USD/oz)	5 083	4 961	5 125	5 357	5 544	5 451	3 168	2 912	2 725	2 651	2 651
Au	Consensus	(USD/oz)	1 799	1 739	1 600	1 549	1 488	1 488	1 488	1 488	1 488	1 488	1 488
Ni	Consensus	(USD/t)	18 458	18 073	16 833	15 944	15 724	15 724	15 724	15 724	15 724	15 724	15 724
Cu	Consensus	(USD/t)	9 292	8 614	7 690	7 801	8 057	8 057	8 057	8 057	8 057	8 057	8 057
ZAR:USD	SFA	(ZAR)	14.79	14.84	15.30	15.51	15.66	15.79	15.92	16.03	16.13	16.23	16.32

Note:

1.	CRU (2022) prices reflect CRU’s medium-term revised forecast, with prices from 2027 onwards per CRU’s 2021 forecast.

2.	CRU (2021) Rh price remains per CRU’s 2021 forecast.

3.	Consensus price forecasts are presented in real (constant money) terms.

4.	Values for 2021 are the average for calendar 2021. Projected values for Ir and Ru for 2022 onwards are factored by the year on year change in the Pt price, using 2021 as the base.

5.	The values from 2022 onwards are used for the comparative evaluation.

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15.5	Material contracts

[§229.601(b)(96)(iii)(B)(16)(ii)] [SR5.6(ii)]

Since the Kruidfontein Project is still at an exploration stage, there are no contracts or agreements that have been signed.

The Project concept includes its own dedicated concentrator, which would be owned and operated by the Company.

As the project is at an Initial Assessment stage, it is premature to consider hedging arrangements or forward sales contracts.

15.5.1	Concentrate refining/smelting

The cash flow model in the Concept Study used assumed payabilities as shown in Table 15.3.

Table 15.3:     Metal Payabilities

Description	Units	Payability
4E (Pt, Pd, Rh, Au)	(%)	83.5%
Ir	(%)	55.0%
Ru	(%)	45.0%
Ni	(%)	72.5%
Cu	(%)	67.5%

In SRK’s experience, the payabilities in Table 15.3 are in line with a Sale of Concentrate Agreement where payment would be made for the contained metals in concentrate. These payabilities are lower than would be given in a toll-refining agreement to cover the refining/smelting costs of extracting the metals into final product.

Anglo Platinum Ltd, Impala Platinum Ltd, Sibanye-Stillwater Ltd and Lonmin Ltd provide refining/smelting facilities for PGM concentrate. These companies have routinely contracted for third-party PGM concentrates to maintain their refining/smelting facilities at full capacity or balance the concentrate feed properties into the plants. The contracts are typically of three to five years duration, and are renewable.

The chromite content in the concentrate has to be below a certain threshold (typically 1.5%) to avoid imposition of penalties for excess chromite content. The PGM concentrate is required to have a minimum 4E grade, which can vary between 150 g/t to >200 g/t, depending on the ore types and refining/smelting plant requirements.

Payment for the contained metal in concentrate is often made in two tranches, the majority within five to ten days after delivery and the balance after agreed pipeline periods for the different metals, which vary from three months for Pt and Pd to six months for Ir and Ru. For the early payment of the contained metal in concentrate, interest is typically charged on the early payment at an internationally defined rate (e.g. LIBOR).

The PGM concentrates are typically transported by helicopter at irregular intervals during any given month, at a fixed charge per batch of concentrate.

The annotation in the cash flow models show a maximum royalty of 7%, which would be applicable for a sale of concentrate where the operator is paid for the contained metals in the concentrate submitted for treatment.

15.5.2	Mining Contract

The Company would have to engage a specialist shaft-sinking company to sink the vertical shafts for the project.

Initial mining development at the shaft bottom and installation of primary underground infrastructure would be handled by the same mining contractor.

15.5.3	Surface Rights

The Company does not own the surface rights over the project.

It is likely that the Company would purchase the surface rights from the landowners that it would require for the surface infrastructure.

15.5.4	Bulk Services

The Company would have to enter into electricity and water supply contracts from Eskom and Magalies Water respectively.

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16	ENVIRONMENTAL STUDIES, PERMITTING, COMMUNITY AGREEMENTS

[§229.601(b)(96)(iii)(B)(17)] [SR5.5(i)(ii)(iii)]

The existing and proposed operations in the Western Limb, including the Kruidfontein Project, are located north of the Pilanesberg National Park in an area that is sensitive from a conservation point of view. Apart from the proposed conservation initiatives, the area is characterized by farming and mining activities. Land capability is relatively low and the flow in surface water courses is unreliable for domestic use. From a ground water point of view the area is classified as a minor aquifer. There is some borehole use but Magalies Water also supplies the area and reliance on borehole water has reduced as a result of the availability of this water. Ground water usage includes domestic, stock watering (dominant) and irrigation (gardens and smallholdings).

The Kruidfontein Project plans to extract the UG2 or Merensky ores via underground mining operations. Access to underground resources will be by vertical shafts, which shall enable mining from a depth of approximately 1 100 m to 2 200 m below surface. The underground mining operation is planned to have a production rate of 160 ktpm (at steady state) RoM ore delivered to the plant and approximately 30 ktpm of waste from footwall development delivered to the dump.

Standard surface infrastructure to support the mining operation is listed in Section 14.1.

Prior to the execution of the Kruidfontein Project, SPM will have to acquire the necessary permits, authorizations and licences to commence with construction and operation of the proposed mine.

16.1	Results of environmental studies

[§229.601(b)(96)(iii)(B)(17)(i)] [SR4.5(iii), SR5.5(i)]

There is no indication that any environmental/ specialist studies have been undertaken for the proposed project.

Various specialist studies (biophysical, technical and social) will need to be undertaken to inform the EMPr and other permitting processes (such as a WUL) as part of the Section 102 and MRA approval process.

16.2	Requirements and plans for waste and tailings disposal and water management

[§229.601(b)(96)(iii)(B)(17)(ii)] [SR1.1(ii), SR4.5(iii), SR5.4(ii)]

All waste and tailings disposal has to be done according to the requirements of the NEM:WA and its regulations.

There is no indication in the Concept Study whether any designs for a TSF at the Kruidfontein Project were done. The tailings to be deposited into a TSF will have to be classified according to the NEM:WA regulations. The risk that a suitable site for the construction of a TSF cannot be found is considered to be low.

Any waste that would be generated on site would have to be classified according to SANS 10234 and disposed of according to the NEM:WA regulations.

All planned water uses at Kruidfontein Project will be governed by a water use licence issued in terms of the NWA and its regulations.

16.3	Project permitting requirements and reclamation bonds

[§229.601(b)(96)(iii)(B)(17)(iii)]

16.3.1	Environmental permitting

[SR1.5(ii)(iii)(v), SR4.3(iv)(v), SR4.5(iii), SR5.5(ii)(iii)]

The Kruidfontein Project has an approved EMP for prospecting rights. The DMRE conditions provided in terms of Section 39(4) of the MPRDA, include that “all mining activities must take place in accordance with the approved EMP”. Performance assessment reports were submitted to the DMRE between 2011 and 2013, indicating the extent of compliance with the approved EMP, the rehabilitation to be completed and the estimated cost thereof.

The renewed NOPR was valid until 10 August 2017. The Kruidfontein NOPR was part of a Section 102 application submitted on 9 May 2017 to be incorporated into the Sedibelo NOMR NW30/5/1/2/2/333MR.

A mining right application (MRA) accepted by the DMRE in July 2017 was part of the Section 102 application to consolidate the three separate mineral rights (Sedibelo, Magazynskraal and Kruidfontein) into a single mining right under IBMR. The mineral rights that were awarded over Kruidfontein to C&L Mining and subsequently transferred to PPM are summarized in Section 2.2.

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An Environmental Impact Assessment (EIA) process was initiated by SLR Consulting late in 2020 as part of the Section 102 application. The intent is to exploit the Kruidfontein mineral resources by using the existing PPM facilities and the approved footprint on Wilgespruit, so that only shaft infrastructure to support mining on Kruidfontein will be required. The MRA will remain pending until the results of the EIA process together with an Environmental Management Programme Report (EMPr) in respect of the Section 102 consolidation application have been submitted and authorization is granted.

SPM advised that the submission of the MRA as a component of the Section 102 application is legally sound and puts the DMRE in a position to make contemporaneous but sequential decisions in terms of Sections 23 and 102 of the MPRDA. SPM considers that there are reasonable prospects that its tenure to Kruidfontein is secure and the risk of rejections of permit applications by the regulatory body for the foreseeable future is low.

Once the Section 102 consolidation is approved, the other permits, authorizations and licences including a water use licence and Social and Labour Plan would have to be amended to reflect the consolidated project.

16.3.2	Social Aspects

[SR4.3(v), SR4.5(iii), SR5.5(iv)(v)]

An updated SLP in terms of the MPRDA Regulation 46 (a – f) was submitted to the DMRE in support of the Kruidfontein MRA and the Section 102 application.

As a result of proximity of mining activity and established semi-urban areas and villages, the range of social issues to be addressed is more extensive than would be the case at a more remote mining site. The Kruidfontein Project will in future need to secure and retain the necessary social licence to operate. SPM, as developers of the proposed mine, will have to address the same challenges and risks associated with the level of community expectations, legacy of past mining experiences on trust relationships and a complex local governance arrangements on an ongoing basis throughout the LoM.

Within the context of many tribal authorities on the Western Limb not seeing tangible benefits at the ground level, together with the poor local government service and delivery and reductions in employment levels in the mining industry, SPM like others in the mining sector is subject to high levels of stakeholder expectations and activism. While this is not directly within SPM’s control, it may have knock-on effects on its relationships with its own stakeholders if SPM is not seen to be transparent in its communications with stakeholders and proactive in delivering on SLP commitments.

Key local structures include the Bojanala District Municipality, the Moses Kotane and Rustenburg Local Municipalities and the BBKT. Internal tensions within the BBKT indicate there are ongoing struggles for legitimacy of leadership. Against this background, the mine will have to commit resources to securing and maintaining relationships with all three local governance structures as well as other structures in which many believe they are not represented. Local government is a key partner for all the operations. It is often the case that local municipalities, especially in the rural areas, are under-resourced and poorly managed.

16.4	Agreements with local communities

[§229.601(b)(96)(iii)(B)(17)(iv)]

At present there are no community agreements relevant to the Kruidfontein Project.

16.5	Mine closure plans and associated costs

[§229.601(b)(96)(iii)(B)(17)(v)] [SR1.7(i), SR5.2(ii)]

Drilling and exploration work was conducted on the Kruidfontein property. Information indicates that the sites where drilling and exploration were undertaken prior to 2011, had been fully rehabilitated with no residual liability. SRK understands that no further exploration work has been done since then.

As no authorization documentation has yet been prepared, an estimate of the LoM closure liability has not been determined.

There is no provision in the Concept Study for any mine closure and/or rehabilitation costs, nor environmental monitoring costs during operations.

16.6	Adequacy of plans to address compliance and permitting

[§229.601(b)(96)(iii)(B)(17)(vi)] [SR1.5(ii)(iii)(v), SR4.3(iv)(v), SR5.5(ii)]

Prospecting activities were carried out next to existing roads (wherever possible) limiting the disturbance to vegetation and topsoil. Areas disturbed prior to 2011 were rehabilitated and monitoring was conducted to determine risks to rehabilitated areas. Although progress reports were submitted to the DMRE in subsequent years, these documents were not available for review and the level of compliance with EMP conditions, especially relating to rehabilitation, could not be ascertained. It was noted during a site inspection that much of the area had been ploughed.

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Effective Date: 31 December 2021

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The Section 102 application for the incorporation of the Kruidfontein NOPR into the IBMR NOMR has not yet been approved. As part of the MRA process, the requisite environmental authorizations and permits will need to be obtained in line with environmental legislation.

16.7	Commitments for local procurement and hiring

[§229.601(b)(96)(iii)(B)(17)(vii)]

SPM has implemented a preferential procurement policy and will maintain this policy as a standard operating procedure. The objective of the preferential procurement policy is to maximize opportunities for HDSAs to supply goods and services to the SPM operations. This will contribute to the development of sustainable HDSA business enterprises, and to the purchasing and procurement requirements of the MPRDA and Mining Charter. SPM is committed to wherever possible procuring goods and services from the local communities as well as HDSA suppliers and will report on the progress thereof through Annual Social and Labour Plan Report.

SPM has a strong focus on local recruitment as a mechanism to decrease the negative impact it may have on the local community. The target is to employ 30% of its workforce from the local community, 25% from the District Municipality and a further 25% of its workforce from the North West Province. Entry level positions will be filled from the local community, with only positions that cannot be filled locally, advertised and filled from outside the local community. Highly skilled labour will be sought from other areas within South Africa, if not available in the local community. SPM’s skills development programmes have been aligned to enable unskilled employees (especially from the local communities) to gain access to skills and career development opportunities offered by the Company.

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

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17	CAPITAL AND OPERATING COSTS

[§229.601(b)(96)(iii)(B)(18)]

17.1	Capital and Operating Costs

[§229.601(b)(96)(iii)(B)(18)(i)] [SR4.3(vii), SR4.5(viii), SR5.6(iii)(vi)]

Estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macro-economic conditions, operating strategy and new data collected through future operations. For this report, capital and operating costs are considered to be at an Initial Assessment level as defined by SK1300, with an expected accuracy of ±50%. However, this accuracy level is only applicable to the base case operating scenario and forward-looking assumptions outlined in this report. Therefore, changes in these forward-looking assumptions can result in capital and operating costs that deviate more than 50% from the costs forecast herein.

17.1.1	Capital Costs

The summary capital cost estimate (Capex) for the Kruidfontein Project per the Concept Study and escalated to 31 December 2021 terms (average 4.5% per annum per annual inflation indices provided by the Company) is shown in Table 17.1. The total project Capex for the UG2 only and Merensky only projects is the same, although the phasing of the Capex as shown in the Concept Study is different (compared in Figure 17.1).

Table 17.1:      Kruidfontein Project Capital Summary

Description	Units	Concept Study Dec'10	Escalated Dec'21
Phase 1:
Surface	(ZARm)	1 030	1 635
Main Shaft	(ZARm)	1 853	2 942
Vent Shaft	(ZARm)	786	1 248
Develop inc Raises	(ZARm)	406	645
Concentrator & TSF	(ZARm)	883	1 402
Indirects & Contingency	(ZARm)	2 373	3 767
Phase 1 UG2 Project Capital	(ZARm)	7 331	11 638
Phase 2:
Surface	(ZARm)	592	940
Main Shaft	(ZARm)	1 780	2 826
Vent Shaft	(ZARm)	836	1 327
Develop inc Raises	(ZARm)	536	851
Concentrator & TSF	(ZARm)	0	0
Indirects & Contingency	(ZARm)	834	1 324
Phase 2 UG2 Project Capital	(ZARm)	4 578	7 268
Total UG2 Project Capital	(ZARm)	11 909	18 906

Figure 17.1:      Capex Phasing – UG2 (left) and Merensky (right)

A “rule of thumb” cost per metre for sinking and equipping a deep vertical shaft is around ZAR1.4m in current terms. The Phase 1 and 2 shafts would be respectively around 1 200 m and 2 000 m deep, which equates to shaft costs of ZAR1.7bn and ZAR2.8bn respectively. The Phase 1 Main Shaft Capex in December 2021 terms of ZAR2.9bn would then include mining equipment (including TMM fleet) at a cost of some ZAR1.2bn, which is of the right order of magnitude.

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Effective Date: 31 December 2021

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The “Indirects & Contingency” cost is 48% of the other cost items in Phase 1 in Table 17.1, whereas this is 22% of the other cost items during Phase 2. From this, it can be inferred that the contingency provision in the capital estimate is 22%. Since the Concept Study would satisfy the definition of an Initial Assessment in terms of Table 1 to Paragraph (d) [§229.1302(d)(4)(i)], this satisfies the requirement of a contingency ≤25%.

Stay-in-business (SIB) Capex was provided in the UG2 and Merensky cash flow models in the Concept Study at ZAR1 000/oz and ZAR800/oz recovered respectively. Escalated on the same basis as the Capex in Table 17.1, these become ZAR1 590/oz recovered and ZAR1 272/oz recovered respectively. Viewed alternatively, the SIB Capex represents 8% and 8.7% of the annual Opex in the UG2 and Merensky cash flow models respectively, which is reasonable for this level of study.

17.1.2	Operating Costs

The operating costs (Opex) for mining of the UG2 and Merensky as included in the Concept Study at December 2010 and escalated to 31 December 2021 are set out in Table 17.2. Costs have been escalated by an average of 4.5% per annum (per annual inflation indices provided by the Company) except for labour and power costs which have increased by 200% and 350% respectively in the last 10 years. As the economic analysis is performed on a single reef basis, backfill is not required and is removed from the Opex.

Table 17.2:      Kruidfontein Project Operating Cost Summary

Description	Units	Concept Study Dec'10		Escalated Dec'21
		UG2	Merensky	UG2	Merensky
Labour	(R/t RoM)	429	545	858	1 090
Fuel/Maintenance TMM	(R/t RoM)	34	43	54	69
Power	(R/t RoM)	81	102	282	358
Water	(R/t RoM)	15	19	24	30
Explosives	(R/t RoM)	41	52	65	83
Drill Steel	(R/t RoM)	33	42	52	67
Support	(R/t RoM)	24	31	38	48
Stores	(R/t RoM)	68	87	109	138
Maintenance	(R/t RoM)	88	111	139	177
Backfill	(R/t RoM)	100	127	-	-
Fridge Plant power	(R/t RoM)	8	10	27	34
Fridge plant maintenance	(R/t RoM)	5	6	8	10
Vertical shaft operating	(R/t RoM)	15	19	24	30
Plant & tailings	(R/t RoM)	120	153	191	242
Total Working Cost	(R/t RoM)	1 060	1 347	1 869	2 376
Contingency (20%)	(R/t RoM)	-	-	374	475
Total Opex including contingency	(R/t RoM)	1 060	1 347	2 243	2 851

An activity-based costing methodology was applied in the Concept Study to compile the operating cost estimate, where costs were built up for all activities and sub-activities that constitute a process or operation. Annotations in the copy of the Concept Study provided to SRK suggest that the December 2010 costs for UG2 and Merensky operations were comparable to the actual costs achieved by the Northam Mine (see Table 19.6).

There is no indication of any contingency included in the Opex, presumably since the activity-based costs were comparable to the actual costs of an operating mine at that stage.

Given that the analysis is performed at an Initial Assessment level, SRK considers that a 20% contingency should be added to the Opex in Table 17.2. The total Opex for UG2 in Table 17.2 when adjusted with the inclusion of the 20% contingency is in line with the reported unit cost for Northam Mine in 2020 (Table 19.6). Nevertheless, SRK considers that the accuracy for the Opex is ±50%, in keeping with the requirements of an Initial Assessment.

17.2	Risks with engineering estimation methods

[§229.601(b)(96)(iii)(B)(18)(ii)] [SR4.3(viii), SR4.5(viii), SR5.7(i)]

17.2.1	Capital Costs Risks

The Concept Study describes the design of the project at a conceptual level and refers to capital estimates developed using a work breakdown structure (WBS) and an execution strategy. Neither the WBS, the estimate details nor the execution strategy were available for review, except for the capital item summaries (Table 17.1) and annual cash flows (Figure 17.1).

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Effective Date: 31 December 2021

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The combined plant and TSF capex when escalated to 31 December 2021 terms, plus the inferred 22% contingency, is ZAR1 714m. The Capex for a 105 ktpm concentrator for SPM’s Mphahlele Project in June 2020 terms was estimated as ZAR1 587m (including contingency of 15%) plus a further ZAR408m for a TSF (combined ZAR1 995m). Factoring the concentrator Capex to an equivalent 160 ktpm capacity using the two-thirds rule [1 587 x (160/105)(2/3)] and increasing the TSF by 25% for a larger footprint to handle the increased deposition rate yields a combined cost of ZAR2 610m. This suggests that the plant and TSF Capex used in the economic analysis could be understated by up to 50%, which is consistent with the accuracy levels of an Initial Assessment.

As an Initial Assessment, SRK considers that the accuracy of the capital estimate is ±50% with a contingency of ≤25%, in keeping with the requirement in terms of Table 1 to Paragraph (d) [§229.1302(d)(4)(i)]. The implied contingency in the Capex for the Concept Study is 22%, which satisfies this requirement.

SRK believes that the mine access design can be optimized and considers that the sinking of vertical blind sunk shafts in Phase 2 may be excessive and should be reviewed in relation to alternative access designs from the Phase 1 vertical shaft complex.

17.2.2	Operating Costs Risks

The two major cost components in Opex of power and labour were increased by +350% and +200% respectively during the past ten years, significantly above inflation.

The total Opex for UG2 in Table 17.2 when adjusted with the inclusion of the 20% contingency is in line with the reported unit cost for Northam Mine in 2020 (Table 19.6). Nevertheless, SRK considers that the accuracy for the Opex is ±50%, in keeping with the requirements of an Initial Assessment.

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Effective Date: 31 December 2021

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18	ECONOMIC ANALYSIS

[§229.601(b)(96)(iii)(B)(19)] [SR5.6(iii)(iv)(ix), SR5.8(i)-(iv)]

The economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macro-economic conditions, operating strategy and new data collected through future operations. The economic assessment described here is preliminary in nature as it relies on a LoM production schedule comprising 100% Inferred Mineral Resources. Inferred Mineral Resources are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as Mineral Reserves, and there is no certainty that this economic assessment will be realized.

18.1	Key assumptions, parameters and factors

[§229.601(b)(96)(iii)(B)(19)(i)] [SR4.5(viii)]

Two separate real (constant money) terms techno-economic models (TEMs) were constructed for the Kruidfontein Project, one each for the UG2 and Merensky production scenarios.

18.1.1	Production Schedule

The RoM grades used in the cash flow models in the Concept Study are the 6E grades as reported in the in-situ Mineral Resources. SRK reduced the RoM grades by 15% to cater for mining losses and mining recovery.

The 6E prill splits and Cu/Ni grades were adjusted to match those in the Mineral Resource estimate.

The RoM ore production ramp-up to steady-state over approximately four years (refer to Figure 12.2) was used.

18.1.2	Plant Feed

First ore production of 0.15 Mt in Year 8 is too low to warrant feeding into the processing plant.

This ore was stockpiled and combined with the RoM ore production of Year 9 as first feed into the concentrator in Year 9.

The stated 6E plant recoveries per Section 9.4 were applied.

The stated payabilities from a third-party smelter/refinery (see Table 15.3) were used.

18.1.3	Plant and TSF Capex

Following the discussion in Section 17.2.1 and the comments in Section 14.2, SRK increased the escalated Capex for the plant and TSF per Table 17.1 by 50% to ZAR2 103m. The inferred contingency on the escalated plant and TSF Capex of ZAR308m is left unchanged, which represents a 15% contingency on the adjusted plant and TSF Capex.

The plant and TSF Capex were brought forward two years relative to the timing in the Concept Study, so that these facilities are available to receive ore in Year 9.

18.1.4	Project Implementation

The implied implementation schedule based on the respective Capex phasing for the UG2 and Merensky cases (refer to Figure 17.1), apart from incurring the cost for the plant and TSF two years earlier, was used.

18.1.5	Opex

The escalated Opex (refer Table 17.2) was applied. The backfilling component of the Opex was removed as it is not necessary for a single reef mining strategy.

18.1.6	Environmental Rehabilitation and Monitoring

SRK added a total provision over the LoM for environmental monitoring and rehabilitation on closure of ZAR500m. This was split into ZAR20m at start of operations with the balance phased equally over the remaining LoM.

18.1.7	Separation Benefit

SRK added a separation benefit to cater for labour complement reduction as production ramps down at end of LoM. This was applied as total salary in a prior year divided by 52 (weeks) times 20 (one week per year of service, assumed average 20 years service) as the labour cost reduced.

18.1.8	Commodity Prices and Exchange Rates

The economic assessment is conducted in real terms (constant money) using the three-year trailing average values of the commodity prices and ZAR:USD exchange rate (Table 15.1).

Economic results using the spot values at 31 December 2021 and the projected commodity prices and exchange rates per the CRU price deck (Table 15.2) are provided for comparative purposes.

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18.1.9	Taxation

Capex in any year is deductible in full against operating profit in any given year. Operating losses or Capex not redeemed in full in any year can be carried forward into subsequent years. For project evaluation purposes, it is not necessary to consider depreciation in the economic analysis.

Company tax is levied at 27% of net profit (Revenue less Opex less Capex) in the TEM.

18.1.10	Discount Rate

SPM (2022) provided the parameters set out in Table 18.1 which were used to determine the weighted average cost of capital (WACC) for SPM. As SPM reports its results in US Dollars and is based in Guernsey, the WACC was calculated according to parameters ruling in the United States of America.

The ruling tax rate in Guernsey is 0%.

Table 18.1:      Derivation of the USD-denominated WACC for SPM

Parameter	Low Value	High Value	Comment
Re-levered beta	1.82	2.12	Unlevered beta mean of PGM peers (Norilsk, Amplats, Impala, Northam, Sibanye Stillwater), re-levered for SPM’s target debt/equity ratio
Market risk premium	5.5%	7.3%	Supply side vs observed
Risk free rate	-0.55%	-0.55%	United States 20-year Government TIPS rate
Cost of equity	9.5%	14.8%	Risk free rate + [(re-levered beta) x (market risk premium)]
Tax rate (RSA)	27%	27%	South African corporate tax rate with effect from 1 April 2023 (previously 28%)
After tax cost of debt	4.4%	4.6%	Mean and median values of PGM Peers (Norilsk, Amplats, Impala, Northam, Sibanye Stillwater)
Net Debt/Equity	20%	40%	SPM targeted net debt/equity
WACC (nominal)	13.3%	15.5%
WACC (real)	8.4%	10.7%	Deflated at long-term RSA inflation rate of 4.5%

The real WACC was calculated to be in the range of 8.4% to 10.7%. SPM decided that the real WACC to apply to cash flows for the Kruidfontein Project would be set at 9.0%.

18.2	Results of economic analysis

[§229.601(b)(96)(iii)(B)(19)(ii)] [SR5.8(ii)]

Summaries of the annual cash flow forecasts from the UG2 and Merensky TEMs are set out as follows:

UG2 summaries:

•	UG2 Production, Revenue and Capex (Year 1 to Year 15)	Table 18.2;

•	UG2 Production, Revenue and Capex (Year 16 to Year 30)	Table 18.3;

•	UG2 Production, Revenue and Capex (Year 31 to Year 45)	Table 18.4;

•	UG2 Production, Revenue and Capex (Year 46 to Year 51)	Table 18.5;

•	UG2 Cash Flow (Year 1 to Year 15)	Table 18.6;

•	UG2 Cash Flow (Year 16 to Year 30)	Table 18.7;

•	UG2 Cash Flow (Year 31 to Year 45)	Table 18.8;

•	UG2 Cash Flow (Year 46 to Year 51)	Table 18.9;

Merensky summaries:

•	Merensky Production, Revenue and Capex (Year 1 to Year 15)	Table 18.10;

•	Merensky Production, Revenue and Capex (Year 16 to Year 30)	Table 18.11;

•	Merensky Production, Revenue and Capex (Year 31 to Year 39)	Table 18.12;

•	Merensky Cash Flow (Year 1 to Year 15)	Table 18.13;

•	Merensky Cash Flow (Year 16 to Year 30)	Table 18.14;

•	Merensky Cash Flow (Year 31 to Year 39)	Table 18.15.

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Effective Date: 31 December 2021

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Table 18.2:    Adjusted UG2 TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 1 to Year 15)

Description	Units	Totals/ Averages	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Y10	Y11	Y12	Y13	Y14	Y15
Total RoM ore	(Mt)	76.84								0.15	0.54	1.26	1.80	1.92	1.92	1.92	1.92
RoM ore - Ph 1	(Mt)	30.69								0.15	0.54	1.26	1.80	1.92	1.92	1.92	1.92
RoM ore - Ph 2	(Mt)	45.10														0.00	0.00
RoM grade	(6E g/t)	6.75								6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75
Plant feed	(Mt)	76.84									0.69	1.26	1.80	1.92	1.92	1.92	1.92
Feed grade	(6E g/t)	5.74									5.74	5.74	5.74	5.74	5.74	5.74	5.74
Recovery	(%)	75%								75%	75%	75%	75%	75%	75%	75%	75%
PGM (6E)	(koz)	10 631									95.5	174.3	249.0	265.6	265.6	265.6	265.6
Pt	(koz)	5 354									48.1	87.8	125.4	133.8	133.8	133.8	133.8
Pd	(koz)	2 222									20.0	36.4	52.1	55.5	55.5	55.5	55.5
Rh	(koz)	1 002									9.0	16.4	23.5	25.0	25.0	25.0	25.0
Au	(koz)	106									1.0	1.7	2.5	2.7	2.7	2.7	2.7
Ir	(koz)	357									3.2	5.9	8.4	8.9	8.9	8.9	8.9
Ru	(koz)	1 589									14.3	26.1	37.2	39.7	39.7	39.7	39.7
Ni	(kt)	37									0.3	0.6	0.9	0.9	0.9	0.9	0.9
Cu	(kt)	1									0.0	0.0	0.0	0.0	0.0	0.0	0.0
Payability
4E	(%)	83.52%								83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%
Ir	(%)	55.00%								55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%
Ru	(%)	45.00%								45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%
Ni	(%)	72.50%								72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%
Cu	(%)	67.50%								67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%
Revenue	(ZARm)	301 028								0	2 703	4 936	7 052	7 522	7 522	7 522	7 522
Pt	(ZARm)	64 463								0	579	1 057	1 510	1 611	1 611	1 611	1 611
Pd	(ZARm)	57 829								0	519	948	1 355	1 445	1 445	1 445	1 445
Rh	(ZARm)	149 510								0	1 343	2 452	3 502	3 736	3 736	3 736	3 736
Au	(ZARm)	2 236								0	20	37	52	56	56	56	56
Ir	(ZARm)	12 351								0	111	203	289	309	309	309	309
Ru	(ZARm)	7 328								0	66	120	172	183	183	183	183
Ni	(ZARm)	7 235								0	65	119	169	181	181	181	181
Cu	(ZARm)	76								0	1	1	2	2	2	2	2
Project Capital	(ZARm)	19 607	429	191	1 204	1 492	1 441	1 425	1 351	1 850	2 484	472	0	0	0	0	32
Surface	(ZARm)	2 574			422	408	100	252	150	159	144
Main Shaft	(ZARm)	5 767			294	616	667	557	559	249
Vent Shaft	(ZARm)	2 575			204	156	284	332	273
Develop inc Raises	(ZARm)	1 496								106	344	195
Concentrator & TSF	(ZARm)	2 103								807	1 295
Indirects & Contingency	(ZARm)	5 091	429	191	284	313	391	284	370	529	700	278					32
Ongoing /SIB Capex	(ZARm)	13 808								0	124	226	323	345	345	345	345
Total Capital	(ZARm)	33 415	429	191	1 204	1 492	1 441	1 425	1 351	1 850	2 608	699	323	345	345	345	377

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Effective Date: 31 December 2021

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Table 18.3:    Adjusted UG2 TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 16 to Year 30)

Description	Units	Totals/ Averages	Y16	Y17	Y18	Y19	Y20	Y21	Y22	Y23	Y24	Y25	Y26	Y27	Y28	Y29	Y30
Total RoM ore	(Mt)	76.84	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92
RoM ore - Ph 1	(Mt)	30.69	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.00	1.00	0.95	0.50	0.25	0.20	0.00
RoM ore - Ph 2	(Mt)	45.10	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.92	0.92	0.97	1.42	1.67	1.72	1.92
RoM grade	(6E g/t)	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75
Plant feed	(Mt)	76.84	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92
Feed grade	(6E g/t)	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74
Recovery	(%)	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%
PGM (6E)	(koz)	10 631	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6
Pt	(koz)	5 354	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8
Pd	(koz)	2 222	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5
Rh	(koz)	1 002	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0
Au	(koz)	106	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7
Ir	(koz)	357	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9
Ru	(koz)	1 589	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7
Ni	(kt)	37	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9
Cu	(kt)	1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Payability
4E	(%)	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%
Ir	(%)	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%
Ru	(%)	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%
Ni	(%)	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%
Cu	(%)	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%
Revenue	(ZARm)	301 028	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522
Pt	(ZARm)	64 463	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611
Pd	(ZARm)	57 829	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445
Rh	(ZARm)	149 510	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736
Au	(ZARm)	2 236	56	56	56	56	56	56	56	56	56	56	56	56	56	56	56
Ir	(ZARm)	12 351	309	309	309	309	309	309	309	309	309	309	309	309	309	309	309
Ru	(ZARm)	7 328	183	183	183	183	183	183	183	183	183	183	183	183	183	183	183
Ni	(ZARm)	7 235	181	181	181	181	181	181	181	181	181	181	181	181	181	181	181
Cu	(ZARm)	76	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2
Project Capital	(ZARm)	19 607	32	813	1 156	992	1 011	906	860	303	349	506	306	0	0	0	0
Surface	(ZARm)	2 574		214	244	60	151	89	181
Main Shaft	(ZARm)	5 767		283	592	640	535	537	240
Vent Shaft	(ZARm)	2 575		216	165	140	125	143	302	167	70
Develop inc Raises	(ZARm)	1 496									140	456	256
Concentrator & TSF	(ZARm)	2 103
Indirects & Contingency	(ZARm)	5 091	32	100	154	152	200	138	138	137	140	51	51
Ongoing /SIB Capex	(ZARm)	13 808	345	345	345	345	345	345	345	345	345	345	345	345	345	345	345
Total Capital	(ZARm)	33 415	377	1 158	1 501	1 337	1 356	1 251	1 205	648	694	851	651	345	345	345	345

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 72

Table 18.4:    Adjusted UG2 TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 31 to Year 45)

Description	Units	Totals/ Averages	Y31	Y32	Y33	Y34	Y35	Y36	Y37	Y38	Y39	Y40	Y41	Y42	Y43	Y44	Y45
Total RoM ore	(Mt)	76.84	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92
RoM ore - Ph 1	(Mt)	30.69	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RoM ore - Ph 2	(Mt)	45.10	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92
RoM grade	(6E g/t)	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75	6.75
Plant feed	(Mt)	76.84	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92
Feed grade	(6E g/t)	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74	5.74
Recovery	(%)	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%	75%
PGM (6E)	(koz)	10 631	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6	265.6
Pt	(koz)	5 354	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8	133.8
Pd	(koz)	2 222	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5	55.5
Rh	(koz)	1 002	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0	25.0
Au	(koz)	106	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7
Ir	(koz)	357	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9	8.9
Ru	(koz)	1 589	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7	39.7
Ni	(kt)	37	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9
Cu	(kt)	1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Payability
4E	(%)	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%
Ir	(%)	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%
Ru	(%)	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%
Ni	(%)	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%
Cu	(%)	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%
Revenue	(ZARm)	301 028	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522
Pt	(ZARm)	64 463	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611	1 611
Pd	(ZARm)	57 829	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445	1 445
Rh	(ZARm)	149 510	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736	3 736
Au	(ZARm)	2 236	56	56	56	56	56	56	56	56	56	56	56	56	56	56	56
Ir	(ZARm)	12 351	309	309	309	309	309	309	309	309	309	309	309	309	309	309	309
Ru	(ZARm)	7 328	183	183	183	183	183	183	183	183	183	183	183	183	183	183	183
Ni	(ZARm)	7 235	181	181	181	181	181	181	181	181	181	181	181	181	181	181	181
Cu	(ZARm)	76	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2
Project Capital	(ZARm)	19 607	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Surface	(ZARm)	2 574
Main Shaft	(ZARm)	5 767
Vent Shaft	(ZARm)	2 575
Develop inc Raises	(ZARm)	1 496
Concentrator & TSF	(ZARm)	2 103
Indirects & Contingency	(ZARm)	5 091
Ongoing /SIB Capex	(ZARm)	13 808	345	345	345	345	345	345	345	345	345	345	345	345	345	345	345
Total Capital	(ZARm)	33 415	345	345	345	345	345	345	345	345	345	345	345	345	345	345	345

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 73

Table 18.5:    Adjusted UG2 TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 46 to Year 51)

Description	Units	Totals/ Averages	Y46	Y47	Y48	Y49	Y50	Y51
Total RoM ore	(Mt)	76.84	1.92	1.92	1.92	1.00	0.60	0.45
RoM ore - Ph 1	(Mt)	30.69	0.00	0.00	0.00	0.00
RoM ore - Ph 2	(Mt)	45.10	1.92	1.92	1.92	1.00	0.60	0.45
RoM grade	(6E g/t)	6.75	6.75	6.75	6.75	6.75	6.75	6.75
Plant feed	(Mt)	76.84	1.92	1.92	1.92	1.00	0.60	0.45
Feed grade	(6E g/t)	5.74	5.74	5.74	5.74	5.74	5.74	5.74
Recovery	(%)	75%	75%	75%	75%	75%	75%	75%
PGM (6E)	(koz)	10 631	265.6	265.6	265.6	138.3	83.0	62.3
Pt	(koz)	5 354	133.8	133.8	133.8	69.7	41.8	31.4
Pd	(koz)	2 222	55.5	55.5	55.5	28.9	17.4	13.0
Rh	(koz)	1 002	25.0	25.0	25.0	13.0	7.8	5.9
Au	(koz)	106	2.7	2.7	2.7	1.4	0.8	0.6
Ir	(koz)	357	8.9	8.9	8.9	4.6	2.8	2.1
Ru	(koz)	1 589	39.7	39.7	39.7	20.7	12.4	9.3
Ni	(kt)	37	0.9	0.9	0.9	0.5	0.3	0.2
Cu	(kt)	1	0.0	0.0	0.0	0.0	0.0	0.0
Payability
4E	(%)	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%
Ir	(%)	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%
Ru	(%)	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%
Ni	(%)	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%
Cu	(%)	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%
Revenue	(ZARm)	301 028	7 522	7 522	7 522	3 918	2 351	1 763
Pt	(ZARm)	64 463	1 611	1 611	1 611	839	503	378
Pd	(ZARm)	57 829	1 445	1 445	1 445	753	452	339
Rh	(ZARm)	149 510	3 736	3 736	3 736	1 946	1 167	876
Au	(ZARm)	2 236	56	56	56	29	17	13
Ir	(ZARm)	12 351	309	309	309	161	96	72
Ru	(ZARm)	7 328	183	183	183	95	57	43
Ni	(ZARm)	7 235	181	181	181	94	56	42
Cu	(ZARm)	76	2	2	2	1	1	0
Project Capital	(ZARm)	19 607	0	0	0	0	0	0
Surface	(ZARm)	2 574
Main Shaft	(ZARm)	5 767
Vent Shaft	(ZARm)	2 575
Develop inc Raises	(ZARm)	1 496
Concentrator & TSF	(ZARm)	2 103
Indirects & Contingency	(ZARm)	5 091
Ongoing /SIB Capex	(ZARm)	13 808	345	345	345	180	108	81
Total Capital	(ZARm)	33 415	345	345	345	180	108	81

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 74

Table 18.6:   Adjusted UG2 TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 1 to Year 15)

Description	Units	Totals/ Averages	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Y10	Y11	Y12	Y13	Y14	Y15
Revenue	(ZARm)	301 028								0	2 703	4 936	7 052	7 522	7 522	7 522	7 522
Total Capital	(ZARm)	33 415	429	191	1 204	1 492	1 441	1 425	1 351	1 850	2 608	699	323	345	345	345	377
Working Cost	(ZARm)	173 318								0	1 362	2 838	4 049	4 319	4 319	4 319	4 319
Labour	(ZARm)	65 890									592	1 080	1 544	1 646	1 646	1 646	1 646
Fuel/Maint TMM	(ZARm)	4 143									37	68	97	104	104	104	104
Power	(ZARm)	21 671									195	355	508	541	541	541	541
Water	(ZARm)	1 830									16	30	43	46	46	46	46
Explosives	(ZARm)	4 989									45	82	117	125	125	125	125
Drill Steel	(ZARm)	4 023									36	66	94	101	101	101	101
Support	(ZARm)	2 928									26	48	69	73	73	73	73
Stores	(ZARm)	8 346									75	137	196	209	209	209	209
Maintenance	(ZARm)	10 680									96	175	250	267	267	267	267
Backfill	(ZARm)	0									0	0	0	0	0	0	0
Fridge Plant power	(ZARm)	2 067									15	34	49	52	52	52	52
Fridge plant maintenance	(ZARm)	609									4	10	14	15	15	15	15
Vertical shaft operating	(ZARm)	1 826									13	30	43	46	46	46	46
Plant & tailings	(ZARm)	14 610									103	240	343	366	366	366	366
SRK added items
Closure & rehabilitation	(ZARm)	500									20	11	11	11	11	11	11
Separation Benefit	(ZARm)	485
Contingency	(ZARm)	28 722								0	251	471	673	718	718	718	718
Unit Costs
per tonne milled	(ZAR/t)	2 256									2 207	2 252	2 250	2 249	2 249	2 249	2 249
per 6E recovered ounce	(ZAR/6E oz)	16 304									15 955	16 281	16 261	16 258	16 258	16 258	16 258
Cash Flow
Operating Profit	(ZARm)	127 710	0	0	0	0	0	0	0	0	1 180	2 098	3 002	3 203	3 203	3 203	3 203
Capital expenditure	(ZARm)	33 415	429	191	1 204	1 492	1 441	1 425	1 351	1 850	2 608	699	323	345	345	345	377
MPRDA Royalty	(ZARm)	11 982	0	0	0	0	0	0	0	0	14	25	35	38	38	242	352
Change in working capital	(ZARm)	0									98	77	75	17	0	0	0
Taxable income	(ZARm)	82 255	- 429	- 191	-1 204	-1 492	-1 441	-1 425	-1 351	-1 850	-1 540	1 298	2 568	2 804	2 821	2 616	2 475
Company tax payable	(ZARm)	22 209	0	0	0	0	0	0	0	0	0	0	0	0	0	320	668
Post-tax cash flow	(ZARm)	60 046	- 429	- 191	-1 204	-1 492	-1 441	-1 425	-1 351	-1 850	-1 540	1 298	2 568	2 804	2 821	2 296	1 807

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 75

Table 18.7:   Adjusted UG2 TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 16 to Year 30)

Description	Units	Totals/ Averages	Y16	Y17	Y18	Y19	Y20	Y21	Y22	Y23	Y24	Y25	Y26	Y27	Y28	Y29	Y30
Revenue	(ZARm)	301 028	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522
Total Capital	(ZARm)	33 415	377	1 158	1 501	1 337	1 356	1 251	1 205	648	694	851	651	345	345	345	345
Working Cost	(ZARm)	173 318	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319
Labour	(ZARm)	65 890	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646
Fuel/Maint TMM	(ZARm)	4 143	104	104	104	104	104	104	104	104	104	104	104	104	104	104	104
Power	(ZARm)	21 671	541	541	541	541	541	541	541	541	541	541	541	541	541	541	541
Water	(ZARm)	1 830	46	46	46	46	46	46	46	46	46	46	46	46	46	46	46
Explosives	(ZARm)	4 989	125	125	125	125	125	125	125	125	125	125	125	125	125	125	125
Drill Steel	(ZARm)	4 023	101	101	101	101	101	101	101	101	101	101	101	101	101	101	101
Support	(ZARm)	2 928	73	73	73	73	73	73	73	73	73	73	73	73	73	73	73
Stores	(ZARm)	8 346	209	209	209	209	209	209	209	209	209	209	209	209	209	209	209
Maintenance	(ZARm)	10 680	267	267	267	267	267	267	267	267	267	267	267	267	267	267	267
Backfill	(ZARm)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Fridge Plant power	(ZARm)	2 067	52	52	52	52	52	52	52	52	52	52	52	52	52	52	52
Fridge plant maintenance	(ZARm)	609	15	15	15	15	15	15	15	15	15	15	15	15	15	15	15
Vertical shaft operating	(ZARm)	1 826	46	46	46	46	46	46	46	46	46	46	46	46	46	46	46
Plant & tailings	(ZARm)	14 610	366	366	366	366	366	366	366	366	366	366	366	366	366	366	366
SRK added items
Closure & rehabilitation	(ZARm)	500	11	11	11	11	11	11	11	11	11	11	11	11	11	11	11
Separation Benefit	(ZARm)	485
Contingency	(ZARm)	28 722	718	718	718	718	718	718	718	718	718	718	718	718	718	718	718
Unit Costs
per tonne milled	(ZAR/t)	2 256	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249
per 6E recovered ounce	(ZAR/6E oz)	16 304	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258
Cash Flow
Operating Profit	(ZARm)	127 710	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203
Capital expenditure	(ZARm)	33 415	377	1 158	1 501	1 337	1 356	1 251	1 205	648	694	851	651	345	345	345	345
MPRDA Royalty	(ZARm)	11 982	352	265	227	245	243	254	260	321	316	299	321	355	355	355	355
Change in working capital	(ZARm)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Taxable income	(ZARm)	82 255	2 475	1 780	1 476	1 621	1 604	1 697	1 738	2 233	2 192	2 053	2 231	2 503	2 503	2 503	2 503
Company tax payable	(ZARm)	22 209	668	481	398	438	433	458	469	603	592	554	602	676	676	676	676
Post-tax cash flow	(ZARm)	60 046	1 807	1 300	1 077	1 183	1 171	1 239	1 269	1 630	1 601	1 499	1 628	1 827	1 827	1 827	1 827

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 76

Table 18.8:      Adjusted UG2 TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 31 to Year 45)

Description	Units	Totals/ Averages	Y31	Y32	Y33	Y34	Y35	Y36	Y37	Y38	Y39	Y40	Y41	Y42	Y43	Y44	Y45
Revenue	(ZARm)	301 028	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522	7 522
Total Capital	(ZARm)	33 415	377	1 158	1 501	1 337	1 356	1 251	1 205	648	694	851	651	345	345	345	345
Working Cost	(ZARm)	173 318	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319	4 319
Labour	(ZARm)	65 890	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646	1 646
Fuel/Maint TMM	(ZARm)	4 143	104	104	104	104	104	104	104	104	104	104	104	104	104	104	104
Power	(ZARm)	21 671	541	541	541	541	541	541	541	541	541	541	541	541	541	541	541
Water	(ZARm)	1 830	46	46	46	46	46	46	46	46	46	46	46	46	46	46	46
Explosives	(ZARm)	4 989	125	125	125	125	125	125	125	125	125	125	125	125	125	125	125
Drill Steel	(ZARm)	4 023	101	101	101	101	101	101	101	101	101	101	101	101	101	101	101
Support	(ZARm)	2 928	73	73	73	73	73	73	73	73	73	73	73	73	73	73	73
Stores	(ZARm)	8 346	209	209	209	209	209	209	209	209	209	209	209	209	209	209	209
Maintenance	(ZARm)	10 680	267	267	267	267	267	267	267	267	267	267	267	267	267	267	267
Backfill	(ZARm)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Fridge Plant power	(ZARm)	2 067	52	52	52	52	52	52	52	52	52	52	52	52	52	52	52
Fridge plant maintenance	(ZARm)	609	15	15	15	15	15	15	15	15	15	15	15	15	15	15	15
Vertical shaft operating	(ZARm)	1 826	46	46	46	46	46	46	46	46	46	46	46	46	46	46	46
Plant & tailings	(ZARm)	14 610	366	366	366	366	366	366	366	366	366	366	366	366	366	366	366
SRK added items
Closure & rehabilitation	(ZARm)	500	11	11	11	11	11	11	11	11	11	11	11	11	11	11	11
Separation Benefit	(ZARm)	485
Contingency	(ZARm)	28 722	718	718	718	718	718	718	718	718	718	718	718	718	718	718	718
Unit Costs
per tonne milled	(ZAR/t)	2 256	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249	2 249
per 6E recovered ounce	(ZAR/6E oz)	16 304	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258	16 258
Cash Flow
Operating Profit	(ZARm)	127 710	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203	3 203
Capital expenditure	(ZARm)	33 415	345	345	345	345	345	345	345	345	345	345	345	345	345	345	345
MPRDA Royalty	(ZARm)	11 982	355	355	355	355	355	355	355	355	355	355	355	355	355	355	355
Change in working capital	(ZARm)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Taxable income	(ZARm)	82 255	2 503	2 503	2 503	2 503	2 503	2 503	2 503	2 503	2 503	2 503	2 503	2 503	2 503	2 503	2 503
Company tax payable	(ZARm)	22 209	676	676	676	676	676	676	676	676	676	676	676	676	676	676	676
Post-tax cash flow	(ZARm)	60 046	1 827	1 827	1 827	1 827	1 827	1 827	1 827	1 827	1 827	1 827	1 827	1 827	1 827	1 827	1 827

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 77

Table 18.9:     Adjusted UG2 TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 46 to Year 51)

Description	Units	Totals/ Averages	Y46	Y47	Y48	Y49	Y50	Y51
Revenue	(ZARm)	301 028	7 522	7 522	7 522	3 918	2 351	1 763
Total Capital	(ZARm)	33 415	345	345	345	180	108	81
Working Cost	(ZARm)	173 318	4 319	4 319	4 319	2 558	1 489	1 070
Labour	(ZARm)	65 890	1 646	1 646	1 646	858	515	386
Fuel/Maint TMM	(ZARm)	4 143	104	104	104	54	32	24
Power	(ZARm)	21 671	541	541	541	282	169	127
Water	(ZARm)	1 830	46	46	46	24	14	11
Explosives	(ZARm)	4 989	125	125	125	65	39	29
Drill Steel	(ZARm)	4 023	101	101	101	52	31	24
Support	(ZARm)	2 928	73	73	73	38	23	17
Stores	(ZARm)	8 346	209	209	209	109	65	49
Maintenance	(ZARm)	10 680	267	267	267	139	83	63
Backfill	(ZARm)	0	0	0	0	0	0	0
Fridge Plant power	(ZARm)	2 067	52	52	52	27	16	12
Fridge plant maintenance	(ZARm)	609	15	15	15	8	5	4
Vertical shaft operating	(ZARm)	1 826	46	46	46	24	14	11
Plant & tailings	(ZARm)	14 610	366	366	366	191	114	86
SRK added items
Closure & rehabilitation	(ZARm)	500	11	11	11	11	11	11
Separation Benefit	(ZARm)	485				303	132	49
Contingency	(ZARm)	28 722	718	718	718	374	224	168
Unit Costs
per tonne milled	(ZAR/t)	2 256	2 249	2 249	2 249	2 558	2 482	2 379
per 6E recovered ounce	(ZAR/6E oz)	16 304	16 258	16 258	16 258	18 491	17 942	17 193
Cash Flow
Operating Profit	(ZARm)	127 710	3 203	3 203	3 203	1 359	861	693
Capital expenditure	(ZARm)	33 415	345	345	345	180	108	81
MPRDA Royalty	(ZARm)	11 982	355	355	355	151	95	77
Change in working capital	(ZARm)	0	0	0	0	- 154	- 42	- 14
Taxable income	(ZARm)	82 255	2 503	2 503	2 503	1 183	699	549
Company tax payable	(ZARm)	22 209	676	676	676	319	189	148
Post-tax cash flow	(ZARm)	60 046	1 827	1 827	1 827	863	511	401

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 78

Table 18.10: Adjusted Merensky TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 1 to Year 15)

Description	Units	Totals/ Averages	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Y10	Y11	Y12	Y13	Y14	Y15
Total RoM ore	(Mt)	49.62								0.15	0.54	1.26	1.80	1.92	1.92	1.92	1.92
RoM ore - Ph 1	(Mt)	19.91								0.15	0.54	1.26	1.80	1.92	1.92	1.92	1.92
RoM ore - Ph 2	(Mt)	29.71													0	0	0
RoM grade	(6E g/t)	8.92								8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92
Plant feed	(Mt)	49.62									0.69	1.26	1.80	1.92	1.92	1.92	1.92
Feed grade	(6E g/t)	7.58									7.58	7.58	7.58	7.58	7.58	7.58	7.58
Recovery	(%)	79%								79%	79%	79%	79%	79%	79%	79%	79%
PGM (6E)	(koz)	9 556									132.9	242.6	346.6	369.7	369.7	369.7	369.7
Pt	(koz)	5 601									77.9	142.2	203.2	216.7	216.7	216.7	216.7
Pd	(koz)	2 367									32.9	60.1	85.9	91.6	91.6	91.6	91.6
Rh	(koz)	463									6.4	11.7	16.8	17.9	17.9	17.9	17.9
Au	(koz)	269									3.7	6.8	9.7	10.4	10.4	10.4	10.4
Ir	(koz)	124									1.7	3.2	4.5	4.8	4.8	4.8	4.8
Ru	(koz)	733									10.2	18.6	26.6	28.4	28.4	28.4	28.4
Ni	(kt)	94									1.3	2.4	3.4	3.6	3.6	3.6	3.6
Cu	(kt)	58									0.8	1.5	2.1	2.2	2.2	2.2	2.2
Payability
4E	(%)	83.52%									83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%
Ir	(%)	55.00%									55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%
Ru	(%)	45.00%									45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%
Ni	(%)	72.50%									72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%
Cu	(%)	67.50%									67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%
Revenue	(ZARm)	235 016								0	3 268	5 967	8 525	9 093	9 093	9 093	9 093
Pt	(ZARm)	67 441								0	938	1 712	2 446	2 609	2 609	2 609	2 609
Pd	(ZARm)	61 607								0	857	1 564	2 235	2 384	2 384	2 384	2 384
Rh	(ZARm)	68 997								0	959	1 752	2 503	2 670	2 670	2 670	2 670
Au	(ZARm)	5 653								0	79	144	205	219	219	219	219
Ir	(ZARm)	4 300								0	60	109	156	166	166	166	166
Ru	(ZARm)	3 380								0	47	86	123	131	131	131	131
Ni	(ZARm)	18 379								0	256	467	667	711	711	711	711
Cu	(ZARm)	5 260								0	73	134	191	204	204	204	204
Project Capital	(ZARm)	19 607	429	191	1 204	1 492	1 441	1 425	1 383	1 878	3 236	1 628	995	983	906	860	303
Surface	(ZARm)	2 574			422	408	100	252	150	159	359	244	60	151	89	181	0
Main Shaft	(ZARm)	5 767			294	616	667	557	559	249	283	592	640	535	537	240	0
Vent Shaft	(ZARm)	2 575			204	156	284	332	273	0	216	165	140	125	143	302	167
Develop inc Raises	(ZARm)	1 496								106	344	195					0
Concentrator & TSF	(ZARm)	2 103								807	1 295
Indirects & Contingency	(ZARm)	5 091	429	191	284	313	391	284	402	557	829	432	156	171	138	138	137
Ongoing /SIB Capex	(ZARm)	11 066								0	154	281	401	428	428	428	428
Total Capital	(ZARm)	30 672	429	191	1 204	1 492	1 441	1 425	1 383	1 878	3 479	1 909	1 397	1 411	1 335	1 289	731

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 79

Table 18.11: Adjusted Merensky TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 16 to Year 30)

Description	Units	Totals/ Averages	Y16	Y17	Y18	Y19	Y20	Y21	Y22	Y23	Y24	Y25	Y26	Y27	Y28	Y29	Y30
Total RoM ore	(Mt)	49.62	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92
RoM ore - Ph 1	(Mt)	19.91	1.92	1.92	1.92	1.50	0.40	0.30	0.30	0.10	0.06	0.06	0	0	0	0	0
RoM ore - Ph 2	(Mt)	29.71	0	0	0	0.42	1.52	1.62	1.62	1.82	1.86	1.86	1.92	1.92	1.92	1.92	1.92
RoM grade	(6E g/t)	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92
Plant feed	(Mt)	49.62	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92	1.92
Feed grade	(6E g/t)	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58
Recovery	(%)	79%	79%	79%	79%	79%	79%	79%	79%	79%	79%	79%	79%	79%	79%	79%	79%
PGM (6E)	(koz)	9 556	369.7	369.7	369.7	369.7	369.7	369.7	369.7	369.7	369.7	369.7	369.7	369.7	369.7	369.7	369.7
Pt	(koz)	5 601	216.7	216.7	216.7	216.7	216.7	216.7	216.7	216.7	216.7	216.7	216.7	216.7	216.7	216.7	216.7
Pd	(koz)	2 367	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6	91.6
Rh	(koz)	463	17.9	17.9	17.9	17.9	17.9	17.9	17.9	17.9	17.9	17.9	17.9	17.9	17.9	17.9	17.9
Au	(koz)	269	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4
Ir	(koz)	124	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8
Ru	(koz)	733	28.4	28.4	28.4	28.4	28.4	28.4	28.4	28.4	28.4	28.4	28.4	28.4	28.4	28.4	28.4
Ni	(kt)	94	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6
Cu	(kt)	58	2.2	2.2	2.2	2.2	2.2	2.2	2.2	2.2	2.2	2.2	2.2	2.2	2.2	2.2	2.2
Payability
4E	(%)	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%
Ir	(%)	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%
Ru	(%)	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%
Ni	(%)	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%
Cu	(%)	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%
Revenue	(ZARm)	235 016	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093
Pt	(ZARm)	67 441	2 609	2 609	2 609	2 609	2 609	2 609	2 609	2 609	2 609	2 609	2 609	2 609	2 609	2 609	2 609
Pd	(ZARm)	61 607	2 384	2 384	2 384	2 384	2 384	2 384	2 384	2 384	2 384	2 384	2 384	2 384	2 384	2 384	2 384
Rh	(ZARm)	68 997	2 670	2 670	2 670	2 670	2 670	2 670	2 670	2 670	2 670	2 670	2 670	2 670	2 670	2 670	2 670
Au	(ZARm)	5 653	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219
Ir	(ZARm)	4 300	166	166	166	166	166	166	166	166	166	166	166	166	166	166	166
Ru	(ZARm)	3 380	131	131	131	131	131	131	131	131	131	131	131	131	131	131	131
Ni	(ZARm)	18 379	711	711	711	711	711	711	711	711	711	711	711	711	711	711	711
Cu	(ZARm)	5 260	204	204	204	204	204	204	204	204	204	204	204	204	204	204	204
Project Capital	(ZARm)	19 607	349	506	306	0	0	0	0	0	0	0	0	0	0	0	0
Surface	(ZARm)	2 574	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Main Shaft	(ZARm)	5 767	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Vent Shaft	(ZARm)	2 575	70	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Develop inc Raises	(ZARm)	1 496	140	456	256	0	0	0	0	0	0	0	0	0	0	0	0
Concentrator & TSF	(ZARm)	2 103
Indirects & Contingency	(ZARm)	5 091	140	51	51	0	0	0	0	0	0	0	0	0	0	0	0
Ongoing /SIB Capex	(ZARm)	11 066	428	428	428	428	428	428	428	428	428	428	428	428	428	428	428
Total Capital	(ZARm)	30 672	777	935	735	428	428	428	428	428	428	428	428	428	428	428	428

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 80

Table 18.12: Adjusted Merensky TEM Production, Revenue and Capex (three-year trailing averages for metal prices and exchange rate) (Year 31 to Year 39)

Description	Units	Totals/ Averages	Y31	Y32	Y33	Y34	Y35	Y36	Y37	Y38	Y39
Total RoM ore	(Mt)	49.62	1.92	1.57	1.20	1.20	1.00	1.00	0.50	0.50	0.50
RoM ore - Ph 1	(Mt)	19.91	0
RoM ore - Ph 2	(Mt)	29.71	1.92	1.57	1.20	1.20	1.00	1.00	0.50	0.50	0.50
RoM grade	(6E g/t)	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92	8.92
Plant feed	(Mt)	49.62	1.92	1.57	1.20	1.20	1.00	1.00	0.50	0.50	0.50
Feed grade	(6E g/t)	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58	7.58
Recovery	(%)	79%	79%	79%	79%	79%	79%	79%	79%	79%	79%
PGM (6E)	(koz)	9 556	369.7	303.2	231.1	231.1	192.6	192.6	96.3	96.3	96.3
Pt	(koz)	5 601	216.7	177.7	135.4	135.4	112.9	112.9	56.4	56.4	56.4
Pd	(koz)	2 367	91.6	75.1	57.2	57.2	47.7	47.7	23.9	23.9	23.9
Rh	(koz)	463	17.9	14.7	11.2	11.2	9.3	9.3	4.7	4.7	4.7
Au	(koz)	269	10.4	8.5	6.5	6.5	5.4	5.4	2.7	2.7	2.7
Ir	(koz)	124	4.8	3.9	3.0	3.0	2.5	2.5	1.3	1.3	1.3
Ru	(koz)	733	28.4	23.3	17.7	17.7	14.8	14.8	7.4	7.4	7.4
Ni	(kt)	94	3.6	3.0	2.3	2.3	1.9	1.9	0.9	0.9	0.9
Cu	(kt)	58	2.2	1.8	1.4	1.4	1.2	1.2	0.6	0.6	0.6
Payability
4E	(%)	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%	83.52%
Ir	(%)	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%	55.00%
Ru	(%)	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%	45.00%
Ni	(%)	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%	72.50%
Cu	(%)	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%	67.50%
Revenue	(ZARm)	235 016	9 093	7 455	5 683	5 683	4 736	4 736	2 368	2 368	2 368
Pt	(ZARm)	67 441	2 609	2 139	1 631	1 631	1 359	1 359	680	680	680
Pd	(ZARm)	61 607	2 384	1 954	1 490	1 490	1 241	1 241	621	621	621
Rh	(ZARm)	68 997	2 670	2 189	1 668	1 668	1 390	1 390	695	695	695
Au	(ZARm)	5 653	219	179	137	137	114	114	57	57	57
Ir	(ZARm)	4 300	166	136	104	104	87	87	43	43	43
Ru	(ZARm)	3 380	131	107	82	82	68	68	34	34	34
Ni	(ZARm)	18 379	711	583	444	444	370	370	185	185	185
Cu	(ZARm)	5 260	204	167	127	127	106	106	53	53	53
Project Capital	(ZARm)	19 607	0	0	0	0	0	0	0	0	0
Surface	(ZARm)	2 574	0	0	0	0	0	0	0	0	0
Main Shaft	(ZARm)	5 767	0	0	0	0	0	0	0	0	0
Vent Shaft	(ZARm)	2 575	0	0	0	0	0	0	0	0	0
Develop inc Raises	(ZARm)	1 496	0
Concentrator & TSF	(ZARm)	2 103
Indirects & Contingency	(ZARm)	5 091	0	0	0	0	0	0	0	0	0
Ongoing /SIB Capex	(ZARm)	11 066	428	428	351	268	268	223	223	111	111
Total Capital	(ZARm)	30 672	428	428	351	268	268	223	223	111	111

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 81

Table 18.13:   Adjusted Merensky TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 1 to Year 15)

Description	Units	Totals/ Averages	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Y10	Y11	Y12	Y13	Y14	Y15
Revenue	(ZARm)	235 016								0	3 268	5 967	8 525	9 093	9 093	9 093	9 093
Total Capital	(ZARm)	30 672	429	191	1 204	1 492	1 441	1 425	1 383	1 878	3 479	1 909	1 397	1 411	1 335	1 289	731
Working Cost	(ZARm)	142 426								0	1 930	3 608	5 148	5 490	5 490	5 490	5 490
Labour	(ZARm)	54 083									752	1 373	1 962	2 093	2 093	2 093	2 093
Fuel/Maint TMM	(ZARm)	3 400									47	86	123	132	132	132	132
Power	(ZARm)	17 787									247	452	645	688	688	688	688
Water	(ZARm)	1 502									21	38	54	58	58	58	58
Explosives	(ZARm)	4 095									57	104	149	158	158	158	158
Drill Steel	(ZARm)	3 302									46	84	120	128	128	128	128
Support	(ZARm)	2 403									33	61	87	93	93	93	93
Stores	(ZARm)	6 851									95	174	248	265	265	265	265
Maintenance	(ZARm)	8 766									122	223	318	339	339	339	339
Backfill	(ZARm)	0									0	0	0	0	0	0	0
Fridge Plant power	(ZARm)	1 695									19	43	62	66	66	66	66
Fridge plant maintenance	(ZARm)	499									5	13	18	19	19	19	19
Vertical shaft operating	(ZARm)	1 497									16	38	54	58	58	58	58
Plant & tailings	(ZARm)	11 979									131	305	436	465	465	465	465
SRK added items
Closure & rehabilitation	(ZARm)	500									20	16	16	16	16	16	16
Separation Benefit	(ZARm)	495
Contingency	(ZARm)	23 572								0	318	599	855	912	912	912	912
Unit Costs
per tonne milled	(ZAR/t)	2 870									2 798	2 864	2 860	2 860	2 860	2 860	2 860
per 6E recovered ounce	(ZAR/6E oz)	14 904									14 527	14 871	14 852	14 849	14 849	14 849	14 849
Cash Flow
Operating Profit	(ZARm)	92 591	0	0	0	0	0	0	0	0	1 337	2 359	3 377	3 603	3 603	3 603	3 603
Capital expenditure	(ZARm)	30 672	429	191	1 204	1 492	1 441	1 425	1 383	1 878	3 479	1 909	1 397	1 411	1 335	1 289	731
MPRDA Royalty	(ZARm)	8 055	0	0	0	0	0	0	0	0	16	30	43	45	45	45	100
Change in working capital	(ZARm)	0									111	85	85	19	0	0	0
Taxable income	(ZARm)	53 863	- 429	- 191	-1 204	-1 492	-1 441	-1 425	-1 383	-1 878	-2 270	335	1 852	2 128	2 223	2 269	2 771
Company tax payable	(ZARm)	14 543	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Post-tax cash flow	(ZARm)	39 320	- 429	- 191	-1 204	-1 492	-1 441	-1 425	-1 383	-1 878	-2 270	335	1 852	2 128	2 223	2 269	2 771

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 82

Table 18.14:   Adjusted Merensky TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 16 to Year 30)

Description	Units	Totals/ Averages	Y16	Y17	Y18	Y19	Y20	Y21	Y22	Y23	Y24	Y25	Y26	Y27	Y28	Y29	Y30
Revenue	(ZARm)	235 016	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093	9 093
Total Capital	(ZARm)	30 672	777	935	735	428	428	428	428	428	428	428	428	428	428	428	428
Working Cost	(ZARm)	142 426	5 490	5 490	5 490	5 490	5 490	5 490	5 490	5 490	5 490	5 490	5 490	5 490	5 490	5 490	5 490
Labour	(ZARm)	54 083	2 093	2 093	2 093	2 093	2 093	2 093	2 093	2 093	2 093	2 093	2 093	2 093	2 093	2 093	2 093
Fuel/Maint TMM	(ZARm)	3 400	132	132	132	132	132	132	132	132	132	132	132	132	132	132	132
Power	(ZARm)	17 787	688	688	688	688	688	688	688	688	688	688	688	688	688	688	688
Water	(ZARm)	1 502	58	58	58	58	58	58	58	58	58	58	58	58	58	58	58
Explosives	(ZARm)	4 095	158	158	158	158	158	158	158	158	158	158	158	158	158	158	158
Drill Steel	(ZARm)	3 302	128	128	128	128	128	128	128	128	128	128	128	128	128	128	128
Support	(ZARm)	2 403	93	93	93	93	93	93	93	93	93	93	93	93	93	93	93
Stores	(ZARm)	6 851	265	265	265	265	265	265	265	265	265	265	265	265	265	265	265
Maintenance	(ZARm)	8 766	339	339	339	339	339	339	339	339	339	339	339	339	339	339	339
Backfill	(ZARm)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Fridge Plant power	(ZARm)	1 695	66	66	66	66	66	66	66	66	66	66	66	66	66	66	66
Fridge plant maintenance	(ZARm)	499	19	19	19	19	19	19	19	19	19	19	19	19	19	19	19
Vertical shaft operating	(ZARm)	1 497	58	58	58	58	58	58	58	58	58	58	58	58	58	58	58
Plant & tailings	(ZARm)	11 979	465	465	465	465	465	465	465	465	465	465	465	465	465	465	465
SRK added items
Closure & rehabilitation	(ZARm)	500	16	16	16	16	16	16	16	16	16	16	16	16	16	16	16
Separation Benefit	(ZARm)	495
Contingency	(ZARm)	23 572	912	912	912	912	912	912	912	912	912	912	912	912	912	912	912
Unit Costs
per tonne milled	(ZAR/t)	2 870	2 860	2 860	2 860	2 860	2 860	2 860	2 860	2 860	2 860	2 860	2 860	2 860	2 860	2 860	2 860
per 6E recovered ounce	(ZAR/6E oz)	14 904	14 849	14 849	14 849	14 849	14 849	14 849	14 849	14 849	14 849	14 849	14 849	14 849	14 849	14 849	14 849
Cash Flow
Operating Profit	(ZARm)	92 591	3 603	3 603	3 603	3 603	3 603	3 603	3 603	3 603	3 603	3 603	3 603	3 603	3 603	3 603	3 603
Capital expenditure	(ZARm)	30 672	731	731	731	731	731	731	731	731	731	731	731	731	731	731	731
MPRDA Royalty	(ZARm)	8 055	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
Change in working capital	(ZARm)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Taxable income	(ZARm)	53 863	2 771	2 771	2 771	2 771	2 771	2 771	2 771	2 771	2 771	2 771	2 771	2 771	2 771	2 771	2 771
Company tax payable	(ZARm)	14 543	629	628	676	750	750	750	750	750	750	750	750	750	750	750	750
Post-tax cash flow	(ZARm)	39 320	1 837	1 698	1 828	2 027	2 027	2 027	2 027	2 027	2 027	2 027	2 027	2 027	2 027	2 027	2 027

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 83

Table 18.15:   Adjusted Merensky TEM Cash Flow (three-year trailing averages for metal prices and exchange rate) (Year 31 to Year 39)

Description	Units	Totals/ Averages	Y31	Y32	Y33	Y34	Y35	Y36	Y37	Y38	Y39
Revenue	(ZARm)	235 016	7 738	6 344	4 836	4 836	4 030	4 030	2 015	2 015	2 015
Total Capital	(ZARm)	30 672	428	428	351	268	268	223	223	111	111
Working Cost	(ZARm)	142 426	5 490	4 622	3 437	3 500	2 867	3 024	1 442	1 442	1 599
Labour	(ZARm)	54 083	2 093	1 716	1 308	1 308	1 090	1 090	545	545	545
Fuel/Maint TMM	(ZARm)	3 400	132	108	82	82	69	69	34	34	34
Power	(ZARm)	17 787	688	564	430	430	358	358	179	179	179
Water	(ZARm)	1 502	58	48	36	36	30	30	15	15	15
Explosives	(ZARm)	4 095	158	130	99	99	83	83	41	41	41
Drill Steel	(ZARm)	3 302	128	105	80	80	67	67	33	33	33
Support	(ZARm)	2 403	93	76	58	58	48	48	24	24	24
Stores	(ZARm)	6 851	265	217	166	166	138	138	69	69	69
Maintenance	(ZARm)	8 766	339	278	212	212	177	177	88	88	88
Backfill	(ZARm)	0	0	0	0	0	0	0	0	0	0
Fridge Plant power	(ZARm)	1 695	66	54	41	41	34	34	17	17	17
Fridge plant maintenance	(ZARm)	499	19	16	12	12	10	10	5	5	5
Vertical shaft operating	(ZARm)	1 497	58	48	36	36	30	30	15	15	15
Plant & tailings	(ZARm)	11 979	465	381	291	291	242	242	121	121	121
SRK added items
Closure & rehabilitation	(ZARm)	500	16	16	16	16	16	16	16	16	16
Separation Benefit	(ZARm)	495		118	0	63	0	157	0	0	157
Contingency	(ZARm)	23 572	912	748	570	570	475	475	238	238	238
Unit Costs
per tonne milled	(ZAR/t)	2 870	2 860	2 936	2 865	2 917	2 867	3 024	2 883	2 883	3 198
per 6E recovered ounce	(ZAR/6E oz)	14 904	14 849	15 246	14 875	15 147	14 889	15 705	14 972	14 972	16 604
Cash Flow
Operating Profit	(ZARm)	92 591	3 603	2 833	2 246	2 183	1 869	1 712	926	926	769
Capital expenditure	(ZARm)	30 672	428	351	268	268	223	223	111	111	111
MPRDA Royalty	(ZARm)	8 055	398	313	248	241	207	189	102	102	85
Change in working capital	(ZARm)	0	0	- 64	- 49	- 5	- 26	- 13	- 65	0	- 13
Taxable income	(ZARm)	53 863	2 776	2 233	1 779	1 679	1 465	1 313	778	712	586
Company tax payable	(ZARm)	14 543	750	603	480	453	396	354	210	192	158
Post-tax cash flow	(ZARm)	39 320	2 027	1 630	1 299	1 226	1 070	958	568	520	428

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 84

18.3	Sensitivity Analysis

[§229.601(b)(96)(iii)(B)(19)(ii) (iii)] [SR5.8(iii)(iv)]

18.3.1	UG2 TEM

The net present value (NPV) of the post-tax cash flows in the UG2 TEM (Table 18.6 to Table 18.9) at a range of discount values and other financial indicators, based on the three-year trailing average prices and ZAR:USD exchange rate, are set out in Table 18.16. Similar results from the use of the spot prices and CRU price deck as discussed in Section 15 are included in Table 18.16 for comparative purposes.

Table 18.16:      Key Financial Results from Adjusted UG2 TEM Cash Flow

Item	Units	Three-year trailing average	Alternative Price Decks (Section 15)
			Spot (31/12/2021)	CRU (2021)
NPV
8%	(ZARm)	4 142	9 898	3 668
8.4% (WACC lower limit)	(ZARm)	3 480	8 844	3 043
9% (SPM’s WACC)	(ZARm)	2 605	7 446	2 219
10.7% (WACC upper limit)	(ZARm)	735	4 411	457
11%	(ZARm)	478	3 988	216
12%	(ZARm)	- 257	2 766	- 474
Other Financial Indicators
Operating margin	(%)	42.4%	51.3%	41.4%
IRR	(%)	11.6%	15.6%	11.3%
Project Capex	(ZARm)	19 607	19 607	19 607
SIB Capex	(ZARm)	13 808	13 808	13 808
Peak funding	(ZARm)	-10 923	-10 474	-10 656
Payback period	(years)	13	12	13
Av. LoM unit cost (incl Royalty)	(ZAR/t milled)	2 412	2 494	2 403
	(ZAR/6E oz)	17 431	18 029	17 372

The sensitivities of the NPV of the post-tax UG2 TEM cash flows are evaluated as follows:

•	The variation in the real NPV at 9.0% (NPV9.0%) based on twin (6E basket price and exchange rate) sensitivities (Table 18.17); and

•	The variation in real NPV9.0% based on twin (revenue and operating expenditure) sensitivities (Table 18.18).

Table 18.17:      Kruidfontein UG2 TEM – variation in real NPV9.0% based on twin (4E basket price and exchange rate) sensitivities)

	6E Basket		LT 6E Price Sensitivity
NPV at 9.0%	Price (USD/oz)		1 850	1 958	2 067	2 176	2 285	2 394	2 502
All values in ZARm			-15%	-10%	-5%	0%	5%	10%	15%
LT ZAR:USD Exchange Rate Sensitivity	13.71	-10%	-4 070	-2 647	-1 342	- 99	1 125	2 337	3 544
	14.47	-5%	-2 724	-1 342	- 31	1 261	2 538	3 812	5 073
	15.24	0%	-1 482	- 99	1 261	2 605	3 945	5 272	6 598
	16.00	5%	- 306	1 125	2 538	3 945	5 338	6 731	8 120
	16.76	10%	853	2 337	3 812	5 272	6 731	8 186	9 631
	17.52	15%	2 002	3 544	5 073	6 598	8 120	9 631	11 143
	18.28	20%	3 142	4 741	6 333	7 923	9 500	11 077	12 654

Table 18.18:      Kruidfontein UG2 TEM – variation in real NPV9.0% based on twin (revenue and operating expenditure) sensitivities

All Amounts in	6E Basket Price	Revenue Sensitivity
ZARm	(USD/oz)	1 850	1 958	2 067	2 176	2 285	2 394	2 502
		-15%	-10%	-5%	0%	5%	10%	15%
Operating Cost Sensitivity	-15%	896	2 246	3 587	4 916	6 243	7 568	8 885
	-10%	112	1 470	2 813	4 151	5 477	6 803	8 126
	-5%	- 681	686	2 038	3 380	4 711	6 038	7 364
	0%	-1 482	- 99	1 261	2 605	3 945	5 272	6 598
	5%	-2 312	- 894	477	1 831	3 173	4 506	5 833
	10%	-3 193	-1 700	- 312	1 051	2 398	3 739	5 067
	15%	-4 121	-2 543	-1 107	267	1 624	2 965	4 301

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021

SRK Consulting – 576060 SPM Kruidfontein Project TRS	Page 85

18.3.2	Merensky TEM

The NPV of the post-tax cash flows in the Merensky TEM (Table 18.13 to Table 18.15) at a range of discount values and other financial indicators, based on the three-year trailing average prices and ZAR:USD exchange rate, are set out in Table 18.19. Similar results from the use of the spot prices and CRU price deck as discussed in Section 15 are included in Table 18.19 for comparative purposes.

Table 18.19:      Key Financial Results from Adjusted Merensky TEM Cash Flow

Item	Units	Three-year trailing average	Alternative Price Decks (Section 15)
			Spot (31/12/2021)	CRU (2021)
NPV
8%	(ZARm)	3 043	8 239	- 325
8.4% (WACC lower limit)	(ZARm)	2 473	7 357	- 695
9.0% (SPM’s WACC)	(ZARm)	1 709	6 169	-1 185
10.7% (WACC upper limit)	(ZARm)	35	3 518	-2 229
11%	(ZARm)	- 199	3 140	-2 370
12%	(ZARm)	- 874	2 037	-2 768
Other Financial Indicators
Operating margin	(%)	39.4%	47.2%	33.0%
IRR	(%)	10.7%	14.7%	7.7%
Project Capex	(ZARm)	19 607	19 607	19 607
SIB Capex	(ZARm)	11 066	11 066	11 066
Peak funding	(ZARm)	11 713	11 270	11 969
Payback period	(years)	15	13	17
Av. LoM unit cost (incl Royalty)	(ZAR/t milled)	3 032	3 114	2 980
	(ZAR/6E oz)	15 747	16 171	15 474

The sensitivities of the NPV of the post-tax Merensky TEM cash flows are evaluated as follows:

•	The variation in the real NPV9.0% based on twin (6E basket price and exchange rate) sensitivities (Table 18.20); and

•	The variation in real NPV9.0% based on twin (revenue and operating expenditure) sensitivities (Table 18.21).

Table 18.20:      Kruidfontein Merensky TEM – variation in real NPV9.0% based on twin (4E basket price and exchange rate) sensitivities)

	6E Basket		LT 6E Price Sensitivity
NPV at 9.0%	Price (USD/oz)		1 477	1 564	1 651	1 738	1 825	1 912	1 999
All values in ZARm			-15%	-10%	-5%	0%	5%	10%	15%
LT ZAR:USD Exchange Rate Sensitivity	13.71	-10%	-6 010	-4 387	-2 864	-1 403	15	1 403	2 770
	14.47	-5%	-4 474	-2 864	-1 324	171	1 633	3 073	4 499
	15.24	0%	-3 030	-1 403	171	1 709	3 224	4 723	6 213
	16.00	5%	-1 644	15	1 633	3 224	4 797	6 361	7 910
	16.76	10%	- 298	1 403	3 073	4 723	6 361	7 983	9 605
	17.52	15%	1 019	2 770	4 499	6 213	7 910	9 605	11 289
	18.28	20%	2 316	4 125	5 916	7 688	9 458	11 216	12 968

Table 18.21:      Kruidfontein Merensky TEM – variation in real NPV9.0% based on twin (revenue and operating expenditure) sensitivities

All Amounts in	6E Basket Price	Revenue Sensitivity
ZARm	(USD/oz)	1 477	1 564	1 651	1 738	1 825	1 912	1 999
		-15%	-10%	-5%	0%	5%	10%	15%
Operating Cost Sensitivity	-15%	- 107	1 437	2 954	4 457	5 949	7 426	8 901
	-10%	-1 063	503	2 035	3 548	5 043	6 530	8 005
	-5%	-2 036	- 442	1 107	2 629	4 136	5 629	7 109
	0%	-3 030	-1 403	171	1 709	3 224	4 723	6 213
	5%	-4 054	-2 384	- 780	777	2 305	3 816	5 309
	10%	-5 118	-3 388	-1 748	- 164	1 381	2 899	4 402
	15%	-6 239	-4 424	-2 736	-1 120	447	1 980	3 493

18.3.3	Discussion of Results

The UG2 and Merensky TEMs using three-year trailing average values yield positive NPV9.0% of ZAR2 605 million and ZAR1 709 million and IRRs of 11.6% and 10.7% respectively. Operating margins of 42% and 39% respectively are in line with PGM operations in South Africa. Payback periods from start of construction are shown to be 13 years and 15 years for the UG2 and Merensky respectively.

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The unit costs for the UG2 case (in ZAR/t milled or ZAR/oz) are in line with the actual costs reported for Amandelbult and Northam. The risk of a material understatement of the operating costs in the UG2 evaluation is thus considered low. The unit cost (ZAR/t milled) for the Merensky case is higher than those of Amandelbult and Northam, whereas the unit cost (ZAR/oz) is is in line with that of Amandelbult and lower than that of Northam.

With increasing prices, use of the three-year trailing average prices will understate the revenue. Use of the spot values improves the economic results, whereas use of the long-term prices and exchange rate per the CRU price deck yields a smaller positive NPV9.0% for the UG2 case but a negative NPV9.0% for the Merensky case.

The sensitivity of the NPV9.0% to changes in Revenue, Capex and Opex for the Kruidfontein Project using three-year trailing averages can be seen in Figure 18.1.

Figure 18.1:      Revenue, Capex and Opex sensitivity plots

The results of the analysis show that the Kruidfontein Project has economic potential and further exploration and engineering studies are warranted.

18.4	Economic analysis in an initial assessment

[§229.601(b)(96)(iii)(B)(19)(iv)] [§229.1302(d)(4)(ii)]

The economic analysis of the Kruidfontein Project discussed in this section should be treated as preliminary in nature since it is based on a concept study, or initial assessment (nominal Capex and Opex accuracy of ±50% and contingency of ≤25%), undertaken on Inferred Mineral Resources that are considered too speculative geologically to have modifying factors applied to them. The economic analysis relies on a LoM production schedule that is 100% derived from Inferred Mineral Resources which are of insufficient confidence to provide certainty that the conclusions presented in this report or the results of the economic analysis will be realized.

The results of the economic analysis are derived solely from Inferred Mineral Resources.

There is no guarantee that any of the Inferred Mineral Resources would upgrade to Indicated Mineral Resources with continued exploration, nor that all the Inferred Mineral Resources would be economically extractable. The implied LoM plans presented in the TRS should not be interpreted as assurances of potential economic life of the Kruidfontein Project.

The Report contains statements of a forward-looking nature. The achievability of the projections, LoM plans, budgets and forecast TEPs as included in the TRS is neither warranted nor guaranteed by SRK. The projections cannot be assured as they are based on economic assumptions, many of which are beyond the control of the Company or SRK.

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19	ADJACENT PROPERTIES

[§229.601(b)(96)(iii)(B)(20)] [SR1.3(i)]

Adjacent properties to the Kruidfontein project are shown in Figure 19.1. The Sedibelo and Magazynskraal properties are described in a separate TRS for the PPM-Sedibelo-Magazynskraal Project prepared for SPM, which are not discussed further here.

The discussion in this section focuses on the Union Mine, Amandelbult Mine and Northam Platinum Mine.

Figure 19.1:      Adjacent properties

19.1	Public disclosure of adjacent property

[§229.601(b)(96)(iii)(B)(20)(i)]

There is no information on the Union Mine on the Siyanda Resources website. Since Anglo American Platinum (AAP) sold its 85% interest in the Union Mine to a subsidiary of Siyanda Resources in January 2018, reference has been made to the Integrated Annual Report (IAR) and Ore Reserves and Mineral Resources Report (ORMR) for 2017 which are publicly available on the AAP and Anglo American PLC (AAC) website.

The information related to the Amandelbult Mine and Northam Platinum Mine presented in this section is extracted from the IARs and ORMRs for 2020 which are publicly available on the respective websites of AAP/AAC and Northam Platinum Ltd (Northam).

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19.2	Source of information

[§229.601(b)(96)(iii)(B)(20)(ii)]

The descriptions of the three adjacent properties have been extracted from the IARs and ORMRs of AAP and/or AAC (for 2017 and 2020) and Northam (for 2020). Details are provided in Section 24 – References.

19.3	Non-verified information

[§229.601(b)(96)(iii)(B)(20)(iii)]

The information contained in an ORMR is prepared by or under the supervision of Competent Persons as defined by the SAMREC Code (2016 Edition). These Competent Persons are industry professionals with more than five years’ of relevant experience in the type of mineralization and type of activity, and thereby satisfy the requirements of Qualified Persons in terms of SK1300.

The ORMR includes a statement by the Competent Persons that they “consent to the inclusion in this report of the information in the form and context in which it appears”. As such, they take responsibility for the correctness of the disclosure and would be subject to disciplinary action from their Recognised Professional Organization in the event of material misinformation or errors.

The information contained in the IARs is prepared by or under the supervision of the directors of the company, who have a fiduciary responsibility to the shareholders. Further, financial results contained in the IARs have been audited and signed off by an independent auditing company, Deloitte LLP for AAC’s 2017 IAR, PwC LLP for AAC’s 2020 IAR and Ernst and Young Inc for Northam’s 2020 IAR.

SRK as the qualified person states that it has been unable to verify the information in the ORMR and/or IAR reports and that the information presented here is not necessarily indicative of the mineralization on the respective properties.

19.4	Adjacent property information

[§229.601(b)(96)(iii)(B)(20)(iv)]

19.4.1	Union Mine

The Union Mine was acquired by Siyanda Bakgatla Platinum Mine (Pty) Ltd, a joint venture between Siyanda Resources Ltd and the Bakgatla-Ba-Kgafela, from AAP effective 1 February 2018. The only information regarding Union Mine on the Siyanda Resources website is that it is a platinum producing mine that also produces palladium, rhodium, gold and chrome as by-products.

Access is via a number of vertical shafts and decline systems. Mining runs from surface to 1 500 m below surface using conventional breast mining with strike pillars. Hybrid mining occurs in the declines. Mining extracts mainly UG2 ore, with limited amounts of Merensky Reef ore. Union mine operates under a NOMR that covers 119 km2.

The summarized Ore Reserves and Mineral Resources for Union Mine at December 2017 is set out in Table 19.1 (AAC, 2018b). Mineral Resources are reported as additional to Ore Reserves.

Table 19.1:      Union Mine – Summary Ore Reserves and Mineral Resources at December 2017 (AAC, 2018b)

Mineral Resources	Tonnes	Grade	4E Metal	Ore Reserves	Tonnes	Grade	4E Metal
	(Mt)	(4E g/t)	(Moz)		(Mt)	(4E g/t)	(Moz)
Merensky				Merensky
Measured	27.0	6.38	5.5	Proved	1.4	4.68	0.2
Indicated	39.2	5.98	7.5	Probable	1.1	5.67	0.2
Total Meas/Ind Merensky	66.2	6.14	13.1	Total Merensky	2.5	5.13	0.4
UG2				UG2
Measured	47.2	5.10	7.7	Proved	34.2	4.39	3.8
Indicated	43.5	5.51	7.7	Probable	6.1	3.79	0.7
Total Meas/Ind UG2	90.7	5.30	15.4	Total UG2	40.2	4.30	5.6
Tailings				Tailings
Measured				Proved
Indicated	n/s			Probable	0.8	1.24	0
Total Meas/Ind Tailings	n/s			Total Tailings	0.8	1.24	0
Inferred
Merensky	20.8	5.76	3.9
UG2	39.9	5.44	7.0

Note:      Mineral Resources are reported as additional to Ore Reserves

A summary of the key TEPs for Union Mine in 2017 is set out in Table 19.2.

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Table 19.2:      Union Mine – Key TEPs (AAC, 2018a; AAC, 2018b; AAP, 2018a; AAP, 2018b)

Description	Units	Value		Source
Resource cut Prill Split		Merensky	UG2
Pt	(%)	63.0	58.8	ORMR (AAP, 2018b)
Pd	(%)	28.6	29.4	ORMR (AAP, 2018b)
Rh	(%)	5.2	11.4	ORMR (AAP, 2018b)
Au	(%)	3.2	0.5	ORMR (AAP, 2018b)
4E Plant Recoveries	(%)	85% - 87%	75% - 86%	ORMR (AAC, 2018b)
Planned stoping width	(cm)	156	153	ORMR (AAC, 2018b)
Pay limit	(4E g/t)	4.8		ORMR (AAC, 2018b)
Mine Life	(years)	18		ORMR (AAP, 2018b)
Recovered PGMs	(koz Pt + Pd)	226		IAR (AAC, 2018a)
Total PGM production	(koz)	309		IAR (AAP, 2018a)
Unit Cost (1)	(USD/oz Pt)	1 443		IAR (AAC, 2018a)
Cash cost	(ZAR/PGM oz)	10 567		IAR (AAP, 2018a)

1	Total cash operating costs (includes on-mine, smelting and refining costs only) per Pt ounce of production

19.4.2	Amandelbult Mine

Amandelbult Mine consists of two mines, Tumela and Dishaba, with three concentrators and a chrome plant located between the towns of Northam and Thabazimbi in Limpopo Province, South Africa. The mines exploit both the Merensky and UG2 Reefs.

Mining has been underway since March 1976. The NOMR covers an area of 12 504 ha and is valid to July 2040 (AAP, 2021b).

Access is via five vertical shafts and seven decline systems. Mining runs from surface to 1.3 km below surface using conventional breast mining with strike pillars (AAP, 2018a). Short-life, high-value open-pit mining supplements underground production as production transitions from Tumela Upper to Dishaba Lower UG2.

The summarized Ore Reserves and Mineral Resources for Amandelbult Mine at December 2020 is set out in Table 19.3 (AAC, 2021b). Mineral Resources are reported as additional to Ore Reserves.

Table 19.3:      Amandelbult Mine – Summary Ore Reserves and Mineral Resources at December 2020 (AAC, 2021b)

Mineral Resources	Tonnes	Grade	4E Metal	Ore Reserves	Tonnes	Grade	4E Metal
	(Mt)	(4E g/t)	(Moz)		(Mt)	(4E g/t)	(Moz)
Merensky				Merensky
Measured	31.0	6.84	6.8	Proved	5.4	5.19	0.9
Indicated	56.8	7.02	12.9	Probable	5.4	4.85	0.9
Total Meas/Ind Merensky	87.8	6.95	19.7	Total Merensky	10.8	5.02	1.8
UG2				UG2
Measured	121.6	5.38	21.0	Proved	91.4	4.45	13.0
Indicated	66.9	5.61	12.0	Probable	8.6	4.34	1.2
Total Meas/Ind UG2	188.5	5.46	33.1	Total UG2	100.0	4.44	14.2
Tailings				Tailings
Measured	63.0	0.79	1.6	Proved	0
Indicated	8.1	0.82	0.2	Probable	0
Total Meas/Ind Tailings	71.1	0.79	1.8	Total Tailings	0.0
Inferred
Merensky	57.2	6.87	12.7
UG2	56.3	5.73	10.4
Tailings	1.2	0.91	0

Note:      Mineral Resources are reported as additional to Ore Reserves

A summary of the key TEPs for the Amandelbult Mine in 2020 is set out in Table 19.4.

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Table 19.4:      Amandelbult – Key TEPs (AAC, 2021a; AAP, 2021a; AAP, 2021b)

Description	Units	Value		Source
Modifying Factors - Tumela		Merensky	UG2
Mining loss	(%)	5%	26%	ORMR (AAP, 2021b)
Mining dilution	(%)	15%	18%	ORMR (AAP, 2021b)
Planned stoping width	(cm)	146	151	ORMR (AAP, 2021b)
4E concentrator recoveries	(%)	83.6%	85.4%	ORMR (AAP, 2021b)
Paylimit	(4E g/t)	3.62	3.62	ORMR (AAP, 2021b)
Modifying Factors - Dishaba		Merensky	UG2
Mining loss	(%)	35%	36%	ORMR (AAP, 2021b)
Mining dilution	(%)	37%	21%	ORMR (AAP, 2021b)
Planned stoping width	(cm)	147	158	ORMR (AAP, 2021b)
4E concentrator recoveries	(%)	83%	85%	ORMR (AAP, 2021b)
Paylimit	(4E g/t)	3.96	3.96	ORMR (AAP, 2021b)
RoM Production - Tumela	(Mt)	0	2.5	ORMR (AAP, 2021b)
RoM Production - Dishaba	(Mt)	0.3	1.9	ORMR (AAP, 2021b)
Mine Life	(years)	>14		ORMR (AAC, 2021a)
Recovered PGMs	(koz 6E)	608		IAR (AAC, 2021a)
Unit Cost (1)	(USD/oz 6E)	876		IAR (AAC, 2021a)
On-mine cost	(ZAR/t milled)	2 109		IAR (AAP, 2021a)
Cash cost	(ZAR/PGM oz)	16 979		IAR (AAP, 2021a)

1	Total cash operating costs (includes on-mine, smelting and refining costs only) per own mined PGM ounce of production

19.4.3	Northam Platinum Mine

Northam’s Zondereinde Mine (including Middeldrift and Western sections) lies southeast of AAP’s Amandelbult Mine located between the towns of Northam and Thabazimbi in Limpopo Province, South Africa.

The Merensky and UG2 Reefs are accessed via a twin vertical shaft system, where mining occurs between depths of 1 100 m and 2 000 m below surface, with deeper access via a decline system to a depth of 2 400 m. Mine development started in 1986, with ore production commencing in the early 1990s.

The NOMR covers 9 257 ha and is valid until July 2041.

The mining layout is a breast configuration on both the Merensky and UG2 Reefs. Surface infrastructure comprises two concentrator plants for Merensky and UG2 ore, a recently expanded smelter which houses two furnaces and a base metals removal plant (Northam, 2021a).

The summarized Mineral Resources and Mineral Reserves (MRMR) for Zondereinde Mine at June 2020 is set out in Table 19.3 (Northam, 2021b). Mineral Resources are reported inclusive of Mineral Reserves.

Table 19.5:      Zondereinde Mine (Northam Mine) – Summary Mineral Resources and Mineral Reserves at June 2020 (Northam, 2021b)

Mineral Resources	Tonnes	Grade	4E Metal	Mineral Reserves	Tonnes	Grade	4E Metal
	(Mt)	(4E g/t)	(Moz)		(Mt)	(4E g/t)	(Moz)
Merensky				Merensky
Measured	3.2	7.85	0.8	Proved	3.8	6.00	0.7
Indicated	38.2	7.78	9.6	Probable	22.6	5.69	4.1
Total Meas/Ind Merensky	41.4	7.79	10.4	Total Merensky	26.4	5.74	4.9
UG2				UG2
Measured	7.7	4.98	1.2	Proved	8.0	4.27	1.1
Indicated	78.6	4.98	12.6	Probable	53.6	4.27	7.4
Total Meas/Ind UG2	86.2	4.98	13.8	Total UG2	61.6	4.27	8.5
Inferred
Merensky	165.6	7.42	39.5
UG2	247.7	5.06	40.3

Note:      Mineral Resources are reported inclusive of Mineral Reserves

A summary of the key TEPs for the Zondereinde Mine (Northam) in 2020 is set out in Table 19.6.

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Table 19.6:      Zondereinde Mine (Northam) – Key TEPs (Northam, 2021a; Northam, 2021b)

Description	Units	Value		Source
Resource cut Prill Split		Merensky	UG2
Pt	(%)	63.0	61.4	MRMR (Northam, 2021b)
Pd	(%)	29.2	27.0	MRMR (Northam, 2021b)
Rh	(%)	5.2	9.6	MRMR (Northam, 2021b)
Au	(%)	2.6	2.0	MRMR (Northam, 2021b)
Modifying Factors		Merensky	UG2
Geological/pillar/extraction losses	(%)	29%	36%	MRMR (Northam, 2021b)
Stope dilution	(%)	2% / 9%	1%	MRMR (Northam, 2021b)
Resource Channel width	(cm)	120 / 160	146	MRMR (Northam, 2021b)
Planned stoping width	(cm)	147	140 - 160	MRMR (Northam, 2021b)
RoM Production	(Mt)	0.9	1.1	MRMR (Northam, 2021b)
Mine life	(years)	>30		IAR (Northam, 2021a)
Recovered PGMs	(koz 4E)	249		IAR (Northam, 2021a)
On-mine cost	(ZAR/t mined)	2 253		IAR (Northam, 2021a)
On-mine cost	(ZAR/t milled)	2 629		IAR (Northam, 2021a)
Cash cost	(ZAR/4E oz)	19 498		IAR (Northam, 2021a)

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20	OTHER RELEVANT DATA AND INFORMATION

[§229.601(b)(96)(iii)(B)(21)] [SR8.1(i)]

20.1	Project Implementation

Project implementation information for the Kruidfontein Project is not included in the Concept Study. SRK considers this report to be an Initial Assessment and would not expect such information to be available in any detail.

SRK, however, has constructed project schedules based on the capital cash flows described in the report. The indicative project schedules for mining the UG2 reef and the Merensky reef options are given in Figure 20.1.

Access to underground is planned using two vertical shaft complexes, an initial shallow complex and a later deeper complex, each with two shafts, one for persons, rock and material and one for ventilation. The reef is accessed through declines.

20.1.1	SRK comment

The schedules both indicate a five-year production ramp-up. SRK considers a five-year production ramp-up to be reasonable.

The schedules indicate six-year construction and commissioning durations for person/material/rock shafts and five-year construction and commissioning durations of the initial ventilation shafts. SRK considers those durations to be reasonable for an Initial Assessment.

In the schedules, SRK has brought the construction of the Concentrator Plant and the TSF forward by two years to coincide with the production of first ore.

Figure 20.1:      Indicative Project Schedules – UG2 and Merensky options

20.2	Risk Assessment

[SR5.7(i)]

There is no indication in the Concept Study whether a formal risk assessment was done for the Kruidfontein Project.

SRK considers that aspects of the risk assessment for the adjoining PPM-Sedibelo-Magazynskraal project would apply equally to the Kruidfontein Project. Based on a 5 x 5 risk matrix which considers consequences and likelihoods (Table 20.1), inherent risk ratings were assigned for identified risks. Risks that produced a ‘High’ and ‘Very High’ inherent risk rating were evaluated further for potential controls for risk mitigation. The results of the risk assessment as considered applicable to the Kruidfontein Project are summarized in Table 20.2.

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Table 20.1:      Risk ratings

Likelihood
		Rare	Unlikely	Possible	Likely	Almost Certain
Consequence	Catastrophic	Tolerable	High	High	Very High	Very High
	Severe	Tolerable	Tolerable	High	High	Very High
	Major	Low	Tolerable	Tolerable	High	High
	Moderate	Low	Low	Tolerable	Tolerable	High
	Minor	Very Low	Low	Low	Tolerable	Tolerable

Table 20.2:      Kruidfontein Applicable Risk Assessment Summary (before and after mitigation, as appropriate)

Hazard / Risk	Likelihood	Consequence	Overall Inherent Risk	Residual Risk
Social
Disruption of the project due to power struggle within project communities	Almost certain	Severe	Very High	High
Social expectations not met (Loss of social licence to operate)	Almost certain	Severe	Very High	High
Human Resources
Escalating wage demands above inflation not linked to productivity	Likely	Major	High	Tolerable
Lack of suitable accommodation in the area	Likely	Severe	High	Tolerable
Lack of skills in nearby communities	Possible	Major	Tolerable	-
Environmental
Increased environmental constraints	Likely	Major	High	Tolerable
Increased environmental complaints	Likely	Major	High	Low
Blasting vibration impacts on adjacent communities and livestock	Likely	Major	High	Low
Water Management
High influx of water on WNW-ESE, NW-SE, NNW-SSE structures	Possible	Major	High	Tolerable
Water influx from the surface aquifer	Almost Certain	Moderate	High	Low
Mining
Falls of ground	Possible	Catastrophic	High	Tolerable
LoM plan based on Inferred Mineral Resources	Certain	Major	High	Tolerable
Underground mining productivity factors and production rates too optimistic	Possible	Moderate	Tolerable	-
Geology
Amount of weathering associated with faulting greater than expected	Possible	Moderate	Tolerable	-
Safety and Health
Conveyor belt fires	Possible	Catastrophic	Very High	Tolerable
Diesel emissions (underground)	Likely	Major	High	Tolerable
Rock Engineering
Mine does not achieve MCF	Likely	Moderate	Tolerable	-
Metallurgical
Forecast recovery overstated	Possible	Major	Tolerable	-
Capex
Plant Capex too low	Possible	Severe	High	High
Phase 2 shaft capex too low	Possible	Severe	High	High
TSF Capex too low if containment barrier system required	Possible	Major	Tolerable	-
Economic Performance
Treatment capacity for concentrates not available	Possible	Major	Tolerable	-
Unreliable power supply	Likely	Major	High	Tolerable
Power cost increases exceed inflation	Likely	Major	Major	Tolerable
Loss of toll treatment allocation	Possible	Moderate	Tolerable	-
Forecast commodity prices too optimistic	Possible	Major	Tolerable	-
Logistics
Selected ore transport method is not optimum	Possible	Moderate	Tolerable	-
Tailings
Dirty water exits the mine property	Certain	Severe	High	Low
Limitations on disposal through the WUL	Possible	Moderate	Tolerable	Low

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21	INTERPRETATION AND CONCLUSIONS

[§229.601(b)(96)(iii)(B)(22)] [SR7.1(ii)]

SRK has conducted a review and assessment of material technical issues likely to influence the Kruidfontein Project, which included the following:

•	Inspection visit to the Kruidfontein Project on 27 May 2014;

•	Enquiry of key mine management and head office personnel during February to August 2021 and January 2022 in respect of the Kruidfontein Project;

•	Whilst SRK has not re-estimated the Mineral Resources, SRK has performed all necessary validation and verification procedures deemed appropriate to be able to report and sign-off the Mineral Resource Statement at 31 December 2021;

•	Benchmarked the escalated Capex with re-estimated Capex for similar projects in 2020;

•	Benchmarked the escalated Opex with the reported unit cost for Northam Mine in 2020; and

•	Thorough review of the LoM plan and modifying factors used in the Concept Study for the Kruidfontein Project.

SRK confirms that it has performed all validation and verification procedures deemed necessary to present a signed-off Mineral Resource statement. No Mineral Reserves are declared for the Kruidfontein Project.

SRK has reviewed the information provided by SPM and is satisfied that the extents of the properties described in the various rights are consistent with the maps and diagrams received from SPM.

SPM has confirmed to SRK that all legal information in this TRS is correct and its title to the mineral rights held over the Kruidfontein Project is valid.

SPM has confirmed in writing that to its knowledge, the information provided by it to SRK was complete and not incorrect, misleading or irrelevant in any material aspect. SRK has no reason to believe that any material facts have been withheld.

21.1	Mineral Rights

The MRA for the Kruidfontein Project and the Section 102 application to consolidate the Sedibelo, Magazynskraal and Kruidfontein properties into a single NOMR are both still pending. Granting of a NOMR for Kruidfontein and approval of the Section 102 application are dependent on completion of the environmental permitting process and approval of an EIA/EMPr.

The S&EIA process takes 300 days in total which includes two legislated public review processes of 30 days each as well as legislated time for authority review of the application form, scoping report and the EIA/EMPr. Since the respective Government departments do not always abide by the legislated times for review and approval, there is a risk that the stated time frame could extend further. The risk though of the EIA/EMPr not being approved is low.

21.2	Mineral Resources

The following points regarding the geological database and resource estimation should be noted:

•	The drill hole collar positions and the position of the reef intersections based on the down-hole survey data are reasonably accurate;

•	SRK’s review of geological records of randomly selected drill core at the core yard relative to what is captured in the electronic database does reflect a good correspondence;

•	Based on the CRM results it can be concluded that there is no consistent bias in the assay dataset used for resource estimation. Although SRK has not been able to independently assess the repeatability of the assay results based on the Repeat samples, it is clear from the information provided by SPM that the grade correspondence between the Primary and Repeat samples is good and thus one can conclude that the assay results are reliable for grade estimation;

•	There is some element of uncertainty in the reef picks especially when there is mineralization in the footwall. The guidelines are not adequately robust. Irrespective of this, SRK has been able to reasonably validate the composites used for grade estimation;

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•	The composite PGM grade values are only weighted on length and do not consider the available density determinations of the samples used in compiling the full width composites; and

•	SRK deems the downgrade of the Indicated Mineral Resources into the Inferred category appropriate considering

o	The inability to independently validate the correspondence in grade of the Repeat assays;

o	the composites not weighted for density; and

o	the estimation techniques employed which result generally in global estimates.

There is no guarantee that with further exploration any of the Inferred Mineral Resources will be upgraded to Indicated or Measured Mineral Resources.

21.3	Mining / Infrastructure

The LoM plan exploits Inferred Mineral Resources that are of insufficient confidence to provide certainty that the conclusions presented in the TRS will be realized. There is no guarantee that further engineering studies will show that the Mineral Resources can be extracted economically allowing Mineral Reserves to be declared.

The middling between the Merensky and UG2 is <10 m in the northeastern part of the deposit, which precludes combined exploitation of the two reefs in that area. In the southwestern part of the deposit, the middling is generally >12 m. The possibility would exist for both reefs to be exploited in this area subject to strict geotechnical controls, sequencing of mining and the use of additional support, such as backfill.

The use of backfill for single reef mining (either UG2 or Merensky) is not deemed necessary.

Footwall development and conventional breast mining is common practice in deep-level PGM mines in South Africa. Footwall development allows for structures to be identified before stoping starts, so that stoping plans can be adapted to suit.

SRK considers that the sinking of a second set of vertical blind sunk shafts in Phase 2 per the Concept Study may be excessive and should be reviewed in relation to alternative access designs from the Phase 1 vertical shaft complex.

21.4	Environmental and Social

No mining has been undertaken at the Kruidfontein property. No environmental permits or authorizations are currently in place. To date no specialist studies have been undertaken for the project.

The Kruidfontein Project will in future need to secure and retain the necessary social licence to operate, through maintaining good stakeholder relations and honouring its SLP and other commitments to stakeholders. SPM, as the developer of the proposed mine, will have to address the same challenges and risks associated with the level of community expectations, legacy of past mining experiences on trust relationships and a complex local governance arrangement as for its existing operations.

21.5	Capex and Opex

The Capex per the Concept Study was compiled in 2010 and escalated to December 2021 terms. SRK notes the following:

•	The escalated combined plant and TSF Capex was increased by a factor of 50% to be comparable to the priced plant and TSF for SPM’s Mphahlele Project. Under an integrated production strategy with the Magazynskraal project to the north, the Kruidfontein Project would not require a stand-alone plant and TSF. Surface infrastructure would be limited to only that required to support the underground mining operations;

•	The Capex for the Phase 1 and Phase 2 shaft systems is seen to be of the correct order of magnitude for shafts of these depths;

•	The implied Capex for mining equipment (including TMM fleet) is seen to be of the right order of magnitude.

The Capex is seen to have an accuracy of ±50% with a contingency applied of around 20% (with the inclusion of the increased plant and TSF Capex). This is consistent with an Initial Assessment as defined by SK1300.

The Opex for mining of the UG2 and Merensky was escalated by an average of 4.5% per annum (per annual inflation indices provided by the Company) except for labour and power costs which were increased by 200% and 350% respectively. As the economic analysis is performed on a single reef basis, backfill is not required and is removed from the Opex. Provisions for environmental monitoring and closure and separation benefits at end of LoM were added, together with a 20% contingency. The resulting unit Opex is in line with those reported by Northam in 2020. Nevertheless, the Opex is seen to have an accuracy of ±50%, which together with the 20% contingency applied, is consistent with an Initial Assessment per SK1300.

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21.6	Economic Analysis

The UG2 and Merensky TEMs using three-year trailing average values yield positive NPV9.0% and IRRs of 11.6% and 10.7% respectively. Operating margins of 42% and 39% respectively are in line with PGM operations in South Africa. Payback periods from start of construction are shown to be 13 years and 15 years for the UG2 and Merensky respectively. The unit costs are comparable to the actual costs reported for Amandelbult and Northam.

The results of the analysis show that the Kruidfontein Project based on the Concept Study and modified by SRK has economic potential and further exploration and engineering studies are warranted.

The economic analysis of the Kruidfontein Project should be treated as preliminary in nature since it is based on a concept study, or initial assessment (Capex and Opex accuracy of ±50% and contingency of ≤25%), using a production plan comprising 100% Inferred Mineral Resources. The economic analysis relies on Inferred Mineral Resources which are of insufficient confidence to provide certainty that the conclusions presented in this TRS will be realized.

There is no guarantee that all the Inferred Mineral Resources would upgrade to Indicated Mineral Resources with continued exploration, nor that all the Inferred Mineral Resources would be economically extractable. The implied LoM plans presented in the TRS should not be interpreted as assurances of potential economic life of the Kruidfontein Project.

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22	RECOMMENDATIONS

[§229.601(b)(96)(iii)(B)(23)] [SR7.1(ii)]

22.1	Exploration Programme

SRK understands that the historical exploration cost approximately ZAR81m.

SPM’s exploration budget for Kruidfontein for 2028 to 2050 in constant-money terms is summarized in Table 22.1. No exploration prior to 2028 is anticipated.

Table 22.1:    Kruidfontein – Summary Exploration Budget for 2028 to 2050 (all amounts in ZARm)

Property	Totals	2028	2031	2032	2033	2045	2046	2047	2048	2049	2050
Kruidfontein (total)	453.1	31.3	104.2	128.1	27.3	27.4	31.3	23.4	25.0	25.0	30.0
Drilling	250.8	24.8	28.0	47.1	21.7	21.7	25.0	18.5	19.9	19.9	24.2
Assay	12.5	1.1	1.3	2.2	1.0	1.1	1.3	1.0	1.1	1.1	1.2
Salaries, Field expenses	33.7	3.5	3.9	6.5	3.0	3.0	3.3	2.5	2.5	2.5	3.0
Other (geophysical, geotechnical, metallurgical studies)	3.9	0.3	0.3	0.5	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Contingency	14.2	1.5	1.7	2.8	1.3	1.2	1.3	1.0	1.1	1.1	1.2
3D seismic survey	138.0		69.0	69.0

The timing of the exploration programme and budget addresses the phased development of the Kruidfontein Project per the consolidated mine design for the Sedibelo (Wilgespruit), Magazynskraal and Kruidfontein as envisaged in the Section 102 application (Figure 22.1). This shows steady-state ore production from Kruidfontein would occur in year 25 (2042 relative to the submission date of 2017).

Figure 22.1:  Consolidated mine design per Section 102 application

The planned exploration activities for the Kruidfontein Project are as follows:

•	At least 50 drill holes to achieve 500 m drillhole spacing and thereby upgrade the Mineral Resource from Inferred to Indicated as well as for structural geology;

•	Five shaft drillholes;

•	Four deflections per borehole to intersect all reefs;

•	Three Intersections sampled for assay. The remaining two intersections available for metallurgical, mineralogical and geotechnical testwork; and

•	A 3D seismic survey to assist in structural interpretation and placing of diamond drill holes.

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SRK has reviewed SPM’s exploration budget and considers it reasonable for the planned activities set out in the exploration programme.

SRK notes that the production schedule included in the MWP submitted in support of the Section 102 application provides for simultaneous mining of the UG2 and MR (PUP), which was ruled out in the Concept Study due to the middling between the two reefs generally being <15 m. Simultaneous exploitation of both reefs can only be done under strict geotechnical and safety controls which are not evident in the MWP.

22.2	Environmental and Social

As part of the Mining Rights application process, the requisite environmental authorizations and permits will need to be obtained in line with the relevant environmental legislation. The relevant specialist investigations will have to be undertaken for the project.

SPM will need to adopt an integrated and holistic approach to managing the social challenges and risks associated with community expectations, legacy issues and the complex local governance dynamics.

The Company advised that work on a consolidated EIA and EMP for the Sedibelo, Magazynskraal and Kruidfontein properties commenced in late 2020. The costs for this work are included in the Capex budget for the P-S-M Project which is described in a separate TRS.

22.3	Economic Analysis

[§229.1302(d)(4)(ii)]

The economic analysis of the Kruidfontein Project discussed in this TRS should be treated as preliminary in nature since it is based on a concept study, or initial assessment (nominal Capex and Opex accuracy of ±50% and contingency of ≤25%), undertaken on Inferred Mineral Resources which are of insufficient confidence to provide certainty that the conclusions presented in this TRS will be realized.

The results of the economic analysis rely on a LoM production schedule that is derived solely from Inferred Mineral Resources.

There is no guarantee that any of the Inferred Mineral Resources would upgrade to Indicated Mineral Resources with continued exploration, nor that all the Inferred Mineral Resources would be economically extractable. The implied LoM plans presented in the TRS should not be interpreted as assurances of potential economic life of the Kruidfontein Project.

The results of the analysis show that the Kruidfontein Project based on the TEPs from the Concept Study has economic potential and further exploration and engineering studies are warranted.

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23	RELIANCE ON INFORMATION PROVIDED BY REGISTRANT

[§229.601(b)(96)(iii)(B)(25)] [§229.1302(f)(2)] [SR4.5(viii)]

SRK has relied on information provided by SPM (the registrant) and its advisors in preparing this TRS regarding the following aspects of the modifying factors which are outside of SRK’s expertise:

•	Economic trends, economic data/assumptions and forecast commodity prices and exchange rates, including spot and three-year trailing average values (Sections 15);

•	Marketing information (Section 15);

•	Annual inflation indices and labour and power costs increases over the past ten years (Section 17);

•	Legal matters, tenure and permitting/authorization status (Section 2.3).

SRK believes it is reasonable to rely upon the registrant for the above information, for the following reasons:

•	Commodity prices and exchange rates – SRK does not have in-house expertise in forecasting commodity prices and exchange rates and would defer to industry experts, such as CRU, for such information which came via the Company;

•	Annual inflation indices as incorporated into the Company’s techno-economic models are the consumer price indices (CPI) which the Company had extracted from Statistics South Africa at http://www.statssa.gov.za;

•	Legal matters – SRK does not have in-house expertise to confirm that all mineral rights and environmental authorisations/permits have been legally granted and correctly registered. SRK would defer to a written legal opinion on the validity of such rights and authorisations, which came via the Company.

SPM has confirmed in writing that to its knowledge, the information provided by it to SRK was complete and not incorrect, misleading or irrelevant in any material aspect. SRK has no reason to believe that any material facts have been withheld.

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24	REFERENCES

[§229.601(b)(96)(iii)(B)(24)] [SR1.3, SR3.1(iii), SR4.5(viii)]

24.1	Documents Provided by the Company

CRU International Limited (CRU) (2021). PGMs & Chrome Market Study – Sedibelo, prepared for Sedibelo as part of their NYSE IPO support process by CRU International Limited, 5 July 2021.

CRU International Limited (CRU) (2022). Email Update confirmation CRU Price Forecast, received from Sedibelo, 21 January 2022.

ENSafrica (ENS) (2021). Status of Sedibelo Platinum Mines Limited’s (SPM) Mining and Environmental Licences, Permits and Consents, memorandum compiled by Lloyd Christie and Dalit Anstey of ENSafrica for SPM, July 2021.

Itereleng Bakgatla Minerals Resources (Pty) Ltd (IBMR) (2017). Mining Work Programme, submitted for a Mining Right Application by Itereleng Bakgatla Minerals Resources (Pty) Ltd in support of the Section 102 application to consolidate the existing IBMR NOMR NW30/5/1/2/2/333MR with the NOPRs on Magazynskraal (NW30/5/1/1/2/1334PR and NW30/5/1/1/2/1680PR) and Kruidfontein (NW30/5/1/1/2/10259PR), dated May 2017.

Mercilheim Geological Services (2010). Kruidfontein – Geological Evaluation, Memo to Mr D Starley from Mercilheim Geological Services, 6 December 2010.

Mitchell, A., Denner, N. and Preston, P., (2010a). Kruidfontein Project – Competent Persons Report, prepared for Afarak Holdings (Pty) Ltd, June 2010, 100pp.

Mitchell, A., Denner, N. and Preston, P., (2010b). Kruidfontein Platinum Project CPR presentation, PowerPoint presentation, prepared for Afarak Holdings (Pty) Ltd, June 2010, 32 slides.

Read, Swatman and Voigt (Pty) Ltd (RSV) (2010). Kruidfontein Project Report, compiled by Read, Swatman and Voigt (Pty) Ltd for Aquarius Platinum South Africa (Pty) Ltd, Document Number 1 Rev 00, December 2010, 21pp.

SFA Oxford Limited (SFA) (2021). Provision of PGM market intelligence and long-term metal price forecasts, prepared for Sedibelo Platinum by SFA Oxford Limited, March 2021.

SPM (2022). MS Excel file WACC Analysis_Febr2022._FINAL.xlsx, received by email from Ms Elmarie Maritz, CFO for Sedibelo Platinum Mines, 7 February 2022.

SRK Consulting (South Africa) (Pty) Ltd (SRK) (2021). Competent Persons Report on SPM’s PGM Assets in South Africa (CRU Price Deck), compiled by SRK Consulting (South Africa) (Pty) Ltd for Sedibelo Platinum Mines Ltd, June 2021.

Viring, R. (undated). Note for the Record (Potential Water Bearing Fissures), Sedibelo East / Magazynskraal Platinum Project, compiled for Richtrau 123 (Pty) Ltd and Boynton Investments Ltd, undated report as part of the pre-feasibility study (ca. 2010).

Viring, R. (2021). Personal communication. Email exchange regarding groundwater on 27 July 2021, with attachments 'water faults.pdf' and 'NFTR_Potential Water Bearing Fissures v2.pdf'.

24.2	Public Domain Documents

Anglo American PLC (2018a). Integrated Annual Report 2017, downloaded on 8 July 2021, https://www.angloamerican.com/~/media/Files/A/Anglo-American-Group/PLC/investors/annual-reporting.

Anglo American PLC (2018b). Ore Reserves and Mineral Resources Report 2017, downloaded on 8 July 2021, https://www.angloamerican.com/~/media/Files/A/Anglo-American-Group/PLC/investors/annual-reporting.

Anglo American PLC (2021a). Integrated Annual Report 2020, downloaded on 8 July 2021, https://www.angloamerican.com/~/media/Files/A/Anglo-American-Group/PLC/investors/annual-reporting.

Anglo American PLC (2021b). Ore Reserves and Mineral Resources Report 2020, downloaded on 8 July 2021, https://www.angloamerican.com/~/media/Files/A/Anglo-American-Group/PLC/investors/annual-reporting.

Anglo American Platinum Ltd (2018a). Integrated Annual Report 2017, downloaded on 8 July 2021,

https://www.angloamericanplatinum.com/~/media/Files/A/Anglo-American-Group/Platinum/investors/annual-reporting/2018/aap-integrated-annual -report-2017.pdf.

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Anglo American Platinum Ltd (2018b). Ore Reserves and Mineral Resources Report 2017, downloaded on 8 July 2021,

https://www.angloamericanplatinum.com/~/media/Files/A/Anglo-American-Group/Platinum/investors/annual-reporting/2018/aap-ore-reserves-and-

mineral-resources-report-2018.pdf

Anglo American Platinum Ltd (2021a). Integrated Annual Report 2020, downloaded on 8 July 2021, https://www.angloamericanplatinum.com/~/media/Files/A/Anglo-American-Group/Platinum/investors/annual-reporting/2021/aap-integrated-annual-

report-2020.pdf. https://www.angloamericanplatinum.com/~/media/Files/A/Anglo-American-Group/Platinum/investors/annual-reporting/2021/aap-ore-reserves-and-

mineral-resources-report-2020.pdf

Anglo American Platinum Ltd (2021b). Ore Reserves and Mineral Resources Report 2020, downloaded on 8 July 2021,                                                  https://www.angloamericanplatinum.com/~/media/Files/A/Anglo-American-Group/Platinum/investors/annual-

reporting/2021/aap-ore-reserves-and-mineral-resources-report-2020.pdf.

Corin, K.C., McFadzean B.J., Shackleton, N.J. and O’Connor C.T. (2021). Challenges Related to the Processing of Fines in the Recovery of Platinum Group Minerals (PGMs), in Minerals 2021, 11(5), 53, https://www.mdpi.com/2075-163X/11/5/533/htm, downloaded on 9 July 2021.

Northam Platinum Ltd (2020a). Integrated Annual Report 2020, downloaded on 8 July 2021, https://www.northam.co.za/investors-and-media/publications/annual-reports.

Northam Platinum Ltd (2020b). Mineral Resources and Mineral Reserves Statement 2020, downloaded on 8 July 2021, https://www.northam.co.za/investors-and-media/publications/annual-reports.

SAMREC (2016), The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (The SAMREC Code): prepared by The South African Mineral Resource Committee under the joint auspices of the Southern African Institute for mining and Metallurgy and the Geological Society of South Africa, released May 2016. Available https://www.samcode.co.za/.

Sedibelo Platinum Mines Ltd (SPM) (2020). Mineral Resources and Reserves as at Dec 2019, https://www.sedibeloplatinum.com/documents/SPM_Mineral_Resources_Reserves_December_2019_Website.pdf, downloaded 31 December 2021.

XE.com Inc. (previously known as Xenon Laboratories Incorporated) (2021). Historical ZAR:USD exchange rates, downloaded on 17 January 2022, www.xe.com.

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25	DATE AND SIGNATURE PAGE

[SR9.1(i)(ii)]

This TRS documents the Mineral Resource statement and results of the Initial Assessment for SPM’s Kruidfontein PGM Project located in the Republic of South Africa as prepared by SRK in accordance with the requirements of SK1300 and the SAMREC Code (2016).

The opinions expressed in this TRS are correct at the Effective Date of 31 December 2021.

SRK Consulting (South Africa) (Pty) Ltd

/s/ SRK Consulting (South Africa) (Pty) Ltd
Authorized Signatory

[SR9.1(iii)]

(Report Date:              27 May 2022)

(Effective Date:          31 December 2021)

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GLOSSARY OF TERMS, ABBREVIATIONS, UNITS

TERMS

Term	Description

alluvial	derived from alluvium

alluvial fan	an accumulation of sediments shaped like a section of a shallow cone with its apex at a point source of sediments, such as a narrow canyon emerging from an escarpment

alluvium	loose clay, silt, sand, or gravel that has been deposited by running water

anorthosite	an intrusive igneous rock composed mainly of calcium-rich plagioclase feldspar

anticline	rock strata folded to give a convex upward structure

apophysis(es)	a tapering offshoot(s) from a larger igneous intrusive mass

artisanal	a term describing an informal miner using unsophisticated recovery methods

assay	the chemical analysis of ore samples to determine their metal content.

basalt	an extrusive igneous rock formed from the rapid cooling of low-viscosity lava rich in magnesium and iron (mafic lava) exposed at or very near the surface; more than 90% of all volcanic rock on Earth is basalt

Bushveld Complex	The BC is a magmatic layered mafic intrusion. As one of the largest known differentiated igneous bodies, it hosts world class deposits of PGMs, nickel, copper, chrome and vanadium.

chalcopyrite	an important copper mineral commonly called ‘fool’s gold’ – Cu2S.Fe2S2

chalcopyrite	a copper iron sulfide mineral with the chemical formula CuFeS2

chromitite	an oxide mineral composed primarily of iron(II) oxide and chromium(III) oxide compounds with the chemical formula of FeCr2O4

dip	the angle of inclination from the horizontal of a geological feature.

dunite	an igneous, plutonic rock, of ultramafic composition, with coarse-grained or phaneritic texture. The mineral assemblage is greater than 90% olivine, with minor amounts of other minerals such as pyroxene, chromite, magnetite, and pyrope

fault	a break in the continuity of a body of rock, usually accompanied by movement on one side of the break or the other so that what were once parts of one continuous rock stratum or vein are now separated

felsic	an adjective describing igneous rocks that are relatively rich in elements that form feldspar and quartz

footwall	the underlying side of a fault, orebody, or mine working

granite	a coarse-grained intrusive igneous rock composed mostly of quartz, alkali feldspar, and plagioclase

granitoid	a generic term for a diverse category of coarse-grained igneous rocks that consist predominantly of quartz, plagioclase, and alkali feldspar

hangingwall	the overlying side of an orebody, fault, or mine working,

harzburgite	an ultramafic, igneous rock consisting mostly of olivine and low-calcium pyroxene

Holocene	the current geological epoch, which began after the last glacial period (approximately 11 650 years before present)

Indicated Mineral Resource	that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing which is sufficient to assume geological and grade or quality continuity between points of observation.

Inferred Mineral Resource	that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve.

Iron-rich ultramafic pegmatoid	resulting from metasomatism by iron-rich fluids. The replacement pegmatoid is usually coarse-grained to pegmatoidal but is of variable texture

Karoo Supergroup	a sequence of mostly nonmarine units, deposited between the Late Carboniferous and Early Jurassic periods

Kriging	an interpolation method that minimizes the estimation error in the determination of a mineral resource.

layered intrusion	a large sill-like body of igneous rock which exhibits vertical layering or differences in composition and texture

lopolith	a large igneous intrusion which is lenticular in shape with a depressed central region. Lopoliths are generally concordant with the intruded strata with dike or funnel-shaped feeder bodies below the body. The

mafic	a silicate mineral or igneous rock rich in magnesium and iron

magma	the molten or semi-molten natural material from which all igneous rocks are formed

Measured Mineral Resource	that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit.. Geological evidence is derived from detailed and reliable exploration, sampling and testing which is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proved Mineral Reserve or a Probable Mineral Reserve.

metasedimentary	originally a sedimentary rock which has undergone a degree of metamorphism but the physical characteristics of the original material is not destroyed

Mineral Reserve	the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility level as appropriate that include applications of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. The reference point at which Mineral Reserves are defined, usually the point where the ore is delivered to the processing plant, must be stated. It is important that, in all situations where the reference point is different, such as for saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported.

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Term	Definition
Mineral Resource	a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such a form, grade or quality, and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

norite	a mafic intrusive igneous rock composed largely of the calcium-rich plagioclase labradorite, orthopyroxene, and olivine

oikocrysts	in poikilitic fabric, the enclosing crystal

olivine	the name of a group of rock-forming minerals that are typically found in mafic and ultramafic igneous rocks such as basalt, gabbro, dunite, diabase, and peridotite

outcrop	a visible exposure of bedrock or ancient superficial deposits on the surface of the Earth

overburden	material, usually barren rock overlying a useful mineral deposit.

pegmatite	a coarsely crystalline igneous rock with crystals several centimetres in length

pegmatoid	a rock resembling or similar in structure to pegmatite, but usually lacking a graphic appearance

pentlandite	an iron–nickel sulfide with the chemical formula (Fe,Ni)9S8

plagioclase feldspar	a group of feldspar minerals that form a solid solution series ranging from pure albite, Na(AlSi3O8), to pure anorthite, Ca(Al2Si2O8).

poikilitic	a texture of igneous rocks in which numerous smaller grains of various minerals in random orientation are completely enclosed within a large, optically continuous crystal of different composition

pothole	circular to oval-shaped depressions within the Merensky Reef and UG2 Reef. Within the depression, the reef unit may crosscut the footwall stratigraphy at a high angle and ultimately lie at a lower stratigraphic elevation than the typical reef. Within the pothole, anomalous hangingwall, footwall and reef stratigraphy may be developed. In some instances, the reef within a pothole may have higher than average grades; in others it may be uneconomic. In extreme cases, reef is not recognisable within the pothole.

Probable Mineral Reserve	the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proved Mineral Reserve.

Proterozoic	of or relating to the later of the two divisions of Precambrian time, from approximately 2.5 billion to 570 million years ago, marked by the build-up of oxygen and the appearance of the first multicellular eukaryotic life forms

Proved Mineral Reserve	the economically mineable part of a Measured Mineral Resource. A Proved Mineral Reserve implies a high degree of confidence in the Modifying Factors.

pyrite	an iron sulfide mineral with the chemical formula FeS2 (iron (II) disulfide); pyrite is the most abundant sulfide mineral

pyroxenite	an ultramafic igneous rock consisting essentially of minerals of the pyroxene group

pyrrhotite	an iron sulfide mineral with the formula Fe(1-x)S (x = 0 to 0.2)

reef	a thin, continuous layer of ore-bearing rock

RoM	Run-of-Mine – usually ore produced from the mine for delivery to the process plant.

SAMESG Guidelines	The South African Guideline for the Reporting of Environmental, Social and Governance Parameters within the Solid Minerals and Oils and Gas Industries (The SAMESG Guideline, 2017) prepared by the South African Environmental, Social and Governance (SAMESG) Committee under the joint auspices of the Southern African Institute of Mining and Metallurgy (SAIMM) and the Geological Society of South Africa (GSSA).

SAMREC Code	The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (The SAMREC Code), 2016 Edition, compiled by the Working Group of the SSC Committee under the joint auspices of the Southern African Institute of Mining and Metallurgy (SAIMM) and the Geological Society of South Africa (GSSA).

Serpentine	a name used for a large group of minerals that fit the generalized formula (Mg,Fe,Ni, Mn,Zn)2-3(Si,Al,Fe)2O5(OH)4

serpentinize	to convert into serpentine

stratigraphic column	a grouping of sequences of strata onto systems

Stripping ratio	ratio of waste rock to ore in an open pit mining operation

sulfide	an inorganic anion of sulfur with the chemical formula S2− or a compound containing one or more S2− ions

tailings	refuse or dross remaining after the mineral has been removed from the ore - metallurgical plant waste product

ultramafic	igneous and meta-igneous rocks with a very low silica content (<45%), generally >18% MgO, high FeO, low potassium, and are composed of usually >90% mafic minerals (dark colored minerals with high magnesium and iron content)

variogram	a measure of the average variance between sample locations as a function of sample separation

volcanics	rocks formed from lava erupted from a volcano

Waterberg Group	a clastic sedimentary succession of coarse siliclastic rocks preserved across the northern part of the Kaapvaal Craton

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ABBREVIATIONS

Acronym	Definition
2D	two dimensional
4E	shorthand for Pt + Pd + Rh + Au
6E	shorthand for 4E + Ir + Ru
AAS	Atomic Absorption Spectrometry
AG	autogenous grinding
AMD	Acid Mine Drainage
AMIS	African Mineral Standards
BAP	Biodiversity Action Plan
BEE	black economic empowerment
B-BBEE	Broad-Based Black Economic Empowerment
BBKT	Bakgatla Ba-Kgafela Tribe
BC	Bushveld Complex
BEE	Black Economic Empowerment
BOQ	Bills of Quantities
Boynton	Boynton Investments (Pty) Ltd
BWI	Bond Ball Mill Work Indices
Capex	Capital expenditure
Charter I	Mining Charter, 1 May 2004
Charter II	Amended Mining Charter, 2010
Charter III	Amended Mining Charter, June 2017, now withdrawn
CoG	cut-off grade
CoP	Codes of Practice
COO	Chief Operating Officer
CPI	consumer price indices
CRM	certified reference material
CRP	chromite recovery plant
CRU	CRU International Ltd
DEFF	Department of Environment, Forestry and Fisheries
DHSWS	Department of Human Settlements, Water and Sanitation
DMRE	Department of Mineral Resources and Energy
DMS	Dense Media Separation
DPM	diesel particulate matter
E	Young’s modulus
EBIT	earnings before interest and taxes
ECA	Environmental Conservation Act (Act 73 of 1989)
ED	Enterprise Development
EIA	Environmental Impact Assessment
EMI	Environmental Management Inspectors
EMP	Environmental Management Programme
EMPr	Environmental Management Programme Report
EPCM	Engineering, Procurement and Construction Management
FAR	fresh air raise
FS	Feasibility Study
FW	Footwall
G&A	general and administration
GHG	Green House Gas
GISTM	Global Industry Standard on Tailings Management
GNR	Government Notice Regulation
GPS	global positioning system
HARD	Half Absolute Relative Difference
HDSA	Historically Disadvantaged South Africans
HR	Human resources
HRD	Human Resources Development
ICE	internal combustion engine
ICP-MS	Inductively Coupled Plasma - Mass Spectroscopy
ICP-OES	Inductively Coupled Plasma - Optical Emission Spectroscopy
ID2	Inverse Distance Squared
IDC	Industrial Development Corporation of South Africa
Impala	Impala Platinum Ltd
IRS	Impala Refining Services

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Acronym	Definition
IRUP	Iron-Rich Ultramafic Pegmatoids
JCI	Johannesburg Consolidated Investments
JSE	JSE Limited
Lakefield	Lakefield laboratory
LED	local economic development
LG	Lower Group
LGS	Lebowa Granite Suite
LHD	load-haul-dump
LHOS	long hole open stoping
LoM	Life-of-mine
LT	long term
LWUA	Lebalelo Water Users Association
M&I	Measured and Indicated (Measured and Indicated Mineral Resources)
MCDT	Mphahlele Community Development Trust
MF2	mill-float-mill-float
MG	Middle Group
MHSA	Mine Health and Safety Act (Act No 29 of 1996)
Moepi	Moepi Capital (Pty) Ltd
Mphahlele	Mphahlele PGM Project
MPRDA	Mineral and Petroleum Resources Development Act No 28 of 2002
MR	Merensky Reef
MRA	Mining Right Application
MRMR	Laubscher’s Mining Rock Mass System
MTS	Managing Transformation Systems
MWP	Mine Works Programme
N’	Stability Number
NCCRP	National Climate Change Response Policy
NDC	National Determined Contribution
NDP	National Development Plan
NEM:AQA	National Environmental Management: Air Quality Act (Act 39 of 2004)
NEM:BA	National Environmental Management: Biodiversity Act (10 of 2004)
NEM:PAA	National Environmental Management: Protected Areas Act (57 of 2003)
NEM:WA	National Environmental Management: Waste Act (Act 59 of 2008)
NEMA	National Environmental Management Act (Act 107 of 1998)
NERSA	National Energy Regulator of South Africa
NFA	National Forests Act (Act 84 of 1998)
NGER	National Greenhouse Gas Emission Reporting Regulations
NHRA	National Heritage Resources Act (Act 25 of 1999)
NOMR	New order mining right
NOPR	New order prospecting right
NPAT	net profit after tax
NPV	Net Present Value
NWA	National Water Act (Act 36 of 1998)
OEL	occupational exposure limits
OK	Ordinary Kriging
Opex	Operating expenditure
ORJWF	Olifants River Joint Water Forum
ORWRDP	Oliphant’s River Water Resources Development Project
PCD	Pollution Control Dam
PFS	Prefeasibility Study
PGM	platinum group metal
Platmin	Platmin Limited
PoC	proof of concept
PPM	Pilanesberg Platinum Mine
PSA	pool-and-share arrangement
Q	Barton’s Q Rock Mass Rating System
QA/QC	Quality Assurance / Quality Control
QP	Qualified Person
QS	Quantity Surveyor
RAR	return air raises
RAW	return airway

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Acronym	Definition
RBH	raise bore holes
RG	Rooiberg Group
RLS	Rustenburg Layered Suite
RoM	Run of Mine
RPEE	Reasonable Prospects of Economic Extraction
RPM	Rustenburg Platinum Mines Ltd
RQD	Rock Quality Designation
RWD	return water dam
RWI	Bond Rod Mill Work Indices
SARM	South African Reference Material
SARS	South African Revenue Services
SD	Supplier Development
SEC	Securities and Exchange Commission
SEP	Stakeholder Engagement Plan
SFA	Steve Forrest & Associates
SGS	SGS Lakefield Research Africa (Pty) Ltd
SHEQ	safety, health, environment and quality
SK1300	Subpart 1300 of Regulation S-K
SLP	Social and Labour Plan
SPM	Sedibelo Platinum Mines Ltd
SRK	SRK Consulting (South Africa) (Pty) Ltd
SWMP	Stormwater Management Plan
Tameng	Tameng Mining & Exploration Holdings (Pty) Ltd
TCR	Total Core Recovery
TEM	Technical-economic model
TEP	Technical-economic parameter
TMM	trackless mobile machinery
TRS	Technical Report Summary
TSF	tailings storage facility
TSP	tailings scavenging circuit
U/G	underground
UBS	UBS AG Investment Bank
UCS	Uniaxial Compressive Strength
UG	Upper Group
UG2	UG2 Reef
UV	utility vehicle
v	Poisson’s ratio
WACC	weighted average cost of capital
WHO	World Health Organization
WUL	Water Use Licence
WULA	Water Use Licence Application

CHEMICAL ELEMENTS

Symbol	Element
Au	gold
Co	cobalt
Cr	chromium
Cr2O3	chromite
Cu	copper
Ir	iridium
Ni	nickel
Pd	palladium
Pt	platinum
Rh	rhodium
Ru	ruthenium
S	sulfur
V	vanadium

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UNITS

Acronym	Definition
A	ampere
cm	a centimetre
g	grammes
g/t	grammes per metric tonne – metal concentration
ha	a hectare
kg	one thousand grammes
km	a kilometre
kt	a thousand metric tonnes
ktpa	a thousand tonnes per annum
ktpm	a thousand tonnes per month
kV	one thousand volts
kVA	one thousand volt-amperes
kWh	kilo watt hours
m	a metre.
m3	cubic metre
mamsl	metres above mean sea level
mbs	metres below surface
mm	millimetre
Ma	a million years before present
MPa	a million pascals
Mt	a million metric tonnes
Mtpa	a million tonnes per annum
MVA	a million volt-amperes
MW	a million watts
oz	ounce
t	a metric tonne
t/m3 / tm-3	density measured as metric tonnes per cubic metre
tpa	tonnes per annum
USD	United States Dollar
USD/oz	US Dollars per ounce
USDm	million US Dollars
V	volt
ZAR	South African Rand
ZARbn	Billion SA Rands
ZARm	million SA Rands
ZAR/oz	SA Rand per ounce
ZAR/t	SA Rand per tonne
°	degrees
‘	minutes
%	percentage

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COMPLIANCE WITH TABLE 1 OF SAMREC CODE (2016)

SAMREC TABLE 1	Section in the TRS where this is located
Exploration Results	Mineral Resources	Mineral Reserves	Kruidfontein Project
Section 1: Project Outline
1.1	Property Description	(i)	Brief description of the scope of project (i.e. whether in preliminary sampling, advanced exploration, scoping, pre-feasibility, or feasibility phase, LoM plan for an ongoing mining operation or closure).	ES1 ES3 1.1 1.2
(ii)	Describe (noting any conditions that may affect possible prospecting/mining activities) topography, elevation, drainage, fauna and flora, the means and ease of access to the property, the proximity of the property to a population centre, and the nature of transport, the climate, known associated climatic risks and the length of the operating season and to the extent relevant to the mineral project, the sufficiency of surface rights for mining operations including the availability and sources of power, water, mining personnel, potential tailings storage areas, potential waste disposal areas, heap leach pad areas, and potential processing plant sites.	2.3 3.1 3.2 3.3 14.1 14.2 16.2
(iii)	Specify the details of the personal inspection on the property by each CP or, if applicable, the reason why a personal inspection has not been completed.	1.4
1.2	Location	(i)	Description of location and map (country, province, and closest town/city, coordinate systems and ranges, etc.).	ES3 2.1 2.2
(ii)	Country Profile: describe information pertaining to the project host country that is pertinent to the project, including relevant applicable legislation, environmental and social context etc. Assess, at a high level, relevant technical, environmental, social, economic, political and other key risks.	2.3
(iii)	Provide a general topocadastral map.	Provide a Topo-cadastral map in sufficient detail to support the assessment of eventual economics. State the known associated climatic risks.	Provide a detailed topo-cadastral map. Confirm that applicable aerial surveys have been checked with ground controls and surveys, particularly in areas of rugged terrain, dense vegetation or high altitude.	2.2 Figure 2.2
1.3	Adjacent Properties	(i)	Discuss details of relevant adjacent properties If adjacent or nearby properties have an important bearing on the report, then their location and common mineralized structures should be included on the maps. Reference all information used from other sources.	19 24
1.4	History	(i)	State historical background to the project and adjacent areas concerned, including known results of previous exploration and mining activities (type, amount, quantity and development work), previous ownership and changes thereto.	4
(ii)	Present details of previous successes or failures with reasons why the project may now be considered potentially economic.	4
(iii)	Discuss known or existing historical Mineral Resource estimates and performance statistics on actual production for past and current operations.	ES7 4
(iv)	Discuss known or existing historical Mineral Reserve estimates and performance statistics on actual production for past and current operations.	4
1.5	Legal Aspects and Permitting	Confirm the legal tenure to the satisfaction of the CP, including a description of the following:
(i)	Discuss the nature of the issuer’s rights (e.g. prospecting and/or mining) and the right to use the surface of the properties to which these rights relate. Disclose the date of expiry and other relevant details.	2.2 2.3.2 2.3.3 2.3.4 Table 2.2
(ii)	Present the principal terms and conditions of all existing agreements, and details of those still to be obtained, (such as, but not limited to, concessions, partnerships, joint ventures, access rights, leases, historical and cultural sites, wilderness or national park and environmental settings, royalties, consents, permission, permits or authorisations).	2.2 2.3.2 16.3.1 16.6
(iii)	Present the security of the tenure held at the time of reporting or that is reasonably expected to be granted in the future along with any known impediments to obtaining the right to operate in the area. State details of applications that have been made.	2.2 2.3.2 16.3.1 16.6
(iv)	Provide a statement of any legal proceedings for example; land claims, that may have an influence on the rights to prospect or mine for minerals, or an appropriate negative statement.	2.2 2.3 2.3.5 2.3.6
(v)	Provide a statement relating to governmental/statutory requirements and permits as may be required, have been applied for, approved or can be reasonably be expected to be obtained.	2.2 2.3.2 16.3.1 16.6
1.6	Royalties	(i)	Describe the royalties that are payable in respect of each property.	2.2.5 2.6
1.7	Liabilities	(i)	Describe any liabilities, including rehabilitation guarantees that are pertinent to the project. Provide a description of the rehabilitation liability, including, but not limited to, legislative requirements, assumptions and limitations.	16.5

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SAMREC TABLE 1						Section in the TRS where this is located
			Exploration Results	Mineral Resources	Mineral Reserves	Kruidfontein Project
Section 2: Geological Setting, Deposit, Mineralisation
2.1	Geological Setting, Deposit, Mineralisation	(i)	Describe the regional geology.			ES4 5.1
		(ii)	Describe the project geology including deposit type, geological setting and style of mineralisation.			ES4 5.1 5.2
		(iii)	Discuss the geological model or concepts being applied in the investigation and on the basis of which the exploration program is planned. Describe the inferences made from this model.			ES4 5.1 6.2.1 5.2
		(iv)	Discuss data density, distribution and reliability and whether the quality and quantity of information are sufficient to support statements, made or inferred, concerning the Exploration Target or Mineralisation.			ES4 5.1 5.2
		(v)	Discuss the significant minerals present in the deposit, their frequency, size and other characteristics. Includes minor and gangue minerals where these will have an effect on the processing steps. Indicate the variability of each important mineral within the deposit.			ES4 5.1 5.2
		(vi)	Describe the significant mineralised zones encountered on the property, including a summary of the surrounding rock types, relevant geological controls, and the length, width, depth, and continuity of the mineralisation, together with a description of the type, character, and distribution of the mineralisation.			ES4 5.1 5.2
		(vii)	Confirm that reliable geological models and / or maps and cross sections that support interpretations exist.			ES4 4.2 5.1 5.2
Section 3: Exploration and Drilling, Sampling Techniques and Data
3.1	Exploration	(i)	Describe the data acquisition or exploration techniques and the nature, level of detail, and confidence in the geological data used (i.e. geological observations, remote sensing results, stratigraphy, lithology, structure, alteration, mineralisation, hydrology, geophysical, geochemical, petrography, mineralogy, geochronology, bulk density, potential deleterious or contaminating substances, geotechnical and rock characteristics, moisture content, bulk samples etc.). Confirm that data sets include all relevant metadata, such as unique sample number, sample mass, collection date, spatial location etc.			ES5 6.1 6.2 6.2.1 6.3 6.4 12.1.1
		(ii)	Identify and comment on the primary data elements (observation and measurements) used for the project and describe the management and verification of these data or the database. This should describe the following relevant processes: acquisition (capture or transfer), validation, integration, control, storage, retrieval and backup processes. It is assumed that data are stored digitally but hand-printed tables with well organized data and information may also constitute a database.			6.1 8.1 8.2 8.3
		(iii)	Acknowledge and appraise data from other parties and reference all data and information used from other sources.			6.1 6.2 24
		(iv)	Clearly distinguish between data / information from the property under discussion and that derived from surrounding properties.			6.1 6.2
		(v)	Describe the survey methods, techniques and expected accuracies of data. Specify the grid system used.			6.2.1
		(vi)	Discuss whether the data spacing and distribution is sufficient to establish the degree of geological and grade continuity appropriate for the estimation procedure(s) and classifications applied.			6.1 6.2
		(vii)	Present representative models and / or maps and cross sections or other two or three dimensional illustrations of results, showing location of samples, accurate drill-hole collar positions, down-hole surveys, exploration pits, underground workings, relevant geological data, etc.			6.2.1
		(viii)	Report the relationships between mineralisation widths and intercept lengths are particularly important, the geometry of the mineralisation with respect to the drill hole angle. If it is not known and only the down-hole lengths are reported, confirm it with a clear statement to this effect (e.g. ‘down-hole length, true width not known’).			6.1 6.2.2
3.2	Drilling Techniques	(i)	Present the type of drilling undertaken (e.g. core, reverse circulation, open-hole hammer, rotary air blast, auger, Banka, sonic, etc.) and details (e.g. core diameter, triple or standard tube, depth of diamond tails, face-sampling bit or other type, whether core is oriented and if so, by what method, etc.).			ES5 6.1 6.2.1
		(ii)	Describe whether core and chip samples have been geologically and geotechnically logged to a level of detail to support appropriate Mineral Resource estimation, technical studies, mining studies and metallurgical studies.			ES5 6.1 6.2.1
		(iii)	Describe whether logging is qualitative or quantitative in nature; indicate if core photography. (or costean, channel, etc.) was undertaken.			ES5 6.1 6.2.1
		(iv)	Present the total length and percentage of the relevant intersections logged.			ES5 6.1 6.2.1
		(v)	Results of any downhole surveys of the drill hole to be discussed.			ES5 6.1 6.2.1
3.3	Sample method, collection, capture and storage	(i)	Describe the nature and quality of sampling (e.g. cut channels, random chips, or specific specialised industry standard measurement tools appropriate to the minerals under investigation, such as down hole gamma sondes, or handheld XRF instruments, etc.). These examples should not be taken as limiting the broad meaning of sampling.			6.2.2 6.2.3
		(ii)	Describe the sampling processes, including sub-sampling stages to maximize representivity of samples. This should include whether sample sizes are appropriate to the grain size of the material being sampled. Indicate whether sample compositing has been applied.			6.2.2 6.2.3
		(iii)	Appropriately describe each data set (e.g. geology, grade, density, quality, diamond breakage, geo-metallurgical characteristics etc.), sample type, sample-size selection and collection methods.			6.2.2 6.2.3
		(iv)	Report the geometry of the mineralisation with respect to the drill-hole angle. State whether the orientation of sampling achieves unbiased sampling of possible structures and the extent to which this is known, considering the deposit type. State if the intersection angle is not known and only the downhole lengths are reported.			6.2.2 6.2.3
		(v)	Describe retention policy and storage of physical samples (e.g. core, sample reject, etc.).			6.2.2 6.2.3
		(vi)	Describe the method of recording and assessing core and chip sample recoveries and results assessed, measures taken to maximise sample recovery and ensure representative nature of the samples and whether a relationship exists between sample recovery and grade and whether sample bias may have occurred due to preferential loss/gain of fine/coarse material.			6.2.2 6.2.3
		(vii)	If a drill-core sample is taken, state whether it was split or sawn and whether quarter, half or full core was submitted for analysis. If a non-core sample, state whether the sample was riffled, tube sampled, rotary split etc. and whether it was sampled wet or dry.			6.2.2 6.2.3

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SAMREC TABLE 1						Section in the TRS where this is located
			Exploration Results	Mineral Resources	Mineral Reserves	Kruidfontein Project
3.4	Sample Preparation and Analysis	(i)	Identify the laboratory(s) and state the accreditation status and Registration Number of the laboratory or provide a statement that the laboratories are not accredited.			6.2.2 6.2.3 7.1 7.2
		(ii)	Identify the analytical method. Discuss the nature, quality and appropriateness of the assaying and laboratory processes and procedures used and whether the technique is considered partial or total.			6.2.2 6.2.3 7.1 7.2
		(iii)	Describe the process and method used for sample preparation, sub-sampling and size reduction, and likelihood of inadequate or non representative samples (i.e. improper size reduction, contamination, screen sizes, granulometry, mass balance, etc.).			6.2.2 6.2.3 7.1 7.2
3.5	Sampling Governance	(i)	Discuss the governance of the sampling campaign and process, to ensure quality and representivity of samples and data, such as sample recovery, high grading, selective losses or contamination, core/hole diameter, internal and external QA/QC, and any other factors that may have resulted in or identified sample bias.			6.2.2 6.2.3 7.1 7.2 7.3
		(ii)	Describe the measures taken to ensure sample security and the Chain of Custody.			6.2.2 6.2.3 7.1 7.2 7.4
		(iii)	Describe the validation procedures used to ensure the integrity of the data, e.g. transcription, input or other errors, between its initial collection and its future use for modelling (e.g. geology, grade, density, etc.).			6.2.2 6.2.3 7.1 7.2
		(iv)	Describe the audit process and frequency (including dates of these audits) and disclose any material risks identified.			6.2.2 6.2.3 7.1 7.2
3.6	Quality Control/Quality Assurance	(i)	Demonstrate that adequate field sampling process verification techniques (QA/QC) have been applied, e.g. the level of duplicates, blanks, reference material standards, process audits, analysis, etc. If indirect methods of measurement were used (e.g. geophysical methods), these should be described, with attention given to the confidence of interpretation.			7.1 7.3 8.1 8.2 8.3
3.7	Bulk Density	(i)	Describe the method of bulk density determination with reference to the frequency of measurements, the size, nature and representativeness of the samples.			10.1.2
		(ii)	If target tonnage ranges are reported state the preliminary estimates or basis of assumptions made for bulk density.			10.1.2
		(iii)	Discuss the representivity of bulk density samples of the material for which a grade range is reported.			10.1.2
		(iv)	Discuss the adequacy of the methods of bulk density determination for bulk material with special reference to accounting for void spaces (vugs, porosity etc.), moisture and differences between rock and alteration zones within the deposit.			10.1.2
3.8	Bulk-Sampling and/or trial-mining	(i)	Indicate the location of individual samples (including map).			Not applicable
		(ii)	Describe the size of samples, spacing/density of samples recovered and whether sample sizes and distribution are appropriate to the grain size of the material being sampled.			Not applicable
		(iii)	Describe the method of mining and treatment.			Not applicable
		(iv)	Indicate the degree to which the samples are representative of the various types and styles of mineralisation and the mineral deposit as a whole.			Not applicable
Section 4: Estimation and Reporting of Exploration Results and Mineral Resources
4.1	Geological model and interpretation	(i)	Describe the geological model, construction technique and assumptions that forms the basis for the Exploration Results or Mineral Resource estimate. Discuss the sufficiency of data density to assure continuity of mineralisation and geology and provide an adequate basis for the estimation and classification procedures applied.			10.1
		(ii)	Describe the nature, detail and reliability of geological information with which lithological, structural, mineralogical, alteration or other geological, geotechnical and geo-metallurgical characteristics were recorded.			10.1 12.1.1
		(iii)	Describe any obvious geological, mining, metallurgical, environmental, social, infrastructural, legal and economic factors that could have a significant effect on the prospects of any possible exploration target or deposit.			10.1
		(iv)	Discuss all known geological data that could materially influence the estimated quantity and quality of the Mineral Resource.			10.1 10.2 10.6
		(v)	Discuss whether consideration was given to alternative interpretations or models and their possible effect (or potential risk) if any, on the Mineral Resource estimate.			10.1
		(vi)	Discuss geological discounts (e.g. magnitude, per reef, domain, etc.), applied in the model, whether applied to mineralized and / or un-mineralized material (e.g. potholes, faults, dykes, etc.).			ES6 10.6

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SAMREC TABLE 1						Section in the TRS where this is located
			Exploration Results	Mineral Resources	Mineral Reserves	Kruidfontein Project
4.2	Estimation and modelling techniques	(i)	Describe in detail the estimation techniques and assumptions used to determine the grade and tonnage ranges.			10.1
		(ii)		Discuss the nature and appropriateness of the estimation technique(s) applied and key assumptions, including treatment of extreme grade values (cutting or capping), compositing (including by length and/or density), domaining, sample spacing, estimation unit size (block size), selective mining units, interpolation parameters and maximum distance of extrapolation from data points.		ES6 10.1.1 10.1.2 10.2 10.4 10.5
		(iii)		Describe assumptions and justification of correlations made between variables.		10.1 10.5
		(iv)		Provide details of any relevant specialized computer program (software) used, with the version number, together with the estimation parameters used.		10.2 10.5
		(v)		State the processes of checking and validation, the comparison of model information to sample data and use of reconciliation data, and whether the Mineral Resource estimate takes account of such information.		10.6.1
		(vi)		Describe the assumptions made regarding the estimation of any co-products, by-products or deleterious elements.		10.2
4.3	Reasonable prospects for eventual economic extraction	(i)		Disclose and discuss the geological parameters. These would include (but not be limited to) volume / tonnage, grade and value / quality estimates, cut-off grades, strip ratios, upper- and lower- screen sizes.		10.1.1 10.1.2 10.2 10.5
		(ii)		Disclose and discuss the engineering parameters. These would include mining method, dilution, processing, geotechnical, geohydraulic and metallurgical) parameters.		ES7 6.3 6.4 10.5 12.3.3
		(iii)		Disclose and discuss the infrastructural including, but not limited to, power, water, site-access.		ES7 10.5
		(iv)		Disclose and discuss the legal, governmental, permitting, statutory parameters.		ES9 2.2 10.5 16.3.1 16.6
		(v)		Disclose and discuss the environmental and social (or community) parameters.		10.5 16.3.1 16.3.2 16.6
		(vi)		Disclose and discuss the marketing parameters.		10.5 15
		(vii)		Disclose and discuss the economic assumptions and parameters. These factors will include, but not limited to, commodity prices and potential capital and operating costs.		ES8 10.5 17.1
		(viii)		Discuss any material risks.		10.5 11.6 12.6 17.2
		(ix)		Discuss the parameters used to support the concept of "eventual".		10.5
4.4	Classification Criteria	(i)		Describe criteria and methods used as the basis for the classification of the Mineral Resources into varying confidence categories.		10.3 10.4

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SAMREC TABLE 1						Section in the TRS where this is located
			Exploration Results	Mineral Resources	Mineral Reserves	Kruidfontein Project
4.5	Reporting	(i)	Discuss the reported low and high-grades and widths together with their spatial location to avoid misleading the reporting of Exploration Results, Mineral Resources or Mineral Reserves.			ES6
		(ii)	Discuss whether the reported grades are regional averages or if they are selected individual samples taken from the property under discussion.			10.2 10.6
		(iii)	State assumptions regarding mining methods, infrastructure, metallurgy, environmental and social parameters. State and discuss where no mining related assumptions have been made.			9 12.3.3 14.1 16.1 16.2 16.3.2
		(iv)	State the specific quantities and grades / qualities which are being reported in ranges and/or widths, and explain the basis of the reporting.			10.2 10.6
		(v)		Present the detail for example open pit, underground, residue stockpile, remnants, tailings, and existing pillars or other sources in the Mineral Resource statement.		ES6 10.2 10.6
		(vi)		Present a reconciliation with any previous Mineral Resource estimates. Where appropriate, report and comment on any historic trends (e.g. global bias).		ES6 10.2 10.6.1
		(vii)		Present the defined reference point for the tonnages and grades reported as Mineral Resources. State the reference point if the point is where the run of mine material is delivered to the processing plant. It is important that, in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported.		ES6 10.6
		(viii)	If the CP is relying on a report, opinion, or statement of another expert who is not a CP, disclose the date, title, and author of the report, opinion, or statement, the qualifications of the other expert and why it is reasonable for the CP to rely on the other expert, any significant risks and any steps the CP took to verify the information provided.			7.4 8.1, 8.2, 8.3 10.1, 10.3, 10.4, 10.6 11.6 12.6 17.1, 17.2 18.1 23 24
		(ix)	State the basis of equivalent metal formulae, if applied.			10.7
Section 5: Technical Studies
5.1	Introduction	(i)	Technical Studies are not applicable to Exploration Results.	State the level of study – whether scoping, prefeasibility, feasibility or ongoing LoM.	State the level of study – whether prefeasibility, feasibility or ongoing LoM. The Code requires that a study to at least a Pre-Feasibility level has been undertaken to convert Mineral Resource to Mineral Reserve. Such studies will have been carried out and will include a mine plan or production schedule that is technically achievable and economically viable, and that all Modifying Factors have been considered.	Concept Study ES1 1.1
		(ii)			Provide a summary table of the Modifying Factors used to convert the Mineral Resource to Mineral Reserve for Pre-feasibility, Feasibility or on-going LoM studies.	11.1
5.2	Mining Design	(i)	Technical Studies are not applicable to Exploration Results.	State assumptions regarding mining methods and parameters when estimating Mineral Resources or explain where no mining assumptions have been made.		ES7 11.1 12.2 12.3
		(ii)			State and justify all modifying factors and assumptions made regarding mining methods, minimum mining dimensions (or pit shell) and internal and, if applicable, external) mining dilution and mining losses used for the techno-economic study and signed-off, such as mining method, mine design criteria, infrastructure, capacities, production schedule, mining efficiencies, grade control, geotechnical and hydrological considerations, closure plans, and personnel requirements.	ES7 11.1 12.1.1 12.1.2 12.2 16.5
		(iii)			State what mineral resource models have been used in the study.	11.1
		(iv)			Explain the basis of (the adopted) cut-off grade(s) or quality parameters applied. Include metal equivalents if relevant.	11.3 11.5 12.2
		(v)			Description and justification of mining method(s) to be used.	ES7 12.2 12.3 12.3.3
		(vi)			For open-pit mines, include a discussion of pit slopes, slope stability, and strip ratio.	Not applicable
		(vii)			For underground mines, discussion of mining method, geotechnical considerations, mine design characteristics, and ventilation/cooling requirements.	ES7 12.1.2 12.2 12.3 12.3.3 12.4.3
		(viii)			Discussion of mining rate, equipment selected, grade control methods, geotechnical and hydrogeological considerations, health and safety of the workforce, staffing requirements, dilution, and recovery.	12.1.1 12.1.2 12.2 12.4 12.4.3 12.4.4
		(ix)			State the optimisation methods used in planning, list of constraints (practicality, plant, access, exposed Mineral Reserves, stripped Mineral Reserves, bottlenecks, draw control).	Not applicable (Concept Study) 11.1 12.3

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Effective Date: 31 December 2021

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SAMREC TABLE 1						Section in the TRS where this is located
			Exploration Results	Mineral Resources	Mineral Reserves	Kruidfontein Project
5.3	Metallurgical and Testwork	(i)	Technical Studies are not applicable to Exploration Results.		Discuss the source of the sample and the techniques to obtain the sample, laboratory and metallurgical testing techniques.	Not applicable (Concept Study) 9,1 9.3
		(ii)			Explain the basis for assumptions or predictions regarding metallurgical amenability and any preliminary mineralogical test work already carried out.	Not applicable (Concept Study) 9.1 13.4
		(iii)		Discuss the possible processing methods and any processing factors that could have a material effect on the likelihood of eventual economic extraction. Discuss the appropriateness of the processing methods to the style of mineralisation.	Describe and justify the processing method(s) to be used, equipment, plant capacity, efficiencies, and personnel requirements.	ES7 9.3 13.1 13.2
		(iv)			Discuss the nature, amount and representativeness of metallurgical test work undertaken and the recovery factors used. A detailed flow sheet / diagram and a mass balance should exist ,especially for multi-product operations from which the saleable materials are priced for different chemical and physical characteristics.	Not applicable (Concept Study) 9.1 9.2 9.4 9.5 13.1
		(v)			State what assumptions or allowances have been made for deleterious elements and the existence of any bulk-sample or pilot-scale test work and the degree to which such samples are representative of the ore body as a whole.	Not applicable (Concept Study) 9.1 9.4 9.5
		(vi)			State whether the metallurgical process is well-tested technology or novel in nature.	9.5 13.4
5.4	Infrastructure	(i)	Technical Studies are not applicable to Exploration Results.	Comment regarding the current state of infrastructure or the ease with which the infrastructure can be provided or accessed.		ES7 3.2 3.4 13.3 14
		(ii)			Report in sufficient detail to demonstrate that the necessary facilities have been allowed for (which may include, but not be limited to, processing plant, tailings dam, leaching facilities, waste dumps, road, rail or port facilities, water and power supply, offices, housing, security, resource sterilisation testing etc.). Provide detailed maps showing locations of facilities.	ES7 3.2 3.4 14 14.2 16.2
		(iii)			Statement showing that all necessary logistics have been considered.	14
5.5	Environmental and Social	(i)	Technical Studies are not applicable to Exploration Results.	Confirm that the company holding the tenement has addressed the host country environmental legal compliance requirements and any mandatory and/or voluntary standards or guidelines to which it subscribes.		2.2 16 16.1
		(ii)		Identify the necessary permits that will be required and their status and where not yet obtained, confirm that there is a reasonable basis to believe that all permits required for the project will be obtained.		2.2 16 16.3.1 16.6
		(iii)		Identify and discuss any sensitive areas that may affect the project as well as any other environmental factors including I&AP and/or studies that could have a material effect on the likelihood of eventual economic extraction. Discuss possible means of mitigation.		2.2 16.3.2
		(iv)		Identify any legislated social management programmes that may be required and discuss the content and status of these.		2.2 16.3.2
		(v)		Outline and quantify the material socio-economic and cultural impacts that need to be mitigated, and the~~ir~~ mitigation measures and where appropriate the associated costs.		2.2 16.3.2

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SAMREC TABLE 1						Section in the TRS where this is located
			Exploration Results	Mineral Resources	Mineral Reserves	Kruidfontein Project
5.6	Market Studies and Economic criteria	(i)	Technical Studies are not applicable to Exploration Results.		Describe the valuable and potentially valuable product(s) including suitability of products, co-products and by products to market.	15 15.1 15.2
		(ii)			Describe product to be sold, customer specifications, testing, and acceptance requirements. Discuss whether there exists a ready market for the product and whether contracts for the sale of the product are in place or expected to be readily obtained. Present price and volume forecasts and the basis for the forecast.	15 15.2 15.3 15.4 15.5
		(iii)			State and describe all economic criteria that have been used for the study such as capital and operating costs, exchange rates, revenue / price curves, royalties, cut-off grades, reserve pay limits.	ES8 ES11 17.1 18
		(iv)			Summary description, source and confidence of method used to estimate the commodity price/value profiles used for cut-off grade calculation, economic analysis and project valuation, including applicable taxes, inflation indices, discount rate and exchange rates.	ES11 15 18
		(v)			Present the details of the point of reference for the tonnages and grades reported as Mineral Reserves (e.g. material delivered to the processing facility or saleable product(s)). It is important that, in any situation where the reference point is different, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported.	ES6 11.2
		(vi)			Justify assumptions made concerning production cost including transportation, treatment, penalties, exchange rates, marketing and other costs. Provide details of allowances that are made for the content of deleterious elements and the cost of penalties.	ES8 17.1
		(vii)			Provide details of allowances made for royalties payable, both to Government and private.	2.2.6
		(viii)			State type, extent and condition of plant and equipment that is significant to the existing operation(s).	Not applicable (Concept Study)
		(ix)			Provide details of all environmental, social and labour costs considered.	18
5.7	Risk Analysis	(i)	Technical Studies are not applicable to Exploration Results.		Report an assessment of technical, environmental, social, economic, political and other key risks to the project. Describe actions that will be taken to mitigate and/or manage the identified risks.	ES10 12.6 17.2 20.2
5.8	Economic Analysis	(i)	Technical Studies are not applicable to Exploration Results.		At the relevant level (Scoping Study, Pre-feasibility, Feasibility or on-going LoM), provide an economic analysis for the project that includes:	ES11 18
		(ii)			Cash Flow forecast on an annual basis using Mineral Reserves or an annual production schedule for the life of the project.	ES11 18 18.2
		(iii)			A discussion of net present value (NPV), internal rate of return (IRR) and payback period of capital.	ES11 18 18.3
		(iv)			Sensitivity or other analysis using variants in commodity price, grade, capital and operating costs, or other significant parameters, as appropriate and discuss the impact of the results.	ES11 18 18.3
Section 6: Estimation and Reporting of Mineral Reserves
6.1	Estimation and modelling techniques	(i)			Describe the Mineral Resource estimate used as a basis for the conversion to a Mineral Reserve.	ES6 10.6
		(ii)			Report the Mineral Reserve Statement with sufficient detail indicating if the mining is open pit or underground plus the source and type of mineralisation, domain or ore body, surface dumps, stockpiles and all other sources.	Not applicable (Concept Study) ES6 11.2
		(iii)			Provide a reconciliation reporting historic reliability of the performance parameters, assumptions and modifying factors including a comparison with the previous Reserve quantity and qualities, if available. Where appropriate, report and comment on any historic trends (e.g. global bias).	Not applicable (Concept Study) ES6
6.2	Classification Criteria	(i)			Describe and justify criteria and methods used as the basis for the classification of the Mineral Reserves into varying confidence categories, based on the Mineral Resource category, and including consideration of the confidence in all the modifying factors.	Not applicable (Concept Study) 11.2 11.4

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Effective Date: 31 December 2021

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SAMREC TABLE 1	Section in the TRS where this is located
Exploration Results	Mineral Resources	Mineral Reserves	Kruidfontein Project
6.3	Reporting	(i)	Discuss the proportion of Probable Mineral Reserves, which have been derived from Measured Mineral Resources (if any), including the reason(s) therefore.	Not applicable (Concept Study) 11.2
(ii)	Present details of for example open pit, underground, residue stockpile, remnants, tailings, and existing pillars or other sources in respect of the Mineral Reserve statement.	Not applicable (Concept Study) 11.2
(iii)	Present the details of the defined reference point for the Mineral Reserves. State where the reference point is the point where the run of mine material is delivered to the processing plant. It is important that, in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported. State clearly whether the tonnages and grades reported for Mineral Reserves are in respect of material delivered to the plant or after recovery.	Not applicable (Concept Study) 11.2
(iv)	Present a reconciliation with the previous Mineral Reserve estimates. Where appropriate, report and comment on any historic trends (e.g. global bias).	Not applicable (Concept Study) 10.6.1
(v)	Only Measured and Indicated Mineral Resources can be considered for inclusion in the Mineral Reserve.	Not applicable (Concept Study) 10.6 11.2
(vi)	State whether the Mineral Resources are inclusive or exclusive of Mineral Reserves.	ES6 10.6 11.2
Section 7: Audits and Reviews
7.1	Audits and Reviews	(i)	State type of review/audit (e.g. independent, external), area (e.g. laboratory, drilling, data, environmental compliance etc.), date and name of the reviewer(s) together with their recognized professional qualifications.	ES1 1.5
(ii)	Disclose the conclusions of relevant audits or reviews. Note where significant deficiencies and remedial actions are required.	ES12 21 22
Section 8: Other Relevant Information
8.1	(i)	Discuss all other relevant and material information not discussed elsewhere.	20
Section 9: Qualification of CP(s) and other key technical staff. Date and Signature Page
9.1	(i)	State the full name, registration number and name of the professional body or RPO, for all the CP(s). State the relevant experience of the CP(s) and other key technical staff who prepared and are responsible for the Public Report.	Not included in the report as permitted by Rule §229.1302(b)(1)(ii) of SK1300.
(ii)	State the CP’s relationship to the issuer of the report.	1.5.1
(iii)	Provide the Certificate of the CP (Appendix 2), including the date of sign-off and the effective date, in the Public Report.	Not included in the report as permitted by Rule §229.1302(b)(1)(ii) of SK1300 Cover Page, Footers ES2 1.7 Section 25

SRK	Report Date: 27 May 2022
Effective Date: 31 December 2021